UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Apogee Enterprises, Inc.

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4400 West 78th Street, Suite 520 Minneapolis, Minnesota 55435	Notice of 2021 Annual Meeting of Shareholders

Wednesday, June 23, 2021

8:00 a.m. Central Time

The 2021 Annual Meeting of Shareholders of Apogee Enterprises, Inc. (the “Annual Meeting”) will be held at 8:00 a.m. Central Time on Wednesday, June 23, 2021. In order to expand access to the Annual Meeting, and to reduce the public health risk from the COVID-19 pandemic, we are hosting a virtual-only meeting. It is our goal to approximate an in-person experience for our shareholders. You may attend the virtual meeting and vote your shares electronically during the meeting via the Internet by visiting www.virtualshareholdermeeting.com/APOG2021.

The purpose of the Annual Meeting is to consider and take action on the following:

1.	Election of three Class II directors for terms expiring at our 2024 Annual Meeting of Shareholders;

2.	Advisory vote to approve Apogee’s executive compensation;

3.	Approval of the Apogee Enterprises, Inc. 2019 Stock Incentive Plan, as Amended and Restated (2021) to increase the number of shares authorized for awards from 1,150,000 to 2,150,000;

4.	Advisory vote to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 26, 2022; and

5.	Transaction of such other business as may properly be brought before the Annual Meeting.

The Board of Directors has fixed the close of business on April 28, 2021, as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting. Your vote is important. Whether or not you plan to attend the virtual meeting, you are encouraged to vote your shares as soon as possible pursuant to the instructions in the Notice of Internet Availability of Proxy Materials and in the accompanying Proxy Statement.

By Order of the Board of Directors,

Meghan M. Elliott

Vice President, General Counsel and Secretary

Minneapolis, Minnesota

May 11, 2021

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on June 23, 2021: Our 2021 Proxy Statement and our Fiscal 2021 Annual Report on Form 10-K to Shareholders are available at www.proxyvote.com.

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Proxy Statement Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

2021 Annual Meeting of Shareholders

Date and Time Wednesday, June 23, 2021, at 8:00 a.m. Central Time	Location www.virtualshareholdermeeting.com/APOG2021	Mailing Date May 11, 2021	Record Date April 28, 2021

Items of Business

Item	Board’s Recommendation	Details
Proposal 1: Election of three Class II directors for terms expiring at our 2024 Annual Meeting of Shareholders	FOR, each Director Nominee	page 13
Proposal 2: Advisory approval of executive compensation	FOR	page 69
Proposal 3: Approval of the Apogee Enterprises, Inc. 2019 Stock Incentive Plan, as Amended and Restated (2021) to increase the number of shares authorized for awards from 1,150,000 to 2,150,000	FOR	page 71
Proposal 4: Advisory vote to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 26, 2022	FOR	page 80

Fiscal 2021 Financial Results

We are a leader in architectural products and services, providing architectural glass, aluminum framing systems and installation services for buildings, as well as value-added glass and acrylic for custom picture framing and displays. Fiscal 2021 was a difficult year for our business and the broader non-residential construction industry. Apogee’s team rose to the challenge, adapting our business to protect the health of employees and serve our customers, while making significant progress on cost initiatives to deliver earnings and record full-year cash flow. We also advanced our strategies to diversify net sales streams and position our Company to deliver shareholder value throughout the commercial construction economic cycle.

Summary of Fiscal 2021 Financial Results

Net Sales

•   We had net sales of $1.23 billion compared to $1.39 billion in fiscal 2020, a decrease of 11%, reflecting disruptions to our business and customers caused by the COVID-19 pandemic and related challenges in the overall economy and our end markets.

Earnings	• We had earnings per diluted share of $0.59 compared to $2.34 in fiscal 2020.

Operational Performance

•   Operating income was $25.5 million compared to $87.8 million in fiscal 2020.

•   Operating margin was 2.1% compared to operating margin of 6.3% in fiscal 2020.

•   We had record operating cash flow of $141.9 million, an increase of 32.3% over fiscal 2020.

•   We continued effective management of our working capital requirements with days working capital of approximately 49.2 days as of the end of fiscal 2021.

Shareholder Return

•   We repurchased 1,177,704 shares of our common stock during fiscal 2021 at a total cost of $32.9 million.

•   We paid dividends totaling $19.6 million during fiscal 2021 and increased our quarterly cash dividend 6.7% to $0.20 per share during the fourth quarter of fiscal 2021, our eighth consecutive year with a dividend increase.

•   We delivered annualized total shareholder return (TSR) of 27.65%, 0.71% and 12.24% over the past one-year, five-years and ten-years, respectively.

Executive Compensation Program

Our compensation programs are designed to attract, motivate and retain executive talent to achieve success in both the short- and long-term for our Company; pay for sustainable performance in an ever-changing environment; and align the interests of our executive officers with our shareholders. We continue to refine our executive compensation program to reflect changes in our business strategy and evolving executive compensation practices.

Executive Compensation Highlights

•

We seek alignment of pay and performance each year. A significant portion of our compensation program is performance-based through the use of our short-term and long-term incentive plans that have multiple financial performance metrics.

•	We annually disclose Company performance against the established performance metrics for our annual cash incentive in our proxy statement.

•

Our new long-term incentive compensation program adopted for fiscal 2022 consists of restricted stock awards that vest over three years and performance awards that are settled 50% in shares and 50% in cash with a three-year performance period.

•	We deliver a significant portion of potential total compensation to our executive officers in the form of equity.

•

We have stock ownership guidelines for our executive officers that require our Chief Executive Officer to achieve an ownership level of five times his annual base salary and each other Named Executive Officer to achieve an ownership level of three times his or her annual base salary. All of our Named Executive Officers are still within the applicable grace period for achieving these ownership levels.

•	We have a “clawback” policy that applies to executive performance-based incentive compensation awards.

•

We have a hedging policy that prohibits all employees and directors from engaging in hedging transactions in our Company’s securities. We also have an anti-pledging policy that prohibits executive officers and directors of the Company from, directly or indirectly, pledging, hypothecating, or otherwise encumbering shares of the Company’s common stock as collateral for indebtedness. None of our executive officers have pledged any shares of our common stock as security or collateral on a personal loan.

•

Our “double-trigger” change-in-control agreements do not provide for any excise tax “gross-ups,” and we do not provide any tax “gross-ups” on any benefits for our executive officers, other than annual executive health physicals.

Fiscal 2021 Executive Compensation Actions

•

Base Salaries. For fiscal 2021, none of our Named Executive Officers received a base salary increase. For the period from April 26, 2020 through October 25, 2020, the Company implemented temporary base salary reductions of 25% for Joseph F. Puishys, our former Chief Executive Officer who retired at the end of fiscal 2021, and 20% for certain Other Named Executive Officers due to the disruption and uncertainties created by the COVID-19 pandemic.

•

Annual Cash Incentive Payouts. Our annual cash incentive awards are designed to reward achievement of financial goals established in our annual operating plan. Our goals were established at a time when the full impact of the COVID-19 pandemic on the economy and our end-markets was unknown, and we maintained these goals notwithstanding the subsequent adverse impact of the pandemic on our business performance and financial results. Our Named Executive Officers’ payouts would have ranged between 10% to 21% of salary as originally calculated based on these goals. The Compensation Committee used its discretion to increase these payouts to between approximately 48% to 58% of salary in recognition of the Named Executive Officers’ achievements in protecting the health of employees and serving our customers, while making significant progress on cost initiatives to deliver earnings and record full-year cash flow. See “Fiscal 2021 Annual Cash Incentive Payouts” beginning on page 43 for a discussion of the metrics, goals and amounts paid to our Named Executive Officers for our annual cash incentive awards in fiscal 2021.

•

Long-Term Incentive Awards. Our long-term incentive program is designed to align the interests of executives with shareholders and to focus executives on the achievement of long-term sustained performance, entrepreneurship, and delivery of quality products and services, while creating appropriate retention incentives through the use of multi-year vesting schedules.

The mix of long-term incentive instruments is determined annually by the Compensation Committee, and in past years, the instruments were composed of restricted stock awards and two-year performance awards. Due to the economic uncertainties resulting from the COVID-19 pandemic, the Committee determined that the Company would not be able to establish effective long-term financial performance goals in fiscal 2021. Based on this determination, the Committee elected to issue stock options in fiscal 2021 in lieu of granting two-year performance awards. The stock options were intended to approximate the annual value of, and the maximum potential gain available from, the performance awards traditionally granted by the Company, and accordingly, the options cap the maximum gain upon exercise. The maximum gain also avoids a windfall to our executive officers resulting from our relatively low stock price at the time of grant. Restricted stock awards and stock options constituted 40% and 60%, respectively, of total target value of long-term incentive compensation in fiscal 2021.

○

Restricted Stock Awards. The Committee awarded restricted stock awards to our Named Executive Officers based on a market-competitive analysis of grants to officers in comparable roles at our peer companies. All restricted stock awards vest ratably over three years. Mr. Puishys received an award valued at $673,565 and Messrs. Dobler, Sachs, Porter and Jewell and Ms. Hayes received awards with values ranging from $190,155 to $362,200. Our incoming Chief Executive Officer Ty R. Silberhorn received a restricted stock award valued at $1,399,997 when he joined our Company on January 4, 2021, and our incoming Chief Financial Officer Nisheet Gupta received a restricted stock award valued at $464,800 when he joined our Company on June 15, 2020.

○

Stock Options. The Committee awarded stock option awards to our Named Executive Officers (excluding Messrs. Silberhorn and Porter). The stock options vest in equal installments on the second and third anniversaries of the date of the grant. Mr. Puishys received a stock option award valued at $1,080,156 and Messrs. Gupta, Dobler, Sachs and Jewell and Ms. Hayes received awards with values ranging from $155,310 to $274,548. No stock options may be exercised for a gain of more than $12.66 per share (i.e., the difference between the exercise price ($23.04) per share and the maximum share price ($35.70)). The maximum share price limitation is subject to equitable adjustment in the event of a stock split or other similar transaction in accordance with the 2019 Stock Incentive Plan.

•

Chief Executive Officer Evaluation Incentive. Pursuant to the terms of his Transition Agreement, Mr. Puishys was paid $210,375 under the fiscal 2021 CEO evaluation incentive program, based upon his fiscal 2020 annual CEO performance evaluation rating of 90% of target.

Board Composition and Diversity Highlights

The composition of our Board of Directors features a majority of independent directors and a diversity of background and experiences that facilitate effective oversight and that enrich Board deliberations on strategic planning, operations, risk management and other critical topics. The following charts reflect the composition of our Board of Directors as of May 11, 2021.

Each member of our Board of Directors brings a diversity of skills and experiences to his or her service on our Board. Core qualifications and areas of expertise that are represented on our Board of Directors as of May 11, 2021 are shown below. (⬛ Indicates directors with described qualifications and expertise.)

Active Shareholder Engagement Program

Shareholder engagement is a key part of our commitment to good governance. We regularly engage with our shareholders to discuss our business and to gain insights on the issues that are most important to them. In fiscal 2021, we continued our shareholder engagement practices, despite the pandemic, utilizing a combination of virtual meeting formats to stay connected with our shareholders. During the fiscal year, members of our management team participated in five virtual investor conferences and met with investors in numerous other virtual meetings and conference calls. The feedback from our engagement with investors is regularly shared with our Board of Directors.

In response to feedback from our shareholders, our Board of Directors recommended, and our shareholders approved at our 2020 Annual Meeting of Shareholders, the following amendments to the Company’s Articles of Incorporation (“Articles”):

•

An amendment to establish a majority vote standard for the election of directors in uncontested elections, further strengthening the right of a majority of shareholders to elect the directors. Prior to this amendment, the voting standard applicable to the Company under the Minnesota Business Corporation Act was a plurality, which means the nominees who had received the highest number of votes for election, up to the number of director positions subject to election, would have been elected to the Board.

•

Amendments to establish a majority vote standard for the removal of directors for cause and for the amendment of the director removal provision. Prior to these amendments, the voting requirement to remove a director for cause or to amend the director removal provision was 80% of the outstanding shares.

•

An amendment to remove the “anti-greenmail provision” formerly contained in the Articles, reducing the shareholder vote required to approve a purchase of shares by certain interested shareholders, including more than 5% shareholders, from 80 percent of all votes entitled to be cast to a majority of the voting power of all shares entitled to vote, consistent with the voting standard in the Minnesota Business Corporation Act.

Security Ownership of Certain Beneficial Owners

The following table sets forth information concerning beneficial ownership of our common stock outstanding as of April 28, 2021, by persons known to us to own more than 5% of our common stock. Unless otherwise indicated, the named holders have sole voting and investment power with respect to the shares beneficially owned by them. As of April 28, 2021, there were 25,667,469 shares of common stock outstanding.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (#)		Percent of Class (%)

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	4,083,292	(1)	15.91%

The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	2,643,443	(2)	10.30%

Barrow, Hanley, Mewhinney & Strauss, LLC 2200 Ross Avenue, 31st Floor Dallas, TX 75201-2761	1,973,490	(3)	7.69%

Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, TX 78746	1,512,499	(4)	5.89%

Franklin Mutual Advisers, LLC 101 John F. Kennedy Parkway Short Hills, NJ 07078-2789	1,322,047	(5)	5.15%

(1)

We have relied upon the information provided by BlackRock, Inc. (“BlackRock”) in a Schedule 13G filed on January 25, 2021 and reporting information as of December 31, 2020. The Schedule 13G was filed by BlackRock in its capacity as a parent holding company or control person and indicates that BlackRock has sole investment power over 4,083,292 shares and sole voting power over 4,038,757 shares. BlackRock Fund Advisors, a subsidiary of BlackRock, beneficially owns 5% or greater of the outstanding shares of the security class reported on the Schedule 13G.

(2)

We have relied upon the information provided by The Vanguard Group, Inc., an investment advisor (“Vanguard”), in a Schedule 13G/A filed on February 10, 2021 and reporting information as of December 31, 2020. Of the shares reported, Vanguard has sole investment power over 2,585,819 shares, shared investment power over 57,624 shares, and shared voting power over 34,346 shares.

(3)

We have relied upon the information provided by Barrow, Hanley, Mewhinney & Strauss, LLC (“Barrow”), in a Schedule 13G filed on February 11, 2021 and reporting information as of December 31, 2020. Of the shares reported, Barrow has sole investment power over 1,973,490 shares, sole voting power over 1,376,035 shares and shared voting power over 597,455 shares.

(4)

We have relied upon the information provided by Dimensional Fund Advisors LP (“Dimensional Advisors”) in a Schedule 13G/A filed on February 12, 2021 and reporting information as of December 31, 2020. Dimensional Advisors furnishes investment advice to four investment companies and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts are collectively referred to as the “Funds”). Subsidiaries of Dimensional Advisors may act as advisor or sub-advisor to certain Funds. All of the 1,512,499 shares listed are owned by the Funds. In its role as investment advisor, sub-advisor and/or manager, Dimensional Advisors or its subsidiaries (collectively “Dimensional”) may possess sole investment power over 1,512,499 shares and sole voting power over 1,434,160 shares held by the Funds. The Funds have the right to receive, or power to direct the receipt of dividends from, or the proceeds from the sale, of the securities held in their respective accounts. In its role as investment advisor, sub-advisor and/or manager, Dimensional may be deemed to be a beneficial owner of the shares; however, Dimensional disclaims beneficial ownership of such shares. To the knowledge of Dimensional, the interest of any one such Fund does not exceed 5% of the class of securities.

(5)

We have relied upon the information provided by Franklin Mutual Advisers, LLC (“Franklin”) in a Schedule 13G filed on February 4, 2021 and reporting information as of December 31, 2020. Of the shares reported, Franklin has sole investment power over 1,322,047 shares and sole voting power over 1,229,312 shares. All of the 1,322,047 shares are beneficially-owned by one or more open-end investment companies or other managed accounts that are investment management clients of Franklin Mutual Advisers, LLC, an indirect wholly-owned subsidiary of Franklin Resources, Inc.

Security Ownership of Directors and Management

Except as otherwise noted, the following table sets forth the number of shares of our common stock beneficially owned as of April 28, 2021, by each of our directors, each of our executive officers named in the Summary Compensation Table (our “Named Executive Officers”) and by all of our current directors and executive officers as a group. As of April 28, 2021, there were 25,667,469 shares of common stock outstanding.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (#)(1)(2)		Percent of Class (%)	Phantom Stock, Restricted Stock Units and Performance Share Units (#)(3)	Total Stock- Based Ownership (#)(4)

Non-Employee Directors

Bernard P. Aldrich	15,652		*	51,839	67,491

Christina M. Alvord	6,392		*	—	6,392

Frank G. Heard	—		*	6,392	6,392

Lloyd E. Johnson	26,860	(5)	*	10,399	37,259

Elizabeth M. Lilly	6,392		*	—	6,392

Donald A. Nolan	5,326		*	25,490	30,816

Herbert K. Parker	28,461		*	—	28,461

Mark A. Pompa	—		*	17,669	17,669

Patricia K. Wagner	14,827		*	—	14,827

Named Executive Officers

Ty R. Silberhorn	68,710		*	17,286	85,996

Nisheet Gupta	32,360		*	5,618	37,978

Curtis J. Dobler	28,475		*	3,397	31,872

Gregory J. Sachs	24,325		*	2,593	26,918

Maureen A. Hayes	32,711		*	2,377	35,088

Brent C. Jewell	47,598		*	3,630	51,228

Joseph F. Puishys	177,795	(6)	*	—	177,795

James S. Porter(7)	129,098		*	—	129,098

All directors and executive officers as a group (16 persons)(8)	353,886		1.38	147,139	501,025

* Indicates less than 1%.

(1)	Unless otherwise indicated, the individuals listed in the table have sole voting and investment power with respect to the shares owned by them, and such shares are not subject to any pledge.

(2)

For our non-employee directors, the number indicated includes the following shares of restricted stock issued to the named individual pursuant to our 2009 Non-Employee Director Stock Incentive Plan, as amended (2014) (the “2009 Director Stock Plan”) and 2019 Non-Employee Director Stock Plan (the “2019 Director Stock Plan”).

Director	Shares of Restricted Stock

Bernard P. Aldrich	8,782

Christina M. Alvord	6,392

Frank G. Heard	—

Lloyd E. Johnson	—

Elizabeth M. Lilly	6,392

Donald A. Nolan	—

Herbert K. Parker	8,908

Mark A. Pompa	—

Patricia K. Wagner	8,782

All directors and executive officers as a group (16 persons)	253,113

All shares of restricted stock held pursuant to our 2009 Director Stock Plan and 2019 Director Stock Plan are subject to future vesting conditions, and holders of such shares have no investment power over such shares.

For our executive officers, the number of shares indicated includes the following shares issued to the named individual pursuant to our 2009 Stock Incentive Plan, as amended and restated (2011) (the “2009 Stock Incentive Plan”), our 2019 Stock Incentive Plan, our Employee Stock Purchase Plan, and our 401(k) Retirement Plan.

Named Executive Officers	Shares of Restricted Stock	Shares Held in Employee Stock Purchase Plan and 401(k) Retirement Plan

Ty R. Silberhorn	68,710	—

Nisheet Gupta	32,360	—

Curtis J. Dobler	24,806	—

Gregory J. Sachs	22,353	455

Maureen A. Hayes	20,621	1,218

Brent C. Jewell	38,712	—

Joseph F. Puishys	—	—

James S. Porter	—	1,875

All directors and executive officers as a group (16 persons)	253,113	1,673

All shares of restricted stock held pursuant to our 2009 Stock Incentive Plan and 2019 Stock Incentive Plan are subject to future vesting conditions, and the holders of such shares have no investment power over such shares.

(3)

For our non-employee directors, the number indicated includes (i) restricted stock units, each representing the right to receive one share of our common stock, that are issued pursuant to our 2009 Director Stock Plan and 2019 Director Stock Plan, which are described under the heading “Restricted Stock Awards and Restricted Stock Unit Awards”; (ii) deferred restricted stock units, each representing the right to receive one share of our common stock, that are issued pursuant to Restricted Stock Deferral Programs adopted under each of our 2009 Director Stock Plan and 2019 Director Stock Plan, which are described under the heading “Non-Employee Director Compensation—Director Deferred Compensation Arrangements”; and, (iii) phantom stock units, each representing the value of one share of our common stock, that are attributable to deferred stock accounts in our Deferred Compensation Plan for Non-Employee Directors, which is described under the heading “Director Deferred Compensation Arrangements.” The number of units held by each of our non-employee directors is set forth below.

Director	Restricted Stock Units	Deferred Restricted Stock Units	Phantom Stock Units

Bernard P. Aldrich	—	—	51,839

Christina M. Alvord	—	—	—

Frank G. Heard	6,392	—	—

Lloyd E. Johnson	—	10,399	—

Elizabeth M. Lilly	—	—	—

Donald A. Nolan	—	15,923	9,567

Herbert K. Parker	—	—	—

Mark A. Pompa	—	10,186	7,483

Patricia K. Wagner	—	—	—

All directors and executive officers as a group (16 persons)	6,392	36,508	68,889

For our executive officers, the number of shares indicated includes unvested performance share units that will not be settled in common stock within 60 days. The executive officers do not have voting or investment power over any shares of the Company’s common stock that may be issued pursuant to the performance share units prior to issuance of such shares.

(4)

The amounts in this column are derived by adding the amounts in the “Amount and Nature of Beneficial Ownership” and the “Phantom Stock, Restricted Stock Units and Performance Share Units” columns of the table.

(5)	Includes 22,540 shares held by the Johnson Family Trust for which Mr. Johnson serves as trustee and 2,600 shares held by Mr. Johnson’s individual retirement account.

(6)	Includes 113,698 shares held by the Puishys Family Trust for which Mr. Puishys serves as trustee.

(7)

Mr. Porter resigned as Executive Vice President and Chief Financial Officer of the Company on June 15, 2020, and his employment with the Company ended on June 19, 2020. Mr. Porter’s ownership reflects amounts owned as of April 30, 2020, as reported in the Form 4 filed by Mr. Porter on May 1, 2020.

(8)	Includes all directors and executive officers of the Company serving in such capacity as of April 28, 2021.

Proposal 1: Election of Directors

Our Articles provide that our Board of Directors will be divided into three classes of directors of as nearly equal size as possible and the term of each class of directors is three years. The term of one class expires each year in rotation. Currently, we have ten directors, with three directors serving in each of Classes I and III and four directors serving in Class II. At our Annual Meeting, the terms of our four Class II directors will expire. On March 2, 2021, Class II director Bernard P. Aldrich informed the Board that he would retire from the Board and would not stand for re-election at the Annual Meeting. Mr. Aldrich will continue to serve on the Board until the Annual Meeting. Immediately following the certification of the vote for election of directors at the Annual Meeting, the size of our Board will be reduced to nine directors, with three directors in each class.

Christina M. Alvord, Herbert K. Parker and Ty R. Silberhorn have been nominated for re-election to our Board as Class II directors. Class II directors elected at the Annual Meeting will serve until our 2024 Annual Meeting of Shareholders and until their successors are duly elected and qualified or until their earlier resignation or removal. Each of the nominees has agreed to serve as a director, if elected.

If any of the nominees becomes unable or unwilling to serve as a director prior to the Annual Meeting, proxies will be voted for a substitute nominee or nominees designated by the Board. Alternatively, at the Board’s discretion, the proxies may be voted for a fewer number of nominees.

Information about the background and qualifications of the Board nominees for election at the Annual Meeting and the directors continuing to serve after the Annual Meeting who are not subject to re-election at the Annual Meeting is provided below.

Board Recommendation

Our Board of Directors recommends that you vote FOR the three Class II director nominees. Unless a contrary instruction is indicated on the proxy, proxies will be voted FOR the election of the three Class II nominees.

Class II Director Nominees – Terms Expiring 2024

Christina M. Alvord Age: 54 Director since: 2020 Independent Audit Committee Financial Expert	Apogee Committees: • Nominating and Corporate Governance • Audit

Ms. Alvord served as President, Central Division of Vulcan Materials Company, a producer of construction aggregates and aggregates-based construction materials and member of the S&P 500 Index from 2019 until 2021. She joined Vulcan in 2016 and served as President of the Southern & Gulf Coast Division from 2017 to 2019 and Vice President, Performance Management from 2016 to 2017. Ms. Alvord held various executive management positions with GE Aviation, including General Manager of Engine Component Repair from 2012 to 2015 and General Manager of Turbine Airfoils Center of Excellence from 2010 to 2012, Government Relations Executive from 2009 to 2010, President of GE Aviation-Unison Industries from 2005 to 2009; President of GE Aviation-Middle River Aircraft Systems from 2003 to 2005. Earlier in her career, Ms. Alvord held management positions in the GE Corporation Initiatives Group and McKinsey Company, Inc.

Skills & Qualifications:
• Executive Leadership • Manufacturing Operations • Business Operations	• Financial Management • Enterprise Risk Management • Construction Industry	• Strategy Development and Execution • Leadership Development

Herbert K. Parker Age: 63 Director since: 2018 Independent	Apogee Committees: • Nominating and Corporate Governance, Chair	Public Directorships: • TriMas Corporation (2015 – Present) • nVent Electric PLC (2018 – Present) • American Axle & Manufacturing Holdings, Inc. (2018 – Present)

Mr. Parker is the retired Executive Vice President - Operational Excellence of Harman International Industries, Inc., a worldwide leader in the development, manufacture, and marketing of high quality, high-fidelity audio products, lighting solutions, and electronic systems. He joined Harman International in June 2008 as Executive Vice President and Chief Financial Officer and served in that capacity to 2015. He served as Executive Vice President - Operational Excellence from 2015 to 2017. Prior to joining Harman International Industries, Inc., Mr. Parker served in various senior financial positions with ABB Ltd. (known as ABB Group), a global power and technology company, from 1980 to 2006, including as the Chief Financial Officer of the Global Automation Division from 2002 to 2005 and the Americas Region from 2006 to 2008.

Skills & Qualifications:
• Executive Leadership • Accounting and Audit • Financial and Asset Management • Mergers and Acquisitions • Investor Relations	• Property and Asset Acquisition and Management • Operations • Enterprise Risk Management • Leadership Development	• Sarbanes-Oxley Compliance • International Business • Corporate Governance • Public Company Board Experience

Class II Director Nominees – Terms Expiring 2024 (continued)

Ty R. Silberhorn Age: 53 Director since: 2021 Not Independent Chief Executive Officer and President	Apogee Committees: • N/A

Mr. Silberhorn has served as our Chief Executive Officer and President since January 2021. Prior to joining our Company, he served for over twenty years in various roles for 3M, a diversified global manufacturer and technology company, most recently as Senior Vice President of 3M’s Transformation, Technology and Services from 2019 to 2020. Prior to this position, and since 2001, he held several 3M global business unit leadership roles, serving as Vice President and General Manager for divisions within Safety & Industrial, Transportation & Electronics, and Consumer business groups.

Skills & Qualifications:
• Executive Leadership and Talent Management • Financial Management • Business Operations	• Strategy Development and Execution • Building Products Industry • Portfolio Management	• Capital Allocation • Global Operations • Enterprise Risk Management

Class III Directors – Terms Expiring in 2022

Frank G. Heard Age: 62 Director since: 2020 Independent Audit Committee Financial Expert	Apogee Committees: • Audit • Nominating and Corporate Governance	Public Directorships: • Gibraltar Industries, Inc. (2015 – 2020)

Mr. Heard served as a director of Gibraltar Industries, Inc., a leading manufacturer and distributor of building products for the renewable energy, conservation, residential, industrial and infrastructure markets, from 2015 to 2020, including as Vice Chair of the Board from 2019 - 2020. He served as Chief Executive Officer of Gibraltar Industries from 2015 to 2019. Mr. Heard retired as Vice Chair of the Board and as a director of Gibraltar Industries, Inc. in March 2020. Prior to joining Gibraltar Industries in 2014 as President and Chief Operating Officer, he served as President of the Building Components Group, a division of Illinois Tool Works, Inc., from 2008 to 2013 and in various executive management roles for Illinois Tool Works from 1990 to 2008.

Skills & Qualifications:
• Executive Leadership and Talent Management • Investor Relations • Public Company Board Experience • Financial Management	• Business Operations • Strategy Development and Execution • Building Products Industry • Portfolio Management	• Global Operations • Capital Allocation • Enterprise Risk Management

Class III Directors – Terms Expiring in 2022 (continued)

Elizabeth M. Lilly Age: 58 Director since: 2020 Independent	Apogee Committees: • Compensation • Nominating and Corporate Governance

Ms. Lilly has served as Chief Investment Officer and Executive Vice President for The Pohlad Companies, a privately-owned business based in Minneapolis, Minnesota that holds a diverse group of businesses and business interests, since 2018. She oversees the public and private investments for the Pohlad family and provides leadership and management of the investment team of The Pohlad Companies. Ms. Lilly has over 30 years in portfolio and investment management experience. She founded Crocus Hill Partners, a small capitalization portfolio firm, in 2017 and served as President from 2017 to 2018. She served as Senior Vice President and Portfolio Manager for Gabelli Asset Management from 2002 to 2017. She was a co-founder of Woodland Partners, LLC in 1997 and served as Managing Director from 1997 to 2002, when the firm was acquired by Gabelli Asset Management. Earlier in her career, Ms. Lilly served in various portfolio management and analyst positions for First Asset Management, Fund American Companies and Goldman, Sachs and Company.

Skills & Qualifications:
• Executive Leadership • Financial Management • Portfolio Management	• Asset Management • Leadership Development	• Financial Markets • Capital Allocations

Mark A. Pompa Age: 56 Director since: 2018 Independent Audit Committee Financial Expert	Apogee Committees: • Audit • Compensation

Mr. Pompa has served as the Executive Vice President and Chief Financial Officer of EMCOR Group, Inc., a Fortune 500 leader in electrical and mechanical construction services, industrial and energy infrastructure and building services, since 2006. Previously, he was Senior Vice President and Chief Accounting Officer of EMCOR from 2003 to 2006 and Treasurer from 2003 to 2007. He joined EMCOR in 1994, serving as Vice President and Controller until 2003. Prior to joining EMCOR, Mr. Pompa was an Audit and Business Advisory Manager at Arthur Andersen LLP.

Skills & Qualifications:
• Executive Leadership • Financial Management • Accounting and Audit • Non-residential Construction Industry	• Business Operations • Mergers and Acquisitions • Investor Relations • Strategy Development and Execution	• Enterprise Risk Management • Leadership Development • Executive Compensation

Class I Directors – Term Expiring in 2023

Lloyd E. Johnson Age: 67 Director since: 2017 Independent Audit Committee Financial Expert	Apogee Committees: • Audit, Chair

Mr. Johnson was the Global Managing Director, Finance and Internal Audit of Accenture Corporation, a global management consulting and professional services firm providing strategy, consulting, digital technology and operations services, from 2004 to 2015. Prior to joining Accenture Corporation, he served as Executive Director, M&A and General Auditor for Delphi Automotive PLC, a vehicle components manufacturer, from 1999 to 2004. From 1997 to 1999, he served as Corporate Vice President, Finance and Chief Audit Executive for Emerson Electric Corporation, a diversified global manufacturing company serving industrial, commercial and consumer markets. Earlier in his career, he held senior finance leadership roles at Sara Lee Knit Products, a division of Sara Lee Corporation; Shaw Food Industries, a privately-held food service supply company; and Harper, Wiggins & Johnson, CPA, a regional accounting firm. Mr. Johnson began his career with Coopers & Lybrand, a global accounting firm that became part of PricewaterhouseCoopers, a global accounting firm.

Skills & Qualifications:
• Executive Leadership • Public Accounting and Audit • Financial Management • Business Operations • Enterprise Risk Management	• Mergers and Acquisitions • International Business • Information Technology, including Cybersecurity • Leadership Development	• Executive Compensation • Corporate Governance • Industrial Commercial and Consumer Markets • Public Company Board Experience

Donald A. Nolan Age: 60 Director since: 2013 Independent Non-Executive Chair since January 2020	Apogee Committees: • Ad hoc Member – all Board Committees	Public Directorships: • Kennametal Inc. (2014 – 2016)

Mr. Nolan served as President and Chief Executive Officer of Kennametal Inc., a global industrial technology leader, present in over 60 countries, manufacturing tooling and wear-resistant solutions for customers in the aerospace, energy, and transportation industries from 2014 to 2016. Previously, Mr. Nolan was President of the Materials Group for Avery Dennison Corporation from 2008 to 2014, a global leader in packaging solutions. Prior to joining Avery Dennison Corporation, he served on the executive team at Valspar, a global leader in paint and coatings, as Senior Vice President, leading the Global Packaging and Refinish Coatings businesses. Before joining Valspar, he held leadership positions of increasing responsibility with Loctite, General Electric and Ashland Chemical. Mr. Nolan is also active in private equity, serving on several private company boards.

Skills & Qualifications:
• Executive Leadership • Business Operations • Strategy Development and Execution • Marketing and Sales	• Financial Management • International Business • Mergers and Acquisitions • Enterprise Risk Management • Leadership Development	• Corporate Governance • Executive Compensation • Public and Private Company Board Experience

Class I Directors – Term Expiring in 2023 (continued)

Patricia K. Wagner Age: 58 Director since: 2016 Independent	Apogee Committees: • Compensation, Chair	Public Directorships: • California Water Services Group (2019 – Present) • Primoris Services Corporation (2020 – Present)

Ms. Wagner retired from Sempra Energy, a Fortune 500 energy services holding company, in 2019, after 24 years of service with Sempra Energy Companies. She served as Group President of U.S. Utilities, overseeing San Diego Gas & Electric, Southern California Gas Company (“SoCalGas”) and Sempra Energy’s investment in Oncor Electric Delivery Company LLC, from 2018 to 2019. She has served in several leadership positions for the Sempra Energy family of companies, including Chief Executive Officer of SoCalGas from 2017 to 2018; Executive Vice President of Sempra Energy in 2016; President and Chief Executive Officer of Sempra U.S. Gas & Power from 2014 to 2016; and other leadership positions for the Sempra Energy family of companies from 1995 to 2014. Prior to joining Sempra Energy, Ms. Wagner held management positions at Fluor Daniel, an engineering, procurement, construction and maintenance services company. Earlier in her career, Ms. Wagner held positions at McGaw Laboratories and Allergan Pharmaceuticals.

Skills & Qualifications:
• Executive Leadership • Business Operations • Financial Management • Accounting and Audit • Strategy Development and Execution	• Energy Industry • Enterprise Risk Management • Information Technology • Mergers and Acquisitions • Regulatory Compliance	• Leadership Development • Executive Compensation • Corporate Governance • Public Company Board Experience

Corporate Governance

The Board is committed to high standards of corporate governance and ethical business conduct. The following corporate governance resources reflect this commitment and provide a framework within which directors and management operate the business.

Corporate Governance Resources

Information related to our corporate governance is available on our website at www.apog.com by clicking on “Investors,” selecting “Governance” and then selecting the applicable document or information. This information includes:

•	Board and Committee Composition

•	Board Committee Charters

•	Our Code of Business Ethics and Conduct, including our Code of Conduct Hotline

•	How to Contact the Board

•	Our Corporate Governance Guidelines

•	Our Restated Articles of Incorporation, as amended

•	Our Amended and Restated By-laws

•	Our Conflict Materials Policy and related resources

Information relating to our management team is also available on our website at www.apog.com by clicking on “About Us” and then selecting “Leadership.”

Certain sections of this Proxy Statement reference or refer you to materials posted on our website, www.apog.com. These materials and our website are not incorporated by reference in, and are not part of this Proxy Statement.

Code of Business Ethics and Conduct

Our Board of Directors has adopted our Code of Business Ethics and Conduct (our “Code of Conduct”), which is a statement of our high standards for ethical behavior and legal compliance. All of our employees and all members of our Board of Directors are required to comply with our Code of Conduct.

Corporate Governance Guidelines

Our Corporate Governance Guidelines outline the role, composition, qualifications, operation and other policies applicable to our Board of Directors and are revised as necessary to continue to reflect evolving corporate governance practices.

Communications with our Board of Directors

Our stakeholders may communicate directly with our Board of Directors, our Non-Executive Chair or any other specified individual director in writing by (i) sending a letter addressed to Apogee Directors, Apogee Enterprises, Inc., 4400 West 78th Street, Suite 520, Minneapolis, Minnesota 55435, or (ii) sending an email to Directors@apog.com. Substantive communications, such as corporate governance matters or potential issues relating to accounting, internal controls or other auditing matters, are forwarded by our General Counsel to the relevant director(s) as appropriate. Communications not requiring the substantive attention of our Board, such as employment inquiries, sales solicitations, donation requests, questions about our products, and other such matters, are handled directly by our management.

Director Independence

Under our Corporate Governance Guidelines, a substantial majority of the directors on our Board, and all members of our Audit, Compensation, and Nominating and Corporate Governance Committees must be independent. Each year, in accordance with Nasdaq rules, our Board of Directors affirmatively determines the independence of each director and nominee for election as a director in accordance with guidelines it has adopted, which include all elements of independence set forth in the Nasdaq listing standards.

Our Nominating and Corporate Governance Committee reviewed the applicable legal standards for Board member and Board committee member independence and reported on its review to our Board of Directors. Based on this review, our Board of Directors has determined that the following non-employee directors are independent and have no material relationship with the Company except serving as a director and holding shares of our common stock: Bernard P. Aldrich, Christina M. Alvord, Frank G. Heard, Lloyd E. Johnson, Elizabeth M. Lilly, Donald A. Nolan, Herbert K. Parker, Mark A. Pompa and Patricia K. Wagner. Our Board of Directors has determined that Ty R. Silberhorn, who joined the Company as Chief Executive Officer and President and as a member of the Board on January  4, 2021, is not independent because he serves as an officer of the Company.

Board Leadership Structure

Mr. Nolan has served as our Non-Executive Chair since January 2020. The Non-Executive Chair of our Board chairs our annual meeting of shareholders, the meetings of our Board of Directors and executive sessions of our independent directors. In addition, the Non-Executive Chair of our Board, in consultation with our Chief Executive Officer, establishes the agenda for each meeting of our Board of Directors. The Non-Executive Chair also attends Committee meetings as an ad hoc member, who participates in discussions but does not vote on Committee matters, and who serves as the primary liaison between the senior management team and the Board. The Board believes that having a Non-Executive Chair provides independent leadership on the Board and enables our Chief Executive Officer to focus his time and energy on development of strategy, operational improvements and leadership of the management and employee team. The Board and our Chief Executive Officer believe that this division of responsibilities serves the Board, the Company and our shareholders well.

Cooperation Agreement with Engaged Capital, LLC

On November 10, 2019, we signed a Cooperation Agreement with our shareholder Engaged Capital, LLC (“Engaged Capital”), after a series of discussions on the composition of the Board and other governance matters. Pursuant to the Cooperation Agreement, we agreed to the nomination of three new, independent directors to the Board at the 2019 Annual Meeting of Shareholders. The Board subsequently nominated Ms. Alvord, Mr. Heard and Ms. Lilly to the Board (the “2019 New Directors”) and they were elected to the Board at the 2019 Annual Meeting of Shareholders held on January 14, 2020.

The 2019 New Directors are not affiliated with Engaged Capital, and they have not, and would not, receive compensation or other payments from any third parties, including Engaged Capital, in exchange for their service on our Board.

The Cooperation Agreement terminated by its terms on August 1, 2020.

Criteria for Membership on Our Board of Directors

Director candidates should possess the highest personal and professional ethics, integrity and values; be committed to representing the long-term interests of our stakeholders; have an inquisitive and objective perspective, practical wisdom and mature judgment; and be willing to challenge management in a constructive manner. Our Board of Directors strives for membership that is diverse in gender, ethnicity, age, geographic location, and business skills and experience at policy-making levels. In addition, director candidates must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serving on our Board of Directors for an extended period of time.

Procedure for Evaluating Director Nominees

Our Nominating and Corporate Governance Committee’s procedure for reviewing the qualifications of all nominees for membership on our Board of Directors includes making a preliminary assessment of each proposed nominee, based upon resume and biographical information, willingness to serve and other background information, business experience and leadership skills. The Board believes that its membership should reflect a diversity of experience, skills, geography, gender and ethnicity, and it invites directors to annually self-identify certain diversity characteristics that may inform their perspectives and contributions to the Board. The Committee considers each of these factors when evaluating Board composition, and it considers these factors on an ongoing basis as it identifies and evaluates director candidates. All director candidates who continue in the process are then interviewed by members of our Nominating and Corporate Governance Committee and other current directors. Our Nominating and Corporate Governance Committee makes recommendations to our Board of Directors for inclusion in the slate of director nominees at a meeting of shareholders, or for appointment by our Board of Directors to fill a vacancy. Prior to recommending a director to stand for re-election for another term, our Nominating and Corporate Governance Committee applies its director candidate selection criteria, including a director’s past contributions to our Board of Directors, effectiveness as a director and desire to continue to serve as a director.

Board Refreshment and Retirement Policy

Our Company has had an active board refreshment program the past four years with planned retirements of long-tenured directors. As a mechanism to encourage director refreshment, our Board of Directors has established a policy that no individual may stand for election to our Board after his or her 72nd birthday, unless otherwise approved by a majority of our directors.

Since June, 2017, seven new directors have joined our Board: Lloyd E. Johnson in fiscal 2018, Herbert K. Parker and Mark A. Pompa in fiscal 2019; Christina M. Alvord, Frank G. Heard and Elizabeth M. Lilly in fiscal 2020 and Ty R. Silberhorn in fiscal 2021. Following the retirement of Mr. Aldrich upon the completion of our 2021 Annual Meeting of Shareholders, seven of our nine directors will have less than five years of tenure on our Board.

Stock Ownership Guidelines for Non-Employee Directors

Our Board of Directors has established director stock ownership guidelines that encourage share ownership by our directors in an amount having a market value equal to three times the annual Board retainer to be achieved within five years of first being elected as a director. For fiscal 2021, the annual Board retainer was $65,000. In calculating share ownership of our non-employee directors, we include shares of restricted stock, restricted stock units and deferred restricted stock units issued pursuant to our 2009 Director Stock Plan, 2019 Director Stock Plan and phantom stock units issued pursuant to our Deferred Compensation Plan for Non-Employee Directors. Shares are valued based on the average closing price of our common stock for the most recently completed fiscal year. As of February 27, 2021, the last trading day of fiscal 2021, all of our non-employee directors exceeded our stock ownership guidelines.

Board Meetings and 2020 Annual Meeting of Shareholders

During fiscal 2021, our Board of Directors met six times and our non-employee directors met in executive session without our Chief Executive Officer or any other members of management being present six times. Each of our directors attended at least 75% of the regularly scheduled and special meetings of our Board of Directors and the Board committees on which he or she served that were held during the time he or she was a director during fiscal 2021.

All members of our Board of Directors are expected to attend our annual meeting of shareholders, and all the members of our Board of Directors attended our 2020 Annual Meeting of Shareholders telephonically.

Board Committee Responsibilities, Meetings and Membership

We currently have three standing Board Committees: Audit, Compensation, and Nominating and Corporate Governance. Each Committee operates under a written charter that is available on our website at www.apog.com by clicking on “Investors” and selecting “Governance” and then clicking on the applicable Board Committee.

Board Committee	Responsibilities

AUDIT COMMITTEE

All Members Independent

This Committee has oversight

responsibilities for our

independent registered public

accounting firm.

Each member meets the

independence and experience

requirements of the Nasdaq

listing standards and the SEC.

Each member is an “audit

committee financial expert”

under the rules of the SEC.

•   Directly responsible for the appointment, compensation, retention, termination, evaluation and oversight of the work of, and ascertaining the independence of, the independent registered public accounting firm.

•   Oversees our system of financial controls, internal audit procedures and internal audit function.

•   Oversees our program to ensure compliance with legal and regulatory requirements and ethical business practices.

•   Assesses and establishes policies and procedures to manage our financial reporting and internal control risk.

•   Establishes policies and procedures for the pre-approval of all services by our independent registered public accounting firm.

•   Establishes procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls and auditing matters.

COMPENSATION

COMMITTEE

All Members Independent

This Committee administers our

executive compensation

program.

Each member is a

“non-employee” director, as

defined in the Exchange Act,

and is an “outside director” as

defined in Section 162(m).

•   Establishes our executive compensation philosophy and compensation programs that comply with this philosophy.

•   Evaluates the Chief Executive Officer’s performance in light of approved goals and objectives and recommends to the Board for its approval the Chief Executive Officer’s compensation, including base salary, annual incentive compensation and long-term incentive compensation.

•   Determines the compensation of our executive officers (other than the Chief Executive Officer) and other members of senior management.

•   Responsible for annual assessment of the risk associated with our compensation programs, policies and practices.

•   Administers our 2009 Stock Incentive Plan and 2019 Stock Incentive Plan in which our employees participate.

•   Administers our annual cash and long-term incentive plans for executive officers and other members of senior management.

•   Directly responsible for the appointment, compensation, retention and oversight of the independent compensation consultant.

Board Committee	Responsibilities
NOMINATING AND CORPORATE GOVERNANCE COMMITTEE All Members Independent This Committee identifies and evaluates Board candidates and oversees our corporate governance practices.

•   Develops a Board succession plan and establishes and implements procedures to review the qualifications for membership on our Board of Directors, including nominees recommended by shareholders.

•   Assesses our compliance with our Corporate Governance Guidelines.

•   Reviews our organizational structure and senior management succession plans.

•   Makes recommendations to our Board of Directors regarding the composition and responsibilities of our Board committees and compensation for directors.

•   Administers an annual performance review of our Board committees, Board of Directors as a whole and our directors whose terms are expiring.

•   Administers an annual review of the performance of our Chief Executive Officer, which includes soliciting assessments from all non-employee directors.

•   Administers our 2009 Director Stock Plan, 2019 Director Stock Plan and Deferred Compensation Plan for Non-Employee Directors in which our non-employee directors participate.

The table below provides current membership and fiscal 2021 meeting information for each of our standing Board committees.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee

Bernard P. Aldrich	M/FE	M

Christina M. Alvord	M/FE		M

Frank G. Heard	M/FE		M

Lloyd E. Johnson	C/FE

Elizabeth M. Lilly		M	M

Donald A. Nolan	Ad hoc	Ad hoc	Ad hoc

Herbert K. Parker			C

Mark A. Pompa	M/FE	M

Patricia K. Wagner		C

Fiscal 2021 Meetings	7	7	4

C = Committee Chair     M = Committee Member     FE = Audit Committee Financial Expert

Risk Oversight by Our Board of Directors

Our Board of Directors oversees our enterprise risk management processes, focusing on our business, strategic, financial, operational, information technology, cybersecurity and overall enterprise risk. Our Board determined that oversight of our Company’s strategy and overall enterprise risk management program is more effective when performed by the full Board, utilizing the skills and experiences of all Board members. The Board actively oversees the Company’s cybersecurity risks and strategy, with management providing regular reports to the Board on cybersecurity risks facing the Company and the systems management has implemented to identify and manage those risks. In addition, our Board of Directors executes its overall responsibility for risk management through its Committees, as follows:

•	Our Audit Committee has primary responsibility for risk management relating to the reliability of our financial reporting processes, system of internal controls and corporate compliance program. Our Audit Committee receives quarterly reports from management, our independent registered public accounting firm and internal audit partner regarding our financial reporting processes, internal controls and public filings. It also receives quarterly updates from management regarding Code of Conduct issues, litigation and legal claims, and other compliance matters.

•

Our Compensation Committee, with assistance from its independent compensation consultant, oversees risk management associated with our compensation programs, policies and practices with respect to both executive compensation and compensation in general.

•

Our Nominating and Corporate Governance Committee oversees risk management associated with succession planning, non-employee director compensation, overall Board of Directors and Board Committee performance, and corporate governance practices.

Sustainability and Human Capital

At Apogee, we are committed to sustainable business practices and to developing, supporting and ensuring the safety and wellness of our employees. Our efforts include developing environmentally friendly products and services, incorporating sustainable practices in our business operations and investing in our human capital and the communities in which we operate. Our human capital management practices include extensive safety, health and wellness programs, promoting diversity in our hiring practices, ensuring an inclusive workplace environment, and devoting considerable resources to hiring, training and developing our employees to consistently deliver innovative products and services, technical expertise, and dependable customer service.

Additional information related to our sustainability efforts, human capital management and environmental responsibility efforts is available on our website at www.apog.com by clicking “Sustainability.”

Sustainability Focus

Our Company-wide commitment to sustainable business practices is focused on long-term profitable growth, while carefully stewarding the resources entrusted to us and delivering products and services that address our customers’ increasing focus on energy efficiency and reducing their carbon footprint. Apogee’s Core Values are the foundation of our culture and reflect our commitment to sustainability. Our Core Values are integrity, customer-focus, employee involvement and ownership, accountability, safe work environment, one team and respect for the individual.

Our commitment to sustainability begins with our people. We are continually focused on strengthening our team to ensure that we have the capabilities in place to consistently deliver for our customers. Apogee has an enterprise-wide talent management program in place to hire, train, and develop a diverse team of employees and leaders. We are also committed to our employees’ safety and wellness, with a robust workplace safety program, a comprehensive benefits package, and wellness initiatives to promote healthy lifestyles.

Our architectural products and services are key enablers to green building and sustainable design. We have long been at the forefront of developing innovative products and services that conserve resources and help architects and building owners achieve their sustainability goals. Our high-performance thermal framing systems, custom architectural glass coatings and other products help improve building energy efficiency, reduce greenhouse gas emissions, and increase security and comfort for building occupants.

Our commitment to sustainability and environmental stewardship also extends to our own operations. Through our company-wide Lean Enterprise initiative we are continually focused on eliminating waste and minimizing resource consumption. As a leader in our industry, we are committed to environmentally sustainable manufacturing practices and we have policies in place to comply with applicable environmental laws and regulations.

Finally, we strive to make a difference in the communities where we operate. Apogee and our business units have a long legacy of giving back to the communities where we do business through volunteerism, donations and financial support. We also work to strengthen the communities where we operate by investing in our business and creating good jobs.

Human Capital Resources

Competition for qualified employees in the markets and industries in which we operate is intense, and the success of our Company depends on our ability to attract, select, develop and retain a productive and engaged workforce. Investing in our employees and their well-being, offering competitive compensation and benefits, promoting diversity and inclusion, and adopting positive human capital management practices are critical components of our corporate strategy.

Health, Wellness and Safety

The safety of our employees is integral to our Company. Providing a safe and secure work environment is one of our highest priorities and we devote significant time and resources to workplace safety. Our safety program is directed by our Risk Roundtable, comprised of safety leaders from across our Company. This group meets quarterly to review safety performance, share best practices, set goals and objectives for the organization, and plan safety culture assessments. In support of our safety efforts, we identify, assess and investigate incidents and injury data, and each year set goals to improve key safety performance indicators. We train, promote, consult, and communicate with our workforce during this process.

We offer a comprehensive health and wellness program for our employees. In addition to standard health programs including medical insurance and preventive care, we have a variety of resources available to employees relating to physical and mental wellness.

The COVID-19 pandemic has magnified the importance of keeping our employees safe and healthy. In response to the pandemic, we have taken actions consistent with the Centers for Disease Control and Prevention to protect our workforce and we will continue to emphasize the health and safety of our employees going forward.

Diversity, Equity and Inclusion

Our diversity, equity and inclusion program promotes a workplace where each employee’s abilities are recognized, respected, and utilized to further the Company’s goals. Our aim is to create an environment where people feel included as a part of a team because of their diversity of outlooks, perspectives, and characteristics, which ultimately adds value for our company. We strive to create a culture of inclusion, reduce bias in our talent practices, and invest in and engage with our communities. We conduct diversity and code of conduct training with employees and managers to make clear our views on diversity and promote an inclusive and diverse workplace, where all individuals feel respected and part of a team regardless of their race, national origin, ethnicity, gender, age, religion, disability, sexual orientation or gender identity.

Talent Management and Development

Our talent management program is focused on developing employees and leaders to meet the Company’s evolving needs. Managers actively engage with their employees to provide coaching and feedback and identify training and development opportunities to improve performance in the employee’s current role and to position the employee for future growth. Training and development opportunities include new-hire training, job specific training, stretch assignments, and safety training. The Company also offers leadership development opportunities, such as our Apogee Leadership Program, along with technical training for engineers, designers and sales staff. In addition, the Company offers an education assistance program in which certain eligible employees receive tuition reimbursement to help defray the costs associated with their continuing education. Our executive leadership and Human Resources teams regularly conduct talent reviews and succession planning to assist with meeting critical talent and leadership needs.

Certain Relationships and Related Transactions

We have established written policies and procedures (the “Related Person Transaction Policy”) to assist us in reviewing transactions in excess of $120,000 involving our Company and our subsidiaries and Related Persons (“Related Persons Transactions”). A Related Person includes our Company’s directors, director nominees, executive officers and beneficial owners of 5% or more of our Company’s common stock and their respective Immediate Family Members (as defined in our Related Person Transaction Policy). Our Related Person Transaction Policy supplements our Code of Business Ethics and Conduct Conflict of Interest Policy, which applies to all of our employees and directors.

Our Related Person Transaction Policy requires any Related Person Transaction to be promptly reported to the Chair of our Nominating and Corporate Governance Committee. In approving, ratifying or rejecting a Related Person Transaction, our Nominating and Corporate Governance Committee will consider such information as it deems important to determine if the Related Person Transaction is fair to our Company. Our Conflict of Interest Policy requires our employees and directors to report to our General Counsel any potential conflict of interest situations involving any employee or director, or their Immediate Family Members. During fiscal 2021, there were no Related Party Transactions involving a Related Person, as defined in the policy.

Non-Employee Director Compensation

Non-Employee Director Compensation Arrangements During Fiscal 2021

We structure director compensation to attract and retain qualified non-employee directors and to further align the interests of directors with the interests of shareholders.

Our Board of Directors approves the compensation for members of our Board of Directors and Board committees based on the recommendations of our Nominating and Corporate Governance Committee. We target compensation for service on our Board of Directors and Board committees generally at the 50th percentile for board service at companies in our peer group of companies, using the same peer group used for executive compensation purposes and described under the heading “Peer Group” on page 41. Generally, our Nominating and Corporate Governance Committee reviews and discusses the compensation data and analysis provided by management with reference to a third-party compensation database. Our Chief Executive Officer participates in the discussions on compensation for members of our Board of Directors. Directors who are employees receive no additional compensation for serving on our Board of Directors.

The following table describes the compensation arrangements with our non-employee directors as of the end of fiscal 2021.

Compensation	Fiscal 2021

Annual Cash Retainers:

Non-Executive Chair of the Board	$135,000(1)

Board Member	65,000(1)

Audit Committee Chair	30,000

Audit Committee Member	15,000

Compensation Committee Chair	25,000

Compensation Committee Member	10,000

Nominating and Corporate Governance Committee Chair	25,000

Nominating and Corporate Governance Committee Member	10,000

CEO Search Committee Member(2)	20,000

Annual Equity Grant	105,000(3)

Charitable Matching Contributions Program	$2,000 maximum aggregate annual match

(1)

Effective for the period April 26, 2020 through October 25, 2020, our Board reduced the Non-Executive Chair and Board Member retainer fees by 25% due to the disruption and uncertainties created by the COVID-19 pandemic.

(2)

The Board established the CEO Search Committee for purposes of identifying and evaluating candidates to succeed Mr. Puishys. It was not a standing Board Committee. Each member of the CEO Search Committee, other than the Non-Executive Board Chair, earned $20,000 in fiscal 2021 for service on such committee. The Committee completed its work on December 15, 2020.

(3)

On June 24, 2020, we granted a restricted stock award of 4,920 shares, having a value of approximately $105,000 on the date of grant. The award vests over three years in equal annual installments on the anniversaries of the grant date. See “Fiscal 2021 Non-Employee Director Compensation Table” on page 29 for additional details.

Restricted Stock Awards and Restricted Stock Unit Awards

Restricted stock awards to non-employee directors are issued pursuant to our 2019 Director Stock Plan. Each non-employee director receives a prorated restricted stock award on the date he or she is first elected to our Board and annually on the date of our annual meeting of shareholders if his or her term continues after such meeting. The dollar value of the restricted stock award is determined by our Board of Directors, after recommendation by our Nominating and Corporate Governance Committee and in consideration of various factors, including market data and trends. We target the equity-based compensation received by non-employee directors at approximately the 50th percentile of our peer group of companies. Generally, our Board of Directors determines the dollar value of the annual restricted stock awards in June of each year and prorates the dollar value of the restricted stock award for any director elected or appointed to our Board at a time other than an annual meeting of shareholders. Restricted stock awards generally vest in three equal annual installments over a three-year vesting period. Upon issuance of the restricted stock, each holder is entitled to the rights of a shareholder, including the right to vote the shares of restricted stock. Generally, we will issue restricted stock unit awards (instead of a restricted stock award) to our non-employee directors who are not residents of the United States. For restricted stock awards and restricted stock unit awards made pursuant to our 2019 Director Stock Plan, dividends or other distributions (whether cash, stock or otherwise) will accrue during the vesting period and will be paid only upon vesting. Restricted stock awards will be forfeited upon the termination of a director’s service, unless the director is terminated by the Company due to retirement, death or disability, in which case restricted stock will accelerate and vest. If a change-in-control (as defined in the 2019 Director Stock Plan) occurs, any restricted stock shall vest immediately.

Director Deferred Compensation Arrangements

Deferral of Equity Awards

In lieu of receiving a restricted stock award or restricted stock unit award, non-employee directors have the option to receive a deferred restricted stock unit award, pursuant to Restricted Stock Deferral Program adopted under our 2019 Director Stock Plan. By electing to receive a deferred restricted stock unit award, a director can defer receipt of all or a portion of any award. Each non-employee director who receives a deferred restricted stock unit award in lieu of an award receives a credit of shares of our common stock in an amount equal to the number of shares or units he or she would have received pursuant to the award. The account is also credited, as of the crediting date, with an amount equal to the dividend paid on one share of our common stock multiplied by the number of shares or units credited to each account. Non-employee directors receiving a deferred restricted stock unit award may elect to receive the amounts credited to their account at a fixed date, at age 70, or following death or retirement from our Board of Directors. The deferred restricted stock unit awards and related accumulated dividends are paid out in the form of shares of our common stock (plus cash in lieu of fractional shares) either in a lump sum or in installments, at the participating director’s election. This is an unfunded book-entry, “phantom stock unit” plan, as no trust or other vehicle has been established to hold any shares of our common stock.

Deferral of Cash Retainers

Our Deferred Compensation Plan for Non-Employee Directors was adopted by our Board of Directors to encourage our non-employee directors to increase their ownership of shares of our common stock, thereby aligning their interests in the long-term success of Apogee with that of our other shareholders. Under the plan, participants may elect to defer all or a portion of their annual cash retainer into deferred stock accounts. There is no Company match on amounts deferred by our non-employee directors under such plan. Each participating director receives a credit of shares of our common stock in an amount equal to the amount of annual cash retainer deferred divided by the fair market value of one share of our common stock as of the crediting date. These accounts also are credited, as of the crediting date, with an amount equal to the dividend paid on one share of our common stock multiplied by the number of shares credited to each account. Participating directors may elect to receive the amounts credited to their accounts at a fixed date, at age 70, or following death or retirement from our Board of Directors. The deferred amounts are paid out in the form of shares of our common stock (plus cash in lieu of fractional shares) either in a lump sum or in installments, at the participating director’s election. This plan is an unfunded, book-entry, “phantom stock unit” plan, as no trust or other vehicle has been established to hold any shares of our common stock.

Charitable Matching Contributions Program for Non-Employee Directors

Under our Charitable Matching Contributions Program for Non-Employee Directors, we match cash or publicly-traded stock contributions made by our non-employee directors to charitable organizations that are exempt from federal income tax up to a maximum aggregate amount of $2,000 per eligible non-employee director per calendar year.

Fiscal 2021 Non-Employee Director Compensation Table

The following table shows the compensation paid to our non-employee directors for fiscal 2021.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)

Bernard P. Aldrich(4)	81,875	104,993	46,924	233,792

Christina M. Alvord	76,875	104,993	5,701	187,569

Frank G. Heard	81,875	104,993	—	186,868

Lloyd E. Johnson	86,875	104,993	7,000	198,868

Elizabeth M. Lilly	76,875	104,993	3,951	185,819

Donald A. Nolan	118,125	104,993	18,223	241,341

Herbert K. Parker	101,875	104,993	7,992	214,860

Mark A. Pompa	81,875	104,993	11,063	197,931

Patricia K. Wagner	101,875	104,993	6,003	212,871

(1)

Includes cash retainers, including any retainers deferred by non-employee directors under our Deferred Compensation Plan for Non-Employee Directors. During fiscal 2021, Mr. Pompa was our only non-employee director to defer all or a portion of his annual cash retainer pursuant to our Deferred Compensation Plan for Non-Employee Directors. For Mr. Parker and Ms. Wagner, in addition to their other retainers, this column includes a one-time payment in the amount of $20,000 each for their service on the CEO Search Committee.

(2)

The amounts in this column are calculated based on the fair market value of our common stock on the date the award was made in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). On June 24, 2020, each of our non-employee directors received a restricted stock award or restricted stock unit award or, if a director elected to defer receipt of all or a portion of his or her restricted stock award, a deferred restricted stock unit award, of 4,920 shares. The closing price of our common stock on the Nasdaq Global Select Market on June 24, 2020, the date of grant, was $21.34. The table below sets forth certain information with respect to the aggregate number of shares of unvested restricted stock, restricted stock units, and deferred restricted stock units, including shares from dividends credited to the account, held by our non-employee directors as of February 27, 2021, the end of fiscal 2021.

Name	Aggregate Number of Shares of Restricted Stock (#)	Aggregate Number of Deferred Restricted Stock Units (#)	Aggregate Number of Restricted Stock Units (#)

Bernard P. Aldrich	8,782	—	—

Christina M. Alvord	6,392	—	—

Frank G. Heard	—	—	6,392

Lloyd E. Johnson	—	10,399	—

Elizabeth M. Lilly	6,392	—	—

Donald A. Nolan	—	15,923	—

Herbert K. Parker	8,908	—	—

Mark A. Pompa	—	10,186	—

Patricia K. Wagner	8,782	—	—

(3)

This column includes dividends and dividend equivalents paid or accrued on shares of restricted stock and deferred restricted stock unit awards issued pursuant to our 2009 Director Stock Plan; dividends and dividend equivalents accrued on shares of restricted stock, restricted stock units and deferred restricted stock units, issued pursuant to our 2019 Director Stock Plan; dividend equivalents paid on phantom stock units issued pursuant to our Deferred Compensation Plan for Non-Employee Directors; and matching contributions pursuant to our Charitable Matching Contributions Program for Non-Employee Directors. The table below sets forth the amounts contributed or paid by the Company for our non-employee directors pursuant to such plans with respect to fiscal 2021.

Name	Dividends Paid or Accrued on Shares of Restricted Stock ($)	Dividend Equivalents Paid or Accrued on Deferred Restricted Stock Units ($)	Dividend Equivalents Paid on Phantom Stock Units ($)	Matching Contributions under our Charitable Matching Contributions Program for Non- Employee Directors ($)	Total All Other Compen- sation ($)

Bernard P. Aldrich	6,003	—	38,921	2,000	46,924

Christina M. Alvord	3,951	—	—	1,750	5,701

Frank G. Heard	—	—	—	—	—

Lloyd E. Johnson	107	6,893	—	—	7,000

Elizabeth M. Lilly	3,951	—	—	—	3,951

Donald A. Nolan	—	11,040	7,183	—	18,223

Herbert K. Parker	5,992	—	—	2,000	7,992

Mark A. Pompa	—	6,732	4,331	—	11,063

Patricia K. Wagner	6,003	—	—	—	6,003

(4)	On March 2, 2021, Class II director Bernard P. Aldrich informed the Board that he would retire from the Board and would not stand for re-election at the Annual Meeting.

Executive Compensation

Compensation Committee Report

Our Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis section with management and the Committee’s independent compensation consultant. Based on its review and discussions with management, our Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2021 Proxy Statement and Annual Report on Form 10-K for the fiscal year ended February 27, 2021.

Compensation Committee of the

Board of Directors of Apogee

Patricia K. Wagner, Chair

Bernard P. Aldrich

Elizabeth M. Lilly

Mark A. Pompa

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes Apogee’s executive compensation program for fiscal 2021, and certain elements of the fiscal 2022 program. In particular, this section explains how our Compensation Committee (the “Committee”) made decisions related to compensation for our executives, including our Named Executive Officers, for fiscal 2021.

Our Named Executive Officers for fiscal 2021 were:

•	Ty R. Silberhorn, Chief Executive Officer and President(1)

•	Nisheet Gupta, Executive Vice President and Chief Financial Officer(2)

•	Curtis J. Dobler, Executive Vice President and Chief Human Resources Officer

•	Gregory J. Sachs, Chief Procurement Officer

•	Maureen A. Hayes, Chief Information Officer

•	Brent C. Jewell, President, Architectural Framing Systems segment(3)

•	Joseph F. Puishys, Former Chief Executive Officer and President(4)

•	James S. Porter, Former Executive Vice President and Chief Financial Officer(5)

Messrs. Gupta, Dobler, Sachs and Jewell and Ms. Hayes, who remained employees as of the end of the fiscal year, are collectively referred to as our “Other Named Executive Officers” in this Compensation Discussion and Analysis section.

(1)	Mr. Silberhorn joined our Company on January 4, 2021.

(2)	Mr. Gupta joined our Company on June 15, 2020.

(3)	Mr. Jewell was no longer serving as an executive officer as of the end of the fiscal year, although he remains an employee of the Company.

(4)	Mr. Puishys resigned as an officer and director of the Company on January 4, 2021, and his employment with the Company ended on February 27, 2021.

(5)	Mr. Porter resigned as an officer of the Company on June 15, 2020, and his employment with the Company ended on June 19, 2020.

Executive Summary

About Apogee. Our Company is a leader in the design and development of value-added glass and metal solutions for enclosing commercial buildings and value-added glass and acrylic for picture framing and displays. We have four segments, with manufacturing and fabrication located in the U.S., Canada and Brazil. For fiscal 2021, we had net revenue of approximately $1.23 billion.

Our Strategy. Our strategy is to diversify revenue streams within the commercial construction industry, providing revenue growth and profit generation over an economic cycle, and utilize our capabilities to enter adjacent segments. We work to diversify end markets served through growth from new geographies, new products and new market segments, while working to improve margins through productivity, integration, project selection and rigorous cost management.

In an effort to drive growth and reduce our exposure to the cyclical nature of the large-building segment of the commercial construction industry, we are working to expand our capabilities to serve small- and mid-sized projects across our architectural segments and working to expand our North American geographic reach.

Specifically, over the past fiscal year, in the Architectural Framing Systems segment, our focus was to drive margin improvement through increased productivity, cost management, integration, supply chain optimization, and new product development. In the Architectural Glass segment, we began operation of our new fabrication facility in Dallas, Texas designed to serve small-sized and quick-turn projects. In the Architectural Services segment, our emphasis is to generate consistent margins through focused project selection and execution, while continuing to deliver long-term organic growth through targeted geographic expansion.

Within the Large-Scale Optical segment, we are working to grow in new channels, markets and geographies that desire the value-added properties that our glass and acrylics products provide.

Across all our segments, we regularly evaluate business development opportunities in adjacent sectors that will complement our existing portfolio. Finally, we are constantly working to improve the efficiency and productivity of our operations by implementing continuous improvement, lean manufacturing principles and automation where we can achieve solid return on investment.

Our Fiscal 2021 Performance. Fiscal 2021 was a difficult year for our business and the broader non-residential construction industry. Apogee’s team rose to the challenge, adapting our business to protect the health of employees and serve our customers, while making significant progress on cost initiatives to deliver earnings and record full-year cash flow. We also advanced our strategies to diversify net sales streams and position our Company to deliver shareholder value throughout the commercial construction economic cycle.

Summary of Fiscal 2021 Financial Results

Net Sales	• We had net sales of $1.23 billion compared to $1.39 billion in fiscal 2020, a decrease of 11%.
Earnings	• We had earnings per diluted share of $0.59 compared to $2.32 a share in fiscal 2020, a decrease of 75%.
Operational Performance

• We had operating income of $25.5 million, a decrease of 71% from $87.8 million in fiscal 2020.

• We had operating margin of 2.1% compared to 6.3% in the prior year.

• Cash flow generated from operations was $142 million, up from $107.3 million in fiscal 2020, a 32% increase.

• Continued effective management of our working capital requirements with days working capital of approximately 49.2 days as of the end of fiscal 2021.

Shareholder Return

• We repurchased 1,177,704 shares of our common stock during fiscal 2021 at a total cost of $32.9 million.

• We paid dividends totaling $19.6 million during fiscal 2021 and increased our quarterly cash dividend 6.7% to $0.20 per share during the fourth quarter of fiscal 2021, our eighth consecutive year with a dividend increase.

• We delivered annualized TSR of 27.65%, 0.71% and 12.24% over the past one-year, five-years and ten-years, respectively.

Executive Compensation Philosophy and Practices. Our compensation programs are designed to attract, motivate and retain executive talent to achieve success in both the short- and long-term for our Company; pay for sustainable performance in an ever-changing environment; and align the interests of our executive officers with our shareholders. We continue to refine our executive compensation program to reflect changes in our business strategy and evolving executive compensation practices.

Our Executive Compensation Practices: (What We Do)	See Page	Executive Compensation Practices We Have Not Implemented or Have Discontinued: (What We Don’t Do)	See Page

We seek alignment of pay and performance each year. A significant portion of our compensation program is performance-based through the use of our short-term and long-term incentive plans.

We review “tally sheets” and realizable pay and performance for our Named Executive Officers and use that information as a factor in making compensation decisions.

	37 – 38 40

Other than an employment agreement entered into with Mr. Silberhorn when he was hired, we do not have employment contracts for our Named Executive Officers.

We do not pay annual incentive compensation if our Company is not profitable for the year.

			49 – 50 43

We mitigate undue compensation risk by utilizing caps on potential payments, multiple financial performance metrics, and different metrics for our annual cash incentives and long-term performance awards, as well as having robust Board and Board Committee processes to identify and manage risk.	52	We do not believe any of our Company’s compensation programs create risks that are reasonably likely to have a material adverse effect on our Company.	52

We have change-in-control severance agreements with all of our Named Executive Officers that provide benefits only upon a “double trigger.”

Our equity award agreements for grants made pursuant to our 2009 Stock Incentive Plan and 2019 Stock Incentive Plan have “double trigger” change-in-control provisions for all employees.

	63 - 65 64	We do not provide for excise tax “gross-ups” or “single triggers” in our change-in-control severance agreements.	63 - 64

We have adopted share ownership guidelines, and we review compliance annually. We evaluate share utilization by annually reviewing overhang and burn rates.	51 73	We do not reprice underwater stock options or stock appreciation rights. We do not pay dividends during the restricted periods on unvested equity awards made pursuant to our 2019 Stock Incentive Plan.	47 – 48

The Committee benefits from its utilization of a compensation consulting firm that fully meets the stringent independence requirements under the final rules of the Dodd-Frank Act.	40 - 41	The Committee’s compensation consulting firm does not provide any other services to our Company other than those requested by our Compensation Committee for executive compensation.	40 - 41

We have a clawback policy that applies to our Named Executive Officers and certain other executives. We have an anti-hedging policy that prohibits all employees and directors from engaging in hedging transactions in our Company’s securities and an anti-pledging policy that prohibits executive officers and directors from pledging our shares as collateral for indebtedness.	51 51	We do not provide tax reimbursement or tax “gross-ups” on any perquisites, other than annual executive health physicals.	49

Our Executive Compensation Program. Total compensation for our executive officers includes a mix of short-term and long-term incentive compensation and fixed and performance-based compensation. The charts below illustrate the fiscal 2021 target mix of short-term and long-term incentives, and fixed and performance-based compensation, for Mr. Puishys (our former Chief Executive Officer) and other Named Executive Officers. This information is used by the Committee as a guideline in making compensation awards for our Named Executive Officers.

(1)

In fiscal 2021, stock options were granted to the Named Executive Officers as a bridge between the fiscal 2020 executive compensation plan design and the new fiscal 2022 executive compensation plan design.

(2)	The fiscal 2021 CEO evaluation incentive has a one-year performance period and is included at target in the chart.

The Role of Shareholder Vote on Say on Pay Proposal. Our Company provides our shareholders with the opportunity to cast an advisory vote on our Say on Pay Proposal annually. At our Company’s annual meeting of shareholders held on June 24, 2020, 95.4% of the votes cast on the Say on Pay Proposal were voted in favor of ratification of the proposal. The Committee did not make any changes to its programs in response to this vote. The Committee will continue to take into account the outcome of our Company’s Say on Pay Proposal when making future compensation decisions.

Highlights of Fiscal 2021 Compensation Actions. The following section highlights the Committee’s key compensation decisions for fiscal 2021. These decisions were made after the Committee reviewed compensation data provided by the independent compensation consultant.

•

Base Salaries. For fiscal 2021, none of our Named Executive Officers received a base salary increase. For the period from April 26, 2020 through October 25, 2020, the Company implemented temporary base salary reductions of 25% for Joseph F. Puishys, our former Chief Executive Officer who retired at the end of fiscal 2021, and 20% for certain Other Named Executive Officers due to the disruption and uncertainties created by the COVID-19 pandemic.

•

Annual Cash Incentive Payouts. Our annual cash incentive awards are designed to reward achievement of financial goals established in our annual operating plan. Our goals were established at a time when the full impact of the COVID-19 pandemic on the economy and our end-markets was unknown, and we maintained these goals notwithstanding the subsequent adverse impact of the pandemic on our business performance and financial results. Our Named Executive Officers’ payouts would have ranged between 10% to 21% of salary as originally calculated based on these goals. The Compensation Committee used its discretion to increase these payouts to between approximately 48% to 58% of salary in recognition of the Named Executive Officers’ achievements in protecting the health of employees and serving our customers, while making significant progress on cost initiatives to deliver earnings and record full-year cash flow. See “Fiscal 2021 Annual Cash Incentive Payouts” beginning on page 43 for a discussion of the metrics, goals and amounts paid to our Named Executive Officers for our annual cash incentive awards in fiscal 2021.

•

Long-Term Incentive Awards. Our long-term incentive program is designed to align the interests of executives with shareholders and to focus executives on the achievement of long-term sustained performance, entrepreneurship, and delivery of quality products and services, while creating appropriate retention incentives through the use of multi-year vesting schedules.

The mix of long-term incentive instruments is determined annually by the Committee, and in past years, the instruments were composed of restricted stock awards and two-year performance awards. Due to the economic uncertainties resulting from the COVID-19 pandemic, the Committee determined that the Company would not be able to establish effective long-term financial performance goals in fiscal 2021. Based on this determination, the Committee elected to issue stock options in fiscal 2021 in lieu of granting two-year performance awards. The stock options were intended to approximate the annual value of, and the maximum potential gain available from, the performance awards traditionally granted by the Company, and accordingly, the options cap the maximum gain upon exercise. The maximum gain also avoids a windfall to our executive officers resulting from our relatively low stock price at the time of grant. Restricted stock awards and stock options constituted 40% and 60%, respectively, of total target value of long-term incentive compensation in fiscal 2021.

○

Restricted Stock Awards. The Committee awarded restricted stock awards to our Named Executive Officers based on a market-competitive analysis of grants to officers in comparable roles at our peer companies. All restricted stock awards vest ratably over three years. Mr. Puishys received an award valued at $673,565 and Messrs. Dobler, Sachs, Porter and Jewell and Ms. Hayes received awards with values ranging from $190,155 to $362,200. Our incoming Chief Executive Officer Ty R. Silberhorn received a restricted stock award valued at $1,399,997 when he joined our Company on January 4, 2021, and our incoming Chief Financial Officer Nisheet Gupta received a restricted stock award valued at $464,800 when he joined our Company on June 15, 2020.

○

Stock Options. The Committee awarded stock option awards to our Named Executive Officers (excluding Messrs. Silberhorn and Porter). The stock options vest in equal installments on the second and third anniversaries of the date of the grant. Mr. Puishys received a stock option award valued at $1,080,156 and Messrs. Gupta, Dobler, Sachs and Jewell and Ms. Hayes received awards with values ranging from $155,310 to $274,548. No stock options may be exercised for a gain of more than $12.66 per share (i.e., the difference between the exercise price ($23.04) per share and the maximum price ($35.70) per share may not exceed $12.66). The maximum share price limitation is subject to equitable adjustment in the event of a stock split or other similar transaction in accordance with the 2019 Stock Incentive Plan.

•

Chief Executive Officer Evaluation Incentive. Pursuant to the terms of his Transition Agreement, Mr. Puishys was paid $210,375 under the fiscal 2021 CEO evaluation incentive program, based upon his fiscal 2020 annual CEO performance evaluation rating of 90% of target.

Fiscal 2022 Executive Compensation Program. During fiscal 2021 and the beginning of fiscal 2022, our Compensation Committee conducted an extensive evaluation of our short-term and long-term incentive compensation programs and approved updates to these programs to be effective for fiscal 2022, which will align our programs with objectives in our fiscal 2022 annual operating plan.

•	We will use the following metrics for annual cash incentive awards granted for fiscal 2022: EBIT (75% weight) and Net Sales (25% weight).

•

In fiscal 2022, the long-term incentive compensation program will consist of time-based restricted stock awards (50%) and performance-based awards (50%). Performance-based awards granted in fiscal 2022 will be settled 50% in shares and 50% in cash. The performance period for the awards will be three years, and payout will be determined based on the Company’s three-year average Return on Invested Capital at the end of the performance period.

Overview of Primary Compensation Elements

The table below provides an overview of the three primary compensation elements of our executive compensation program in fiscal 2021.

Compensation Element	Objective	How Determined	Market Positioning(1)	How Impacted by Performance
Base Salary and Benefits	Attract and retain executive officers through competitive pay and benefit programs.	Individual performance, experience, tenure, competitive market data and executive potential.	Targeted to be around the 50th percentile of base salary and benefits for comparable roles at peers.	Adjusted based on individual performance.
Annual Cash Incentive Compensation (Short-Term Incentive)(2)	Create an incentive for achievement of pre-defined annual Company financial performance results.	A percentage of base salary based on competitive market data and trends, and internal equity. For actual bonus payouts – performance against pre-established criteria in our annual cash incentive plan.

Our overall performance results will yield total cash compensation levels as follows:

•  Below target performance: total cash at or below the 25th percentile.

•  Target performance: total cash slightly below the 50th percentile.

•  Above target performance: total cash above the 50th percentile.

Payout dependent on achievement of one-year Company financial performance goals.
Long-Term Incentive Compensation: • Restricted Stock (40%) and • Stock Option (60%)	Align the interests of executives with shareholders and focus executives on achieving long-term sustained performance, entrepreneurship and delivery of quality products and services, while creating appropriate retention incentives through the use of multi-year vesting schedules.	Individual performance, company performance, market data and trends, internal equity and executive potential. New hire, promotion and special awards. Internal equity and market data and trends.	Targeted generally to be at or slightly above the 50th percentile for target performance and up to the 75th percentile for maximum performance.	Performance that increases our stock price increases the value of the restricted stock awards and stock options.

(1)	Actual pay levels may be above or below the targeted level depending on actual performance.

(2)

Our former Chief Executive Officer, Mr. Puishys, also participated in an evaluation incentive program. All cash awards earned by Mr. Puishys pursuant to this program prior to fiscal 2021 were mandatorily deferred pursuant to our Deferred Compensation Plan until Mr. Puishys’s employment with the Company terminates.

Compensation Process

Our compensation program is evaluated annually taking into consideration changes to our business strategy and annual operating plan, the economy and our competitive marketplace, as well as evolving executive compensation practices and a robust strategic goal setting process.

During the first quarter of each fiscal year, the performance of each of our Named Executive Officers is evaluated based on a subjective assessment of (i) his or her executive leadership; and (ii) achievement of agreed-upon individual business objectives for the just-completed fiscal year. The annual performance evaluation of our Chief Executive Officer is administered by our Nominating and Corporate Governance Committee, with all non-employee directors participating in the performance evaluation, and the results of the Chief Executive Officer’s annual performance evaluation is reviewed by the Committee and our full Board. Our Chief Executive Officer conducts or participates in the annual performance evaluation of our Other Named Executive Officers and reviews the results with members of the Committee.

In establishing the elements and levels of compensation for a fiscal year, the Committee considers the annual performance evaluations of our Named Executive Officers and reviews its compensation consultant’s independent analyses of compensation based on comparable positions, using both published survey sources and company peer group data to determine our competitive positioning relative to the market. Our Chief Executive Officer makes recommendations to the Committee on compensation for our Other Named Executive Officers, but does not participate in the determination of his own compensation.

The Committee continuously monitors our compensation programs and annually reviews a compensation “tally sheet,” which lists total direct compensation (base salary, annual cash incentive compensation, and long-term incentive awards), perquisites, other elements of executive compensation, broad-based employee benefits and wealth accumulation through Company equity and retirement plans for our Named Executive Officers; however, the compensation tally sheets are not used to make actual pay decisions. The Committee assesses historical pay and performance to ensure continued alignment of our compensation programs.

Consulting Assistance, Peer Group and Competitive Market

Compensation Consultant Independence. In fiscal 2021, the Committee retained the services of Pearl Meyer to assist with the review of overall compensation levels for our executive officers. Pearl Meyer reports directly to the Committee, and the Committee can replace Pearl Meyer or hire additional consultants at any time. During fiscal 2021, Pearl Meyer attended five Committee meetings in person or by telephone, including executive sessions, as requested, and consulted with the Chair of the Committee between meetings.

As required under the Dodd-Frank Act, the Committee has analyzed whether the work of Pearl Meyer as its compensation consultant raises any conflict of interest, taking into consideration the following factors under the Nasdaq listing rules: (i) Pearl Meyer does not provide any other services to our Company; (ii) the amount of fees from our Company paid to Pearl Meyer is less than 1% of Pearl Meyer’s total revenue; (iii) Pearl Meyer’s policies and procedures were designed to ensure independence; (iv) neither Pearl Meyer, nor any member of its consulting team, has any business or personal relationship with any executive officer of our Company, and no member of its consulting team has any business or personal relationship with any member of the Committee; and (v) neither Pearl Meyer, nor any member of its consulting team, owns any stock of our Company. The Committee has determined, based on its analysis of the above factors, that Pearl Meyer is independent of our Company and the work of Pearl Meyer (and the individual compensation advisors employed by Pearl Meyer) as compensation consultant to the Committee has not created any conflict of interest. The Committee will continue to annually monitor the independence of its compensation consultant.

Peer Group. The selection criteria identified for determining and reviewing our Company’s peer group generally include:

•	Companies with revenue within a similar range (0.33 to 3.0 multiple).

•	Companies with market capitalization within a similar range (0.33 to 3.0 multiple).

•	Companies with market capitalization to revenue ratio of 0.5 or greater.

•	Companies in the same or similar industries.

•	Companies with business model similarity, which may include the following:

–	Coatings for special purposes (e.g., protective, UV, etc.);

–	Construction materials, primarily for commercial or industrial applications;

–	Specialized/customized product lines;

–	Heavy-duty manufacturing operations and project-directed manufacturing; and

–	Project-based businesses.

•	Companies in the same geographic location (to a lesser degree).

•	Companies included in the prior-year peer group, to help ensure year-over-year consistency (where appropriate).

The following 15 firms served as the Company’s peer group for fiscal 2021.

• Aegion Corporation	• Griffon Corporation

• AZZ Inc.	• H.B. Fuller Company

• BMC Stock Holdings, Inc.	• LCI Industries

• Cornerstone Building Brands, Inc.	• Masonite International Corporation

• Eagle Materials Inc.	• Quaker Chemical Corporation

• EnPro Industries, Inc.	• Quanex Building Products Corporation

• Gibraltar Industries, Inc.	• Tennant Company

• Graco Inc.

Competitive Market. The Committee relies on its independent compensation consultant to help define the appropriate competitive market using a combination of the peer group companies and compensation surveys that contain market compensation information for similarly-sized organizations. The information on the competitive market is used by the Committee:

•	As an input in designing our compensation plans and philosophy;

•	As an input in assessing and developing base salary adjustments, annual cash incentive targets and long-term incentive ranges;

•	To benchmark the form and mix of long-term incentive awards;

•	To assess the competitiveness of total direct compensation awarded to our Named Executive Officers and certain of our other executives; and

•	To benchmark dilution and overhang levels (dilutive impact on our shareholders of equity compensation) and annual burn rate (the aggregate shares awarded as a percentage of total outstanding shares).

Fiscal 2021 Individual Compensation Actions

Base Salary. Base salary reflects a fixed portion of the overall compensation package and is the base amount from which certain other compensation elements are determined. In making salary adjustments, the Committee considers the executive’s base salary relative to the market, our compensation philosophy and other factors, such as individual performance against business plans, leadership, initiatives, experience, knowledge and job criticality. The Committee decided not to provide any base salary increases to our Named Executive Officers for fiscal 2021. The Company also implemented temporary base salary reductions of 25% for Mr. Puishys and 20% for certain Other Named Executive Officers for the period from April 26, 2020 through October 25, 2020 due to the disruption and uncertainties created by the COVID-19 pandemic.

Below is information on the base salaries of our Named Executive Officers for fiscal 2021 and fiscal 2022, as well as temporarily reduced base salaries for fiscal 2021.

Base Salary

Name	Fiscal 2021 Base Salary ($)	Percent Increase in Fiscal 2021 vs 2020 (%)	Temporarily Reduced Fiscal 2021 Base Salary ($)(1)	Fiscal 2022 Base Salary ($)	Percent Increase in Fiscal 2022 vs 2021 (%)
Ty R. Silberhorn	800,000	N/A	N/A	800,000	0.0
Nisheet Gupta	510,000	N/A	N/A	520,000	2.0
Curtis J. Dobler	385,000	0.0	308,000	393,000	2.0
Gregory J. Sachs	350,000	0.0	280,000	360,000	2.9
Maureen A. Hayes	324,500	0.0	259,600	330,000	1.7
Brent C. Jewell	410,000	0.0	328,000	420,000	2.4
Joseph F. Puishys	935,000	0.0	701,250	N/A	N/A
James S. Porter	448,000	0.0	358,400	N/A	N/A

(1)	Reflects temporary base salary reductions of 25% for Mr. Puishys and 20% for the other Named Executive Officers indicated in the table for the period from April 26, 2020 through October 25, 2020.

Annual Cash Incentive Compensation. Annual cash incentive awards create an incentive for achievement of annual financial performance results. These results are measured against objective financial goals set forth in the annual operating plan approved by our Board of Directors.

The awards may be earned below or above target based on the achievement of one or more additional predetermined, objective performance goals based on the annual operating plan approved by our Board of Directors. At least one of the predetermined, objective performance goals must be met at the threshold level in order for any annual cash incentive to be paid to an executive. In addition, if our

Company is not profitable, no annual cash incentives will be paid even if the other goals are at or above threshold.

Generally, if the threshold performance level for all performance goals is achieved, 50% or less of the target award will be earned; if target performance level for all performance goals is achieved, 100% of the target award will be earned; and if maximum performance level for all performance goals is achieved, 200% of the target award will be earned. If the threshold performance level for only one performance goal is achieved and the threshold performance is not achieved for any of the other performance goals, less than 50% of the target award will be earned based on the weighting allocated to that specific performance goal. For any performance between these levels, awards will be interpolated.

Fiscal 2021 Annual Cash Incentive Payouts. The tables below set forth certain information with respect to the fiscal 2021 annual cash incentive award payout ranges as a percentage of fiscal 2021 salary for our Named Executive Officers.

Fiscal 2021 Annual Cash Incentive Compensation Ranges

Name	Threshold Payout as a Percentage of Fiscal 2021 Salary (%)(1)	Target Payout as a Percentage of Fiscal 2021 Salary (%)(2)	Maximum Payout as a Percentage of Fiscal 2021 Salary (%)(3)
Ty R. Silberhorn	N/A	N/A	N/A
Nisheet Gupta	2.81	56.25	112.50
Curtis J. Dobler	3.00	60.00	120.00
Gregory J. Sachs	2.50	50.00	100.00
Maureen A. Hayes	2.50	50.00	100.00
Brent C. Jewell	3.00	60.00	120.00
Joseph F. Puishys	5.25	105.00	210.00
James S. Porter	N/A	N/A	N/A

(1)

Assumes threshold performance level is achieved for only the performance goal with the lowest weighting and is not achieved for any other performance goals. If actual results are below threshold performance level for all performance goals or the Company is not profitable, the payout will be zero.

(2)	Assumes target performance level is achieved for all performance goals.

(3)	Assumes maximum performance level is achieved or exceeded for all performance goals.

The following table outlines the performance goals, weighting and performance levels and actual performance achievement for the fiscal 2021 performance cycle for all Named Executive Officers except for Mr. Jewell whose goals for serving as the leader of the Architectural Framing Systems Segment are shown in the table below.

Fiscal 2021 Annual Cash Incentive Performance Levels and Actual Performance – ALL NEOs Except Mr. Jewell

Performance Goal	Weighting (%)	Threshold	Target	Maximum	Actual Performance	Percentage Performance Achieved (%)
Apogee Net Sales	25	$1,368,500,000	$1,440,600,000	$1,500,000,000	$1,230,774,000	0%
Apogee EBT (1)	65	$97,750,000	$106,000,000	$111,175,000	$22,611,000	0%
Apogee DWC(2)	10	56.1 days	53.7 days	51.7 days	49.2 days	200%

(1)

Apogee EBT is Earnings before income taxes, as reported in the Consolidated Results of Operations in our fiscal 2021 Audited Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended February 27, 2021.

(2)

We define “DWC,” or days working capital, as average working capital (current assets less current liabilities) multiplied by the number of days in the period and then divided by net sales in the period. We consider this a useful metric in monitoring our performance in managing working capital.

The following table outlines the performance metrics, weighting and performance levels and actual performance achievement for the fiscal 2021 performance cycle for Mr. Jewell whose annual cash incentive is based on a combination of corporate performance goals and performance goals for the Architectural Framing Systems segment.

Fiscal 2021 Annual Cash Incentive Performance Levels and Actual Performance – Mr. Jewell

Performance Goal	Weighting (%)	Threshold	Target	Maximum	Actual Performance	Percentage Performance Achieved (%)
Apogee Net Sales	10	$1,368,500,000	$1,440,600,000	$1,500,000,000	$1,230,774,000	0%
Apogee EBT(1)	20	$97,750,000	$106,000,000	$111,175,000	$22,611,000	0%
Apogee DWC(2)	15	56.1 days	53.7 days	51.7 days	49.2 days	200%
AFS Net Sales	15	$667,065,000	$712,700,000	$748,335,000	$570,850,000	0%
AFS Operating (Loss) Income(3)	30	$73,000,000	$79,500,000	$83,475,000	$(44,761,000)	0%
AFS Operations Excellence	10	5%	10%	20%	0%	0%

(1)

Apogee EBT is Earnings before income taxes, as reported in the Consolidated Results of Operations in our fiscal 2021 Audited Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended February 27, 2021.

(2)

We define “DWC,” or days working capital, as average working capital (current assets less current liabilities) multiplied by the number of days in the period and then divided by net sales in the period. We consider this a useful metric in monitoring our performance in managing working capital.

(3)

AFS Operating (Loss) Income is the amount of “Operating (Loss) Income” reported for the Architectural Framing Systems Segment in Note 15, Business Segment Data, to our fiscal 2021 Audited Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended February 27, 2021.

The following table sets forth certain information with respect to the fiscal 2021 annual cash incentive compensation payouts for each of our Named Executive Officers.

Fiscal 2021 Annual Cash Incentive Payouts

	Performance Goals		Target Payout Opportunity		Actual Payout Earned Pursuant to Plan Formula			Aggregate Approved Payout Amount
Name	Metric	Weighting (%)	Percent of Fiscal 2021 Salary(1) (%)	Amount ($)	Percent of Target (%)	Formula Payout Amount($)	Percent of Fiscal 2021 Salary(1) (%)	Approved Payout Amount ($)	Percent of Fiscal 2021 Salary(1) (%)
Ty R. Silberhorn(2)	Net Sales	25	0.0	0	0	0	0	0	0
	EBT	65	0.0	0	0	0	0	0	0
	DWC	10	0.0	0	0	0	0	0	0

		100	0.0	0	0	0	0	0	0

Nisheet Gupta(3)	Net Sales	25	14.06	71,706	0	0	0	0	0
	EBT	65	36.56	186,456	0	0	0	0	0
	DWC	10	5.63	28,713	200.00	57,375	11.25	0	0

		100	56.25	286,875	20.00	57,375	11.25	286,875	56.25

Curtis J. Dobler	Net Sales	25	15.00	57,750	0	0	0	0	0
	EBT	65	39.00	150,150	0	0	0	0	0
	DWC	10	6.00	23,100	200.00	46,200	12.00	0	0

		100	60.00	231,000	20.00	46,200	12.00	135,000	58.44

Gregory J. Sachs	Net Sales	25	12.50	43,750	0	0	0	0	0
	EBT	65	32.50	113,750	0	0	0	0	0
	DWC	10	5.00	17,500	200.00	35,000	10.00	0	0

		100	50.00	175,000	20.00	35,000	10.00	85,000	48.57

Maureen A. Hayes	Net Sales	25	12.50	40,562	0	0	0	0	0
	EBT	65	32.50	105,463	0	0	0	0	0
	DWC	10	5.00	16,225	200.00	32,450	10.00	0	0

		100	50.00	162,250	20.00	32,450	10.00	80,000	49.31

Brent C. Jewell	Apogee Net Sales	10	6.00	24,600	0	0	0	0	0
	Apogee EBT	20	12.00	49,200	0	0	0	0	0
	Apogee DWC	15	9.00	36,900	200.00	73,800	18.00	0	0
	AFS Net Sales	15	9.00	36,900	0	0	0	0	0
	AFS Operating (Loss) Income	30	18.00	73,800	0	0	0	0	0
	AFS Operations Excellence	10	6.00	24,600	0	0	0	0	0

		100	60.00	246,000	30.00	73,800	18.00	125,000	50.81

Joseph F. Puishys	Net Sales	25	26.25	245,437	0	0	0	0	0
	EBT	65	68.25	638,138	0	0	0	0	0
	DWC	10	0.50	98,175	200.00	196,350	21.00	0	0

		100	105.00	981,750	20.00	196,350	21.00	490,875	52.5

James S. Porter(2)	Net Sales	25	0.00	0	0	0	0	0	0
	EBT	65	0.00	0	0	0	0	0	0
	DWC	10	0.00	0	0	0	0	0	0

		100	0.00	0	0	0	0	0	0

(1)

Represents the percent of each Named Executive Officer’s base salary during the fiscal year, not including the base salary reductions from April 26, 2020 through October 25, 2020 due to the disruption and uncertainties created by the COVID-19 pandemic.

(2)

Mr. Silberhorn did not participate in the fiscal 2021 annual cash incentive plan because his employment with the Company began approximately two months prior to the fiscal year end. Mr. Porter did not receive a payout under the plan because his employment terminated on June 19, 2020.

(3)

Mr. Gupta’s Offer Letter states that he was entitled to a minimum fiscal 2021 annual cash incentive payout at target performance level of 75%, prorated for the period of time during which he was employed by the Company during the fiscal year, which equaled $286,875. The fiscal 2021 annual cash incentive earned was $57,375, with the remaining $229,500 paid under the fiscal 2021 annual cash incentive pursuant to the terms of his Offer Letter.

On March 6, 2020, the Compensation Committee established net sales, EBT, days working capital and other goals for our fiscal 2021 annual cash incentive plan based on our annual operating plan, as approved by the Board of Directors. These goals were established at a time when the full impact of the COVID-19 pandemic on the economy and our end-markets was unknown.

During the COVID-19 pandemic, our number one priority had been the health and safety of our employees. We quickly implemented a work-from-home policy and adapted our manufacturing and field service operations to continue operating in the COVID-19 environment, while promoting healthy working conditions. We also established a COVID-19 Response Team (CRT) comprised of our senior leaders to proactively manage the impact of the COVID-19 pandemic on our businesses. The response team continuously monitored and responded to evolving health and safety considerations, operational challenges, and other critical impacts across our portfolio while continuing to execute on our strategy.

The pandemic resulted in many temporary site closures, delayed orders, and overall project slow-downs driven by our customers that extensively impacted our first and second quarters. Our operations were also impacted by quarantine-related absenteeism among our workforce, resulting in labor and capacity constraints at many of our facilities.

In June, the Committee considered the impact of the pandemic and our previously established annual cash incentive plan performance goals, and determined that due to the ongoing uncertainty caused by the pandemic, it was unrealistic to create a forecast for the remainder of the year or establish new goals that would accurately reflect the contributions of our executive officers.

At fiscal year end, it was determined that we exceeded only one of our annual cash incentive plan performance metrics – days working capital. As a result, our calculated bonuses would have been between 10% to 21% of salary for the Named Executive Officers. Our Compensation Committee used its discretion to increase payouts to between approximately 48% to 58% of salary, as reflected in the table above. The Committee believes that the adjustments were appropriate to recognize the performance results delivered for the year and the extraordinary efforts taken to navigate the challenges posed by the pandemic in order to protect our employees and serve our customers, while making significant progress on in-process cost initiatives to help deliver earnings and record full-year cash flow.

Long-Term Incentive Compensation. Our long-term incentive program is designed to align the interests of executives with shareholders and to focus executives on the achievement of long-term sustained performance, entrepreneurship, and delivery of quality products and services, while creating appropriate retention incentives through the use of multi-year vesting schedules.

The mix of long-term incentive instruments is determined annually by the Committee, and in past years, the instruments were composed of restricted stock awards and two-year performance awards. Due to the economic uncertainties resulting from the COVID-19 pandemic, the Committee determined that the Company would not be able to establish effective long-term financial performance goals in fiscal 2021. Based on this determination, the Committee elected to issue stock options in fiscal 2021 in lieu of granting two-year performance awards. The stock options were intended to approximate the annual value of, and the maximum potential gain available from, the performance awards traditionally granted by the Company, and accordingly, the options cap the maximum gain upon exercise. The maximum gain also avoids a windfall to our executive officers resulting from our relatively low stock price at the time of grant. Restricted stock awards and stock options constituted 40% and 60%, respectively, of total target value of long-term incentive compensation awarded in fiscal 2021.

Restricted Stock Awards. Each year, the Committee approves a restricted stock award for each executive with a preliminary target fixed dollar value based on a percentage of base salary, after reviewing long-term incentives for comparable roles at peer companies, based on data provided by the independent compensation consultant. For our Chief Executive Officer, the Committee increases or decreases the award’s value after considering the results of the Chief Executive Officer’s most recent annual performance evaluation. For our Other Named Executive Officers, our Chief Executive Officer recommends to the Committee increases or decreases in the award’s value based on the executive’s contributions to the Company’s performance, future leadership potential, and subjective evaluation of his or her individual performance for the just completed fiscal year.

Restricted stock awards are granted under the 2019 Stock Plan, and they generally vest in three equal annual installments commencing on April 30 of the year following the date of the award. Upon issuance of the restricted stock, each holder is entitled to the rights of a shareholder, including the right to vote the shares of restricted stock. Restricted stock awards will be forfeited upon the termination of a Named Executive Officer’s employment, unless the Officer is terminated by the Company due to death or disability, in which case restricted stock will accelerate and vest. In the event the Named Executive Officer retires or is involuntarily terminated without cause, the Committee has the right to cause the remaining unvested shares to be accelerated. If a change-in-control (as defined in the 2019 Stock Plan) occurs and the Named Executive Officer’s employment is simultaneously or subsequently terminated without cause or for good reason, any restricted stock shall vest as of the date of such termination. Restricted stock awards issued pursuant to the 2019 Stock Plan accrue dividends and other distributions during the vesting period, which will be paid only if the restricted stock vests. The following table summarizes the restricted stock awards granted to each of the Named Executive Officers in fiscal 2021.

Fiscal 2021 Restricted Stock Awards

Name	Restricted Stock Awarded (#)	Value of Award ($)(1)	Percentage of Fiscal 2021 Salary (%)	Grant Price ($)(2)
Ty R. Silberhorn	45,662	1,399,997	175	30.66
Nisheet Gupta	20,000	464,800	91	23.24
Curtis J. Dobler	14,000	253,540	66	18.11
Gregory J. Sachs	10,500	190,155	59	18.11
Maureen A. Hayes	13,000	235,430	67	18.11
Brent C. Jewell	20,000	362,200	88	18.11
Joseph F. Puishys	37,193	673,565	72	18.11
James S. Porter	13,500	253,125	57	18.75

(1)

The value of the award was calculated by multiplying the number of shares of restricted stock awarded by the closing price of our common stock on the Nasdaq Global Select Market on the date of grant. The awards to Messrs. Dobler, Sachs, Jewell and Puishys and Ms. Hayes were made on April 23, 2020 and to Mr. Porter on April 24, 2020. Awards to Messrs. Gupta and Silberhorn were granted upon hire and appointment as an officer on June 15, 2020 and January 4, 2021, respectively.

(2)	The closing price of our common stock on the Nasdaq Global Select Market on the date of grant.

Stock Options. During fiscal 2021, our Board and the Compensation Committee considered the economic uncertainties resulting from the COVID-19 pandemic and determined that the Company would not be able to establish effective long-term financial performance goals for the Company’s 2021 and 2022 fiscal years. Based on this determination, the Compensation Committee elected to issue stock options in fiscal 2021 in lieu of granting any two-year performance-based awards.

On June 30, 2020, the Committee awarded stock options to certain Named Executive Officers under the 2019 Stock Plan. The stock options have an exercise price of $23.04 per share, the closing market price of the Company’s common stock on the date of the grant. The following table sets forth the number of stock options granted to the Named Executive Officers:

Fiscal 2021 Stock Options

Name	Grant Date	Stock Options Awarded (#)	Exercise Price ($)
Ty R. Silberhorn	—	—	—
Nisheet Gupta	June 30, 2020	54,800	$23.04
Curtis J. Dobler	June 30, 2020	44,100	$23.04
Gregory J. Sachs	June 30, 2020	33,400	$23.04
Maureen A. Hayes	June 30, 2020	31,000	$23.04
Brent C. Jewell	June 30, 2020	47,000	$23.04
Joseph F. Puishys	June 30, 2020	215,600	$23.04
James S. Porter	—	—	—

The stock options vest in equal installments on the second and third anniversaries of the date of the grant and have a term of 10 years. Unvested stock options will be forfeited upon the termination of a Named Executive Officer’s employment, unless the Named Executive Officer is terminated by the Company due to death or disability, in which case unvested stock options will accelerate and vest. If a change-in-control (as defined in the 2019 Stock Incentive Plan) occurs and the Named Executive Officer’s employment is simultaneously or subsequently terminated without cause or for good reason, any unvested portion of the stock options shall vest as of the date of such termination. No stock options may be exercised for a gain of more than $12.66 per share (i.e., the difference between the exercise price ($23.04) per share and the maximum price ($35.70) per share). The maximum share price limitation is subject to equitable adjustment in the event of a stock split or other similar transaction in accordance with the Plan.

2019-2020 Performance-Based Awards. Our Company granted two-year performance-based awards as a component of long-term incentive compensation from fiscal 2013 through fiscal 2020. The two-year performance-based awards were granted every other year, had two-year performance periods that did not overlap and paid out in cash in two equal annual installments after completion of the performance period.

The Committee established the fiscal 2019-2020 performance-based awards based on the following financial performance metrics: average ROIC (33-1/3%), cumulative EPS (33-1/3%) and cumulative net sales (33-1/3%). The two-year threshold metrics for this award were not met and no payout was earned by our executive officers for the 2019-2020 performance period.

Chief Executive Officer Evaluation Incentive Program. Our former Chief Executive Officer, Mr. Puishys was eligible to receive an additional cash incentive award based on the Board’s evaluation of his annual performance. All cash awards earned by Mr. Puishys pursuant to this program were mandatorily deferred pursuant to our Deferred Compensation Plan until he left our Company. Mr. Silberhorn did not participate in this program.

Fiscal 2021 CEO Evaluation Incentive. Pursuant to the terms of the CEO Evaluation-Based Incentive Agreement, the amount of incentive earned was originally to be based upon the average rating Mr. Puishys received on the annual performance evaluation conducted by our Board and his achievement of his fiscal 2021 individual business objectives. Mr. Puishys’s performance criteria for fiscal 2021 were based upon the organizational design and strategy for our Architectural Framing Systems segment, the launch of the small project architectural glass fabrication business, and improvement in performance of our Architectural Glass segment.

If Mr. Puishys met or exceeded his individual business objectives, he had the potential to earn an evaluation incentive award between $233,750 at target and $467,500 at maximum. The Compensation Committee could have determined, in its sole discretion, to reduce the amount of any incentive earned or to not award any incentive, depending upon actual performance achieved.

Pursuant to the terms of Mr. Puishys’ Transition Agreement, which is described under “Puishys Transition Agreement” on page 66, Mr. Puishys was paid $210,375 under the fiscal 2021 CEO evaluation incentive program, based upon his fiscal 2020 annual CEO performance evaluation rating of 90% of target

Other Benefit Programs. Our executive officers also receive the same health and welfare benefits as those offered to all other full-time employees, with the exception that we offer enhanced long-term disability benefits to our executive officers.

Our executive officers participate in our 401(k) Retirement Plan and Employee Stock Purchase Plan on the same basis as all other eligible employees. The value of 401(k) and Employee Stock Purchase Plan matching contribution made by the Company for our Named Executive Officers is included in “All Other Compensation” in the “Summary Compensation Table” beginning on page 53. Additionally, our executive officers may participate in our voluntary non-qualified deferred compensation plan, as described under the heading “Non-Qualified Deferred Compensation” on page 60.

We have entered into change-in-control severance agreements with each of our Named Executive Officers. See “Change-in-Control Severance Agreements” on page 63 and “Payments Upon Termination and Change-in-Control” on pages 64 – 65 for more information on these arrangements.

In order to maintain market-competitive benefits and to encourage our Named Executive Officers to focus on their roles at the Company, we provide a limited number of perquisites, including the reimbursement of financial and estate planning fees of up to $2,000 annually, enhanced long-term disability benefits, payment of relocation expenses, reimbursement of annual executive health physical costs up to $3,000 annually and reimbursement of spousal travel expenses for certain Company events. We do not provide tax reimbursement or tax “gross-ups” on any perquisites, other than annual executive health physicals.

Silberhorn Employment Agreement. In connection with his assumption of the Chief Executive Officer role, Mr. Silberhorn entered into an Employment Agreement (the “Employment Agreement”) with the Company effective as of January 4, 2021 (the “Commencement Date”).

The Employment Agreement has a three-year term, ending on January 4, 2024 (the “Term”). Pursuant to the Employment Agreement, Mr. Silberhorn is entitled to:

•	base salary, initially in the amount of $800,000 per year;

•	the Signing Bonus described below;

•	participate in the Company’s annual cash incentive plan beginning in fiscal 2022;

•	participate in the health and welfare benefit programs offered generally by the Company to its executive officers;

•

restricted stock vesting in equal annual increments over a three-year period, to be awarded with respect to fiscal 2022 performance, the target value of which shall be $800,000 and the actual award of which could be between 0% and 200% of the target award value, depending on achievement of certain business objectives for fiscal 2022; and

•

a performance award to be awarded with respect to the 2022-2024 fiscal year performance cycle, the target value of which shall be $1,200,000 and the actual value of the shares to be awarded pursuant to which could be between 0% and 200% of the target award value, depending on the achievement of certain business objectives over the three-year period.

To replace forfeited compensation earned by Mr. Silberhorn at his previous employer, the Employment Agreement provides that Mr. Silberhorn shall receive the following (collectively, the “Signing Bonus”):

•

restricted stock of the Company valued at $1,400,000, which will vest in two increments over a five-year period, with the first increment of $500,000 vesting on the second anniversary of the Commencement Date, and the second increment of $900,000 vesting on the fifth anniversary of the Commencement Date (the “Retention Grant”); and

•

a cash bonus in the amount of $300,000, of which $200,000 shall be payable to Mr. Silberhorn on the first Company payroll date after the Commencement Date, and of which $100,000 shall be payable to Mr. Silberhorn on the first Company payroll date after the first anniversary of the Commencement Date.

For a description of potential payments pursuant to the Employment Agreement in the event that Mr. Silberhorn’s employment is terminated, see “Payments Upon Termination and Change-in-Control” on pages 64 – 65.

The Employment Agreement prohibits Mr. Silberhorn from engaging in any business activities that are competitive with any of the businesses conducted by the Company or its affiliates during his employment with the Company and for a period of two years after termination of his employment, as well as prohibiting solicitation of employees and interference with the Company’s business relationships.

Gupta Offer Letter Agreement. In connection with Mr. Gupta’s appointment as Executive Vice President and Chief Financial Officer, the Company and Mr. Gupta entered into an Offer Letter Agreement, dated May 27, 2020 (the “Offer Letter”). Pursuant to the terms of the Offer Letter, Mr. Gupta is entitled to an initial annual base salary of $510,000 per year and a one-time sign-on bonus of $100,000 (subject to repayment if Mr. Gupta leaves the Company during the first twelve months of his employment). The effectiveness of the Offer Letter is contingent upon the satisfaction of certain customary contingencies.

The Offer Letter also provides for the grant to Mr. Gupta of 20,000 restricted shares of the Company’s common stock on June 15, 2020. Such restricted shares will be subject to a three-year vesting schedule. Assuming continued employment with the Company, one-third of the restricted shares will vest annually over three years, starting on the one-year anniversary of Mr. Gupta’s employment with the Company.

Mr. Gupta will participate in the Company’s annual cash incentive plan, with a target cash incentive of 75% of Mr. Gupta’s base salary (with a range of 0% to 200% of such target), subject to achievement of certain financial performance metrics established by the Board. Mr. Gupta’s Offer Letter states that he was entitled to a minimum fiscal 2021 annual cash incentive payout at target performance level of 75%, prorated for the period of time during which he was employed by the Company during the fiscal year, which equaled $286,875.

Executive Stock Ownership Guidelines

We have stock ownership guidelines for our executive officers that require our Chief Executive Officer to achieve an ownership level of five times his annual base salary and each other Named Executive Officer to achieve an ownership level of three times his or her annual base salary. The Committee monitors compliance with our stock ownership guidelines annually. Each executive has five years from the date he or she becomes subject to the stock ownership guidelines to meet his or her ownership guideline. If an executive is promoted and the target is increased, an additional three-year period is provided to meet the ownership guideline. For purposes of calculating stock ownership, we include unvested shares of restricted stock but do not include unexercised stock option awards. Shares owned are valued based on the average closing price of our common stock for the just completed fiscal year.

All of our Named Executive Officers are still within the applicable grace period for achieving these ownership levels.

Anti-Hedging and Anti-Pledging Policies

Our Board of Directors believes that the interests of our executive officers, employees and members of our Board of Directors should be aligned with the interests of our shareholders. As a result, we have adopted an anti-hedging policy that prohibits all employees and members of our Board of Directors from engaging in the purchase or sale of financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of our Company’s securities. Our Board of Directors has also adopted an anti-pledging policy, which states that executive officers and directors of the Company are prohibited from, directly or indirectly, pledging, hypothecating, or otherwise encumbering shares of the Company’s common stock as collateral for indebtedness. This prohibition includes, but is not limited to, holding such shares in a margin account or any other account that could cause the Company’s common stock to be subject to a margin call or otherwise be available as collateral for a margin loan. None of our Named Executive Officers has pledged shares of our common stock as collateral for personal loans or other obligations.

Clawback Policy

Our Board of Directors adopted a policy regarding “clawbacks” for Named Executive Officers and other key executives for performance-based short-term and long-term incentive compensation plans as of March 3, 2014. The policy provides the Board the discretion to clawback incentive compensation awarded or paid during the three-year period preceding the date of a restatement of the Company’s financial statements due to material noncompliance with any financial reporting requirement under the U.S. federal securities laws.

Tax Considerations

Section 162(m) of the U.S. Internal Revenue Code (“Section 162(m)”) imposes a $1,000,000 annual deduction limit on compensation payable to certain current and former named executive officers. The Compensation Committee intends to pay competitive compensation consistent with our philosophy to attract, retain and motivate executive officers to manage our business in the best interests of the Company and our shareholders. The Compensation Committee, therefore, may choose to provide non-deductible compensation to our executive officers if it deems such compensation to be in the best interests of Apogee and our shareholders.

Prior to the Tax Cuts and Jobs Act (the “Act”), Section 162(m) permitted a deduction for compensation in excess of $1,000,000 paid to a covered executive if specified requirements related to our performance were met and shareholder approval was obtained. The Act eliminated the exception to the deduction limit for qualified performance-based compensation (and broadened the application of the deduction limit to certain current and former executive officers who previously were exempt from such limit). However, the Act also included a transition provision which exempts from the above changes compensation payable under a written binding agreement that was in effect on November 2, 2017, if such agreement is not subsequently materially amended. As a result of the transition rule, certain awards (such as stock options and deferred compensation arrangements) that were outstanding as of November 2, 2017 but which may be exercised or pay out in future tax years may be fully deductible if they qualify for transition relief.

Various programs, including our benefit plans that provide for deferrals of compensation are subject to Section 409A of the Internal Revenue Code. We have reviewed such plans for compliance with Section 409A and believe that they are in compliance.

Compensation Risk Analysis

During fiscal 2021, the Committee, with the assistance of its independent compensation consultant and management, assessed risk in our compensation plans, practices and policies and determined that the Company’s compensation practices and policies do not create risks that are reasonably likely to have a material adverse effect on the Company. In performing this risk assessment, the Committee considered:

•	The mix of fixed and variable compensation;

•	The mix of short-term and long-term incentive compensation;

•	The extent to which performance metrics are directly reflected in our audited financial statements or other objective reports;

•	The relative weighting of the performance metrics;

•	The likelihood that achievement of performance metrics could have a material impact on our financial performance in succeeding fiscal periods;

•	The various compensation risk control mitigation features in our compensation plans, including balanced financial performance metrics that include net sales, earnings and operational metrics;

•	Multiple financial performance metrics for our annual cash incentive and long-term incentive plans;

•	Different financial performance metrics for our annual cash incentive and long-term incentive plans;

•	Appropriate maximum caps on our annual cash incentive and long-term incentive plans and annual equity awards;

•	Management stock ownership guidelines; and

•	Our clawback and hedging policies.

Summary Compensation Table

The following table sets forth the total compensation for fiscal 2021, 2020 and 2019 awarded to our Named Executive Officers.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compen- sation ($)(4)	Total ($)
Ty R. Silberhorn(5)	2021	123,077	200,000	(6)	1,399,997	—	—	36,239	1,759,313
Chief Executive Officer and President

Nisheet Gupta(5)	2021	362,855	329,500	(6)	464,800	274,548	57,375	15,635	1,504,713
Executive Vice President and Chief Financial Officer

Curtis J. Dobler(5)	2021	346,500	88,800	(6)	253,540	220,941	46,200	36,549	992,530
Executive Vice President and Chief Human Resources Officer	2020	340,577	216,724		373,000	—	14,276	93,564	1,038,141

Gregory J. Sachs(5)	2021	315,000	150,000	(6)	190,155	167,334	35,000	22,944	880,433
Chief Procurement Officer

Maureen A. Hayes(5)	2021	292,050	47,550	(6)	235,430	155,310	32,450	17,974	780,764
Chief Information Officer

Brent C. Jewell(7)	2021	369,000	151,201	(6)	362,200	235,470	73,799	32,214	1,223,884
President Architectural Framing Systems segment	2020	387,577	—		526,050	—	14,453	15,583	943,663
	2019	267,885	44,560		258,300	—	55,440	13,557	639,742

Joseph F. Puishys(8)	2021	818,125	504,900	(6)	673,565	1,080,156	196,350	1,002,241	4,275,337
Former Chief Executive Officer and President	2020	935,000	—		635,806	—	210,492	41,606	1,822,904
	2019	935,000	—		727,420	—	544,264	43,852	2,250,536

James S. Porter(9)	2021	124,062	—		253,125	—	—	5,082	382,269
Former Executive Vice President and Chief Financial Officer	2020	446,000	—		246,822	—	20,787	19,922	733,531
	2019	435,000	—		219,923	—	114,840	17,455	787,218

(1)

The amounts shown in this column represent the grant date fair value of the restricted stock awards granted in fiscal 2021, 2020 and 2019. These amounts are calculated in accordance with FASB ASC Topic 718 based on the closing share price of our common stock on the date of grant. See Note 12, Share-Based Compensation, to our fiscal 2021 Audited Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended February 27, 2021 for assumptions made in the valuation.

(2)

The amounts shown in this column represent the grant date fair value of the option awards granted in fiscal 2021. These amounts are calculated in accordance with FASB ASC Topic 718 using the binomial lattice model and based on the assumptions set forth in Note 12, Share-Based Compensation, to our fiscal 2021 Audited Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended February 27, 2021.

(3)	The amounts in this column represent the amounts earned pursuant to the formula established for the fiscal 2021 annual cash incentive awards (additional amounts paid pursuant to the fiscal 2021 annual cash incentive awards, including as a result of the Compensation Committee’s exercise of discretion, are reported in the “Bonus” column).

(4)	The following table shows each component of the “All Other Compensation” column for each of our Named Executive Officers for fiscal 2021.

Name	Perquisites ($)		Executive Health Physical Reimbursement ($)	Company Matching Contributions to Defined Contribution Plans ($)(a)	Dividends Paid or Accrued on Stock Awards ($)(b)	Retirement Payments and Benefits(c)	Total All Other Compensation ($)

Ty R. Silberhorn	24,338	(d)	—	2,769	9,132	—	36,239

Nisheet Gupta	702	(e)	—	3,433	11,500	—	15,635

Curtis J. Dobler	15,035	(f)	1,599	4,156	15,759	—	36,549

Gregory J. Sachs	1,014	(e)	—	6,965	14,965	—	22,944

Maureen A. Hayes	1,063	(e)	—	4,812	12,099	—	17,974

Brent C. Jewell	3,140	(g)	—	3,762	25,312	—	32,214

Joseph F. Puishys	6,096	(h)	400	4,156	40,891	950,698	1,002,241

James S. Porter	307	(e)	—	1,141	3,634	—	5,082

(a)

Includes the amounts we set aside or accrued during fiscal 2021 under our 401(k) Retirement Plan and Employee Stock Purchase Plan as matching contributions on our Named Executive Officers’ contributions to such plans. Such contribution amounts are set forth in the table below. Our Named Executive Officers are eligible to participate in our 401(k) Retirement Plan and Employee Stock Purchase Plan on the same basis as all eligible employees.

Name	401(k) Retirement Plan Matching Contributions ($)	Employee Stock Purchase Plan 15% Matching Contributions ($)	Total Company Matching Contributions ($)

Ty R. Silberhorn	2,769	—	2,769

Nisheet Gupta	3,433	—	3,433

Curtis J. Dobler	4,156	—	4,156

Gregory J. Sachs	5,465	1,500	6,965

Maureen A. Hayes	4,812	—	4,812

Brent C. Jewell	3,762	—	3,762

Joseph F. Puishys	4,156	—	4,156

James S. Porter	1,141	—	1,141

(b)	Includes dividends paid or accrued on unvested restricted stock during fiscal 2021 pursuant to our 2009 Stock Incentive Plan and our 2019 Stock Incentive Plan.

(c)

For Mr. Puishys, includes $935,000 of salary continuation accrued in connection with his retirement, 50% of which is payable six months following Mr. Puishys’s retirement date, with the remaining 50% paid in equal monthly installments for the subsequent six months, and an aggregate payment of $15,698, which represents the Company’s share of group medical, dental and vision insurance costs for 18 months after the retirement date. For a summary of the payments and benefits provided to Mr. Puishys pursuant to his Transition Agreement, including accelerated stock and option awards, see “Puishys Transition Agreement” on page 66.

(d)	Includes $24,250 for reimbursement of financial planning fees, $88 in premiums paid for enhanced long-term disability insurance.

(e)	Consists of premiums paid for enhanced long-term disability insurance.

(f)	Consists of $1,140 in premiums paid for enhanced long-term disability insurance and $13,895 for relocation costs.

(g)	Includes $2,000 for reimbursement of financial planning fees, $1,140 in premiums paid for enhanced long-term disability insurance.

(h)	Includes $2,000 for reimbursement of financial planning fees, $1,096 in premiums paid for enhanced long-term disability insurance, and $3,000 for an enhanced access medical care program.

(5)

In fiscal 2021, Mr. Silberhorn joined our Company on January 4, 2021, and Mr. Gupta joined our Company on June 15, 2020. Messrs. Silberhorn, Gupta and Sachs and Ms. Hayes were not Named Executive Officers in fiscal years 2019 or 2020 and Mr. Dobler was not a Named Executive Officer in fiscal 2019. Accordingly, the table above includes the compensation of such individuals only for the applicable years in which they were Named Executive Officers.

(6)	The following table shows each component of the “Bonus” column for each of our Named Executive Officers for fiscal 2021.

Name	Signing Bonus(a)	Fiscal 2021 Annual Cash Incentive Award Amounts Above Calculated Amount ($)(b)	Procurement Program Incentive Bonus ($)(c)	Fiscal 2021 CEO Evaluation Incentive ($)(d)	Total Bonus ($)

Ty R. Silberhorn	200,000	—	—	—	200,000

Nisheet Gupta	100,000	229,500	—	—	329,500

Curtis J. Dobler	—	88,800	—	—	88,800

Gregory J. Sachs	—	50,000	100,000	—	150,000

Maureen A. Hayes	—	47,550	—	—	47,550

Brent C. Jewell	—	51,201	100,000	—	151,201

Joseph F. Puishys	—	294,525	—	210,375	504,900

James S. Porter	—	—	—	—	—

(a)	Consists of a signing bonus paid to Mr. Silberhorn pursuant to the terms of his Employment Agreement and to Mr. Gupta pursuant to the terms of his Offer Letter.

(b)

For Named Executive Officers other than Mr. Gupta, the amounts consist of the difference between the calculated payout amount under the Fiscal 2021 Annual Cash Incentive and the amount actually awarded by the Compensation Committee. For Mr. Gupta, consists of the difference between the calculated payout amount under the Fiscal 2021 Annual Cash Incentive and the amount of his contractually agreed minimum Fiscal 2021 Annual Cash Incentive.

(c)

Consists of amounts that the Compensation Committee determined to pay to the executive officers as a result of their efforts in connection with the Company’s previously announced and ongoing procurement cost savings initiative.

(d)

Consists of amounts paid to Mr. Puishys for the fiscal 2021 CEO evaluation incentive award pursuant to the terms of his Transition Agreement, which modified the terms of the fiscal 2021 CEO evaluation incentive award to stipulate that payout would be based upon his fiscal 2020 annual CEO performance evaluation rating of 90% of target.

(7)	Mr. Jewell was no longer serving as an executive officer as of the end of the fiscal year, although he remains an employee of the Company.

(8)	Mr. Puishys resigned as an officer of the Company effective as of January 4, 2021 and as an employee of the Company effective as of February 27, 2021.

(9)	Mr. Porter resigned as an officer of the Company on June 15, 2020, and his employment with the Company ended on June 19, 2020.

Grants of Plan-Based Awards

The following table sets forth information for our Named Executive Officers concerning the following plan-based awards made during fiscal 2021: (i) estimated possible payouts for fiscal 2021 annual cash incentive awards; (ii) the grant date value of the restricted stock awards; (iii) the grant date value of the stock options; and (iv) estimated possible payouts for the fiscal 2021 CEO evaluation incentive award.

Fiscal 2021 Grants of Plan-Based Awards

Name	Grant Date	Estimated Possible Payouts under Non-Equity Incentive Plan Awards(1)				All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of securities underlying options (#)(3)	Exercise or base price of option awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)		Target ($)	Maximum ($)
Ty R. Silberhorn
Restricted stock	1/4/21	—		—	—	45,662	—	—	1,399,997
Nisheet Gupta
Fiscal 2021 annual cash incentive	6/30/20	14,344		286,875	573,750	—	—	—	—
Restricted stock	6/15/20	—		—	—	20,000	—	—	464,800
Stock options	6/30/20	—		—	—	—	54,800	23.04	274,548
Curtis J. Dobler
Fiscal 2021 annual cash incentive	6/30/20	11,550		231,000	462,000	—	—	—	—
Restricted stock	4/23/20	—		—	—	14,000	—	—	253,540
Stock options	6/30/20	—		—	—	—	44,100	23.04	220,941
Gregory J. Sachs
Fiscal 2021 annual cash incentive	6/30/20	8,750		175,000	350,000	—	—	—	—
Restricted stock	4/23/20	—		—	—	10,500	—	—	190,155
Stock options	6/30/20	—		—	—	—	33,400	23.04	167,334
Maureen A. Hayes
Fiscal 2021 annual cash incentive	6/30/20	8,113		162,250	324,500	—	—	—	—
Restricted stock	4/23/20	—		—	—	13,000	—	—	235,430
Stock options	6/30/20	—		—	—	—	31,000	23.04	155,310
Brent C. Jewell
Fiscal 2021 annual cash incentive	6/30/20	12,300		246,000	492,000	—	—	—	—
Restricted stock	4/23/20	—		—	—	20,000	—	—	362,200
Stock options	6/30/20	—		—	—	—	47,000	23.04	235,470
Joseph F. Puishys
Fiscal 2021 annual cash incentive	6/30/20	49,088		981,750	1,963,500	—	—	—	—
Restricted stock	4/23/20	—		—	—	37,193	—	—	673,565
Stock options	6/30/20	—		—	—	—	215,600	23.04	1,080,156
Fiscal 2021 CEO evaluation incentive	6/24/20	—	(5)	233,750	467,500	—	—	—	—
James S. Porter
Restricted stock	4/24/20	—		—	—	13,500	—	—	253,125

(1)	These columns show the range of possible payouts under the fiscal 2021 annual cash incentive awards and, with respect to Mr. Puishys, the fiscal 2021 CEO evaluation incentive award.

Amounts to be earned pursuant to the fiscal 2021 annual cash incentive awards are based on results achieved against financial performance goals. Pursuant to the terms of his Transition Agreement, Mr. Puishys was paid $210,375 under the fiscal 2021 CEO evaluation incentive program, based upon his fiscal 2020 annual CEO performance evaluation rating of 90% of target.

Amounts shown in the “Threshold” column assume threshold performance level is achieved for only the performance goal with the lowest weighting and is not achieved for any other performance goals. Amounts shown in the “Target” and “Maximum” columns assume target and maximum performance levels, respectively, are achieved for all performance goals.

The fiscal 2021 annual cash incentive award payouts are included in the “Summary Compensation Table” beginning on page 53 in the columns titled “Non-Equity Incentive Plan Compensation” and “Bonus” and described under the heading “Fiscal 2021 Annual Cash Incentive Payouts” beginning on page 43.

The fiscal 2021 CEO evaluation incentive is included in the “Summary Compensation Table” beginning on page 53 in the column titled “Bonus” and is described under the heading “Fiscal 2021 CEO Evaluation Incentive” on page 49.

Neither Mr. Silberhorn nor Mr. Porter were granted a fiscal 2021 annual incentive award.

(2)

The restricted stock awards made on April 23, 2020 to Messrs. Dobler, Sachs, Jewell and Puishys and Ms. Hayes, and on April 24, 2020 to Mr. Porter were based on their performance during fiscal 2020 and vest in three equal annual installments commencing on April 23, 2021 and April 24, 2021, respectively. Mr. Gupta’s restricted stock award was made when he joined our Company on June 15, 2020 and vests in three equal annual installments commencing on June 15, 2021. The restricted stock award made to Mr. Silberhorn was made when he joined our company on January 4, 2021 and vests 16,308 shares on January 4, 2023 and 29,354 shares on January 4, 2026. Dividends or other distributions (whether cash, stock or otherwise) will accrue during the vesting period and will be paid only if the restricted shares vest. Our restricted stock program is described under “Restricted Stock Awards” on page 47.

(3)

Stock options have an exercise price equal to the closing market price of the Company’s common stock on the date of the grant and a term of 10 years. The stock options vest in equal installments on the second and third anniversaries of the date of the grant. No stock options may be exercised for a gain of more than $12.66 per share (i.e., the difference between the exercise price ($23.04) per share and the maximum price ($35.70) per share). The maximum share price limitation is subject to equitable adjustment in the event of a stock split or other similar transaction in accordance with the Plan. The stock options are described under “Stock Options” on page 48.

(4)

The grant date fair value of the restricted stock awards was calculated in accordance with FASB ASC Topic 718 by multiplying the number of restricted shares by the closing price of our common stock on the Nasdaq Global Select Market on the date of grant. The closing price of our common stock on the Nasdaq Global Select Market was $18.11 on April 23, 2020, the date of grant for Messrs. Dobler, Sachs, Jewell and Puishys and Ms. Hayes; $18.75 on April 24, 2020, the date of grant for Mr. Porter; $23.24 on June 15, 2020, the date of grant for Mr. Gupta and $30.66 on January 4, 2021, the date of the grant for Mr. Silberhorn.

The grant date fair value of the options awards were determined using the binomial lattice model and based on the assumptions set forth in Note 12, Share-Based Compensation, to our fiscal 2021 Audited Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended February 27, 2021.

(5)	There is no threshold performance level for the fiscal 2021 CEO evaluation incentive award.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the equity awards held by our Named Executive Officers as of February 27, 2021, the last day of fiscal 2021.

Outstanding Equity Awards at Fiscal 2021 Year-End

	Option Awards						Stock Awards
Name	Option Grant Date		Number of Securities Underlying Unexercised Options (#) Unexercisable	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)

Ty R. Silberhorn	—		—	—	—	—	45,662	(3)	1,707,759

Nisheet Gupta	6/30/20	(4)	54,800	—	23.04	6/30/30	—		—
	—		—	—	—	—	20,000	(5)	748,000

Curtis J. Dobler	6/30/20	(4)	44,100	—	23.04	6/30/30	—		—
	—		—	—	—	—	6,667	(6)	249,346
	—		—	—	—	—	14,000	(7)	523,600

Gregory J. Sachs	6/30/20	(4)	33,400	—	23.04	6/30/30
	—		—	—	—	—	6,667	(8)	249,346
	—		—	—	—	—	10,500	(7)	392,700

Maureen A. Hayes	6/30/20	(4)	31,000	—	23.04	6/30/30
	—		—	—	—	—	867	(9)	32,426
	—		—	—	—	—	2,000	(10)	74,800
	—		—	—	—	—	13,000	(7)	486,200

Brent C. Jewell	6/30/20	(4)	47,000	—	23.04	6/30/30
	—		—	—	—	—	3,333	(10)	124,654
	—		—	—	—	—	6,667	(11)	249,346
	—		—	—	—	—	20,000	(7)	748,000

Joseph F. Puishys	6/30/20	(12)	—	215,600	23.04	8/27/21	—		—

James S. Porter	—		—	—	—	—	—		—

(1)	The exercise price for all stock options is 100% of the closing price of our common stock on the Nasdaq Global Select Market on the date of grant.

(2)

The market value is calculated by multiplying the closing price of $37.40, the closing price of our common stock on the Nasdaq Global Select Market on February 26, 2021, the last trading day of fiscal 2021, by the number of shares of restricted stock that had not vested as of February 27, 2021, the last day of fiscal 2021.

(3)	Represents an unvested restricted stock award granted on January 4, 2021, which vests 16,308 shares on January 4, 2023, and 29,354 shares on January 4, 2026.

(4)	Represents a stock option award that vests in equal installments on June 30, 2022 and June 30, 2023, and has a 10-year term.

(5)	Represents an unvested restricted stock award granted on June 15, 2020, which vests in three equal annual installments commencing on June 15, 2021.

(6)	Represents an unvested restricted stock award granted on April 15, 2019, which vests in three equal annual installments commencing on April 15, 2020.

(7)	Represents the remaining portion of an unvested restricted stock award granted on April 23, 2020, which vests in three equal annual installments commencing on April 30, 2021.

(8)	Represents the remaining portion of an unvested restricted stock award granted on January 14, 2020, which vests in three equal annual installments commencing on January 14, 2021.

(9)	Represents the remaining portion of an unvested restricted stock award granted on April 26, 2018, which vests in three equal annual installments commencing on April 30, 2019.

(10)	Represents the remaining portion of an unvested restricted stock award granted on April 25, 2019, which vests in three equal annual installments commencing on April 30, 2020.

(11)	Represents the remaining portion of an unvested restricted stock award granted on January 14, 2020, which vests in three equal installments on January 14, 2021, August 5, 2021, and August 5, 2022.

(12)

Represents a stock option award that vested on February 27, 2021 pursuant to the terms of Mr. Puishys’ Transition Agreement and is exercisable for a period of six months after such vesting date. For a summary of the payments and benefits provided to Mr. Puishys pursuant to his Transition Agreement, see “Puishys Transition Agreement” on page 66.

Option Exercises and Stock Vested

The following table sets forth information on options exercised and restricted stock awards vested during fiscal 2021 for each of our Named Executive Officers.

Fiscal 2021 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Ty R. Silberhorn	—	—	—	—
Nisheet Gupta	—	—	—	—
Curtis J. Dobler	—	—	3,333	57,361
Gregory J. Sachs	—	—	3,333	124,921
Maureen A. Hayes	—	—	2,399	49,036
Brent C. Jewell	—	—	8,000	220,944
Joseph F. Puishys	100,341	1,704,463	70,460	2,349,733
James S. Porter	—	—	24,733	522,987

(1)

The value realized on exercise represents the total number of shares acquired on exercise multiplied by the market price of our common stock on the exercise date, as reported on the Nasdaq Global Select Market, less the per share exercise price.

(2)	Includes shares of restricted stock that became vested and were distributed during fiscal 2021.

(3)	The value realized is calculated by multiplying the closing price of our common stock on the Nasdaq Global Select Market on the vesting date by the shares of restricted stock that became vested.

Non-Qualified Deferred Compensation

Deferred Compensation Plan

Our Deferred Compensation Plan is a non-qualified deferred compensation plan for a select group of management and other highly compensated employees of our Company and our subsidiaries, including our Named Executive Officers. For the 2020, 2019 and 2018 calendar years, approximately 238, 219 and 212 of our employees, respectively, were eligible to participate in our Deferred Compensation Plan and approximately 243 employees are eligible for the 2021 calendar year. Our

Deferred Compensation Plan allows for deferrals by participants of up to 75% of base salary and sales commissions, and up to 100% of bonuses and other cash or equity-based compensation approved by the Committee, and also provides that we may establish rules permitting a participant to defer performance-based compensation up to six months prior to the end of a performance period. There is no maximum dollar limit on the amount that may be deferred by a participant each year. A participant in our Deferred Compensation Plan may elect to have the participant’s account credited with earnings and investment gains and losses by assuming that deferred amounts were invested in one or more of 17 hypothetical investment fund options selected by the participant, which had investment returns ranging from -4.85% to 117.31% for calendar 2020. An Apogee common stock fund is not one of the investment options available under our Deferred Compensation Plan. Participants are permitted to change their investment elections at any time. We may also make discretionary contributions to a participant’s account under our Deferred Compensation Plan, and our Company will designate a vesting schedule for each such contribution. The participants are always 100% vested in the amount they defer and the earnings, gains and losses credited to their accounts. Participants are entitled to receive a distribution from their account upon: a separation from service, a specified date, death, disability, retirement (as defined in our Deferred Compensation Plan), or unforeseeable emergency that results in “severe financial hardship” that is consistent with the meaning of such term under Section 409A of the Internal Revenue Code. Distributions are in a lump sum, installments or a combination of lump sum with installments based upon the participant’s election as allowed under our Deferred Compensation Plan. Our Deferred Compensation Plan is an unfunded obligation of Apogee, and participants are unsecured creditors of Apogee.

Non-Qualified Deferred Compensation Table

The table below provides information on our Named Executive Officers’ compensation earned with respect to fiscal 2021 and deferred under our Deferred Compensation Plan.

Fiscal 2021 Non-Qualified Deferred Compensation

Name	Name of Plan	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Ty R. Silberhorn	Deferred Comp.	—	—	—	—	—
Nisheet Gupta	Deferred Comp.	—	—	—	—	—
Curtis J. Dobler	Deferred Comp.	—	—	—	—	—
Gregory J. Sachs	Deferred Comp.	—	—	—	—	—
Maureen A. Hayes	Deferred Comp.	—	—	—	—	—
Brent C. Jewell	Deferred Comp.	—	—	—	—	—
Joseph F. Puishys	Deferred Comp.	—	—	221,317	—	2,996,792(1)
James S. Porter	Deferred Comp.	—	—	—	—	—

(1)

Includes the following amounts reported for Mr. Puishys as reported in the “Summary Compensation Table” on page 53 in the “Non-Equity Incentive Plan Compensation” column: $210,492 for fiscal 2020; and $198,688 for fiscal 2019; and a portion of this amount was earned prior to fiscal 2019. Amounts earned prior to fiscal 2019 were reported in the “Summary Compensation Table” in the year earned.

Potential Payments Upon Termination or Following a Change-in-Control

Payments Made Upon Termination

Except as discussed below, if the employment of any of our Named Executive Officers is voluntarily or involuntarily terminated, no additional payments or benefits will accrue or be owed to him or her, other than what the Named Executive Officer has accrued and is vested under our benefit plans, including under the heading “Non-Qualified Deferred Compensation” above.

Except as discussed below, or in connection with a change-in-control, a voluntary or involuntary termination will not trigger an acceleration of the vesting of any outstanding equity awards, subject to the Compensation Committee’s discretion to accelerate the awards.

Mr. Silberhorn’s Employment Agreement provides that, if his employment is terminated during the Term by the Company without “Cause” (as defined in the Employment Agreement) or by him for “Good Reason” (as defined in the Employment Agreement), and Mr. Silberhorn executes a written release substantially in the form attached as an exhibit to the Employment Agreement, Mr. Silberhorn shall be entitled to:

•	severance equal in amount to one year of Mr. Silberhorn’s then-current annual base salary;

•

continued medical and dental insurance coverage, at the Company’s cost, for Mr. Silberhorn and his eligible dependents on the same basis as in effect at the date of his termination, for the earlier to occur of a period of twelve months from the date of his termination and the date on which Mr. Silberhorn becomes eligible for benefits from his successor employer;

•	automatic acceleration of any unvested shares of the Retention Grant; and

•	any previously earned but unpaid amounts to which he was entitled as of the date of termination.

For a summary of the payments and benefits provided to Mr. Puishys pursuant to his Transition Agreement, see “Puishys Transition Agreement” on page 66.

Payments Made Upon Disability

Under the terms of the Apogee Enterprises, Inc. Short-Term and Long-Term Disability Plans, each of our Named Executive Officers who participates in such plans is eligible for a disability benefit. All of our Named Executive Officers have elected to participate in our enhanced Long-Term Disability Plan and are eligible for a disability benefit that is equal to 100% of his or her monthly base salary during the first three months of disability and 60% of his or her monthly base salary up to a maximum of $15,000 per month thereafter.

If the employment of any of our Named Executive Officers is terminated due to disability, the terms of our stock option and restricted stock agreements provide for the immediate vesting of such awards.

Pursuant to the terms of the CEO evaluation incentive award, Mr. Puishys will receive a pro rata portion of the CEO evaluation incentive awards if his employment is terminated due to disability.

Mr. Silberhorn’s Employment Agreement and Retention Grant agreement provide that, if his employment is terminated during the Term because Mr. Silberhorn dies or becomes “Totally Disabled” (as defined in the Employment Agreement), Mr. Silberhorn or his spouse or estate, as the case may be, shall be entitled to:

•	any amounts due to Mr. Silberhorn for base salary through the date of termination;

•

any other unpaid amounts to which Mr. Silberhorn is entitled as of the date of termination, including any amounts that Mr. Silberhorn is entitled to under any benefit plan of the Company in accordance with the terms of such plan; and

•	automatic acceleration of any unvested shares of the Retention Grant (as defined in the Employment Agreement).

Payments Made Upon Death

The terms of our stock option and restricted stock agreements provide for the immediate vesting of such awards in the event of the Named Executive Officer’s death.

Pursuant to the terms of the CEO evaluation incentive awards, Mr. Puishys’ estate will receive a pro rata portion of the CEO evaluation incentive awards upon his death.

See the description of payments due to Mr. Silberhorn’s spouse or estate upon his death, as described in the foregoing section “Payments Made Upon Disability”.

Change-in-Control Severance Agreements

The Committee believes that offering a change-in-control program provides executive officers a degree of security in the event of a corporate transaction and allows for better alignment of executive officer and shareholder interests. We have entered into a change-in-control severance agreement (the “CIC Severance Agreement”) with each of our Named Executive Officers. Our CIC Severance Agreement is designed to retain our executive officers and provide for continuity of management in the event of an actual or threatened “Change-in-Control of Apogee” (as defined in the CIC Severance Agreement).

Our CIC Severance Agreement contains a “double trigger” for benefits, which means that there must be both a “Change-in-Control of Apogee” and a termination of the executive’s employment for the provisions to apply. It provides that, in the event of a “Change-in-Control of Apogee,” each executive officer who is a party to an agreement will have specific rights and receive specified benefits if the executive officer is terminated without “Cause” (as defined in the CIC Severance Agreement) or the executive officer voluntarily terminates his or her employment for “Good Reason” (as defined in the CIC Severance Agreement) within two-years after the “Change-in-Control of Apogee.” In these circumstances, our Named Executive Officers will each receive a severance payment equal to two times his or her annual base salary and annual cash incentive at target level performance for such fiscal year. In addition, all unvested restricted stock awards held by the executive officer that have not vested by the employment termination date will be immediately vested on such date. Our CIC Severance Agreement provides that, for a 24-month period following a “Change-in-Control of Apogee,” our Company will continue to provide medical and dental insurance coverage for the executive officer and the executive officer’s dependents or will reimburse the executive officer for the cost of obtaining substantially similar benefits. No benefits will be paid to the executive officer pursuant to the CIC Severance Agreement unless the executive officer executes and delivers to Apogee a release of claims.

We do not provide a tax gross-up payment for any excise tax liability under Internal Revenue Code Section 4999 related to Section 280G excess parachute payments.

Our CIC Severance Agreements contain a “best-net-benefit” provision which provides that, in the event that payments under the agreements trigger excise tax for the executive officer, the executive officer has the option of either reducing the severance payment, if the net benefit is greater than paying the excise tax, or paying the excise tax himself or herself.

To receive these severance benefits, the executive officer shall not: (1) solicit, directly or indirectly, any of our existing or prospective customers, vendors or suppliers for a purpose competitive to our business or to encourage such customers, vendors or suppliers to terminate business with us; (2) solicit, directly or indirectly, any of our employees to terminate his or her employment; or (3) engage in or carry on, directly or indirectly, in certain geographic markets a business competitive with our business, for a period of 12- or 24-months following termination of employment.

The CIC Severance Agreements continue through December 31 of each year and provide for automatic extension for one-year terms prior to a Change-in-Control unless we give prior notice of termination.

The terms of the restricted stock agreements for awards made pursuant to our 2009 Stock Incentive Plan and 2019 Stock Incentive Plan contain a “double trigger” for acceleration of vesting upon a Change-in-Control, which means that there must be both a Change-in-Control and the Named Executive Officer’s employment must be terminated by the Company without “Cause” (as defined in the restricted stock agreement) or by the Named Executive Officer for “Good Reason” (as defined in the restricted stock agreement) in order for all shares of restricted stock that have not vested by the Employment Termination Date to vest. In the event of a “Change-in-Control of Apogee,” the Committee will adjust the CEO evaluation incentive awards, in its full discretion, and Mr. Puishys will receive the portion of the CEO’s two-year performance-based awards that were mandatorily deferred.

Payments Upon Termination and Change-in-Control

The table below shows potential payments to our Named Executive Officers upon certain terminations pursuant to disability, death and a change-in-control of our Company. The table below assumes that disability, death or the termination of employment occurred or the change-in-control was effective as of February 26, 2021, the last trading day of fiscal 2021. The amounts shown are estimates of the amounts that would be paid to the executives upon termination of employment or the change-in-control, in addition to the base salary and bonus earned by our Named Executive Officers for fiscal 2021. We have not included payments or benefits that are fully vested and disclosed in the “Fiscal 2021 Pension Benefits” table or the “Fiscal 2021 Deferred Compensation” table. The actual amounts to be paid can only be determined at the actual time of a Named Executive Officer’s termination of employment.

Name	Type of Payment	Payments Upon Disability ($)		Payments Upon Death ($)		Payments upon Termination without Cause or for Good Reason ($)		Payments Upon Involuntary or Good Reason Termination After a Change-in- Control Occurs ($)

Ty R. Silberhorn	Cash Severance Payment	—		—		800,000	(1)	3,200,000	(1)
	Health Insurance Benefits	—		—		17,946		35,891
	Reimbursement of Legal Costs	—		—		—	(2)	—	(2)
	Acceleration of Vesting
	Restricted Stock	1,707,759	(3)	1,707,759	(3)	1,707,759	(3)	1,707,759	(3)
	Disability Payments	335,001	(5)	—		—		—

	Total	2,042,760		1,707,759		2,525,705		4,943,650

Nisheet Gupta	Cash Severance Payment	—		—		—		1,785,000	(1)
	Health Insurance Benefits	—		—		—		35,891
	Reimbursement of Legal Costs	—		—		—		—	(2)
	Acceleration of Vesting
	Restricted Stock	748,000	(3)	748,000	(3)	—		748,000	(3)
	Stock Options	693,768	(4)	693,768	(4)	—		693,768	(4)
	Disability Payments	262,500	(5)	—		—		—

	Total	1,704,268		1,441,768		—		3,262,659

Curtis J. Dobler	Cash Severance Payment	—		—		—		1,232,000	(1)
	Health Insurance Benefits	—		—		—		35,891
	Reimbursement of Legal Costs	—		—		—		—	(2)
	Acceleration of Vesting
	Restricted Stock	772,946	(3)	772,946	(3)	—		772,946	(3)
	Stock Options	558,306	(4)	558,306	(4)	—		558,306	(4)
	Disability Payments	231,249	(5)	—		—		—

	Total	1,562,501		1,331,252		—		2,599,143

Name	Type of Payment	Payments Upon Disability ($)		Payments Upon Death ($)		Payments upon Termination without Cause or for Good Reason ($)	Payments Upon Involuntary or Good Reason Termination After a Change-in- Control Occurs ($)

Gregory J. Sachs	Cash Severance Payment	—		—		—	1,050,000	(1)
	Health Insurance Benefits	—		—		—	35,891
	Reimbursement of Legal Costs	—		—		—	—	(2)
	Acceleration of Vesting
	Restricted Stock	642,046	(3)	642,046	(3)	—	642,046	(3)
	Stock Options	422,844	(4)	422,844	(4)	—	422,844	(4)
	Disability Payments	222,501	(5)	—		—	—

	Total	1,287,391		1,064,890		—	2,150,781

Maureen A. Hayes	Cash Severance Payment	—		—		—	973,500	(1)
	Health Insurance Benefits	—		—		—	44,917
	Reimbursement of Legal Costs	—		—		—	—	(2)
	Acceleration of Vesting
	Restricted Stock	593,426	(3)	593,426	(3)	—	593,426	(3)
	Stock Options	392,460	(4)	392,460	(4)	—	392,460	(4)
	Disability Payments	216,000	(5)	—		—	—

	Total	1,201,886		985,886		—	2,004,303

Brent C. Jewell	Cash Severance Payment	—		—		—	1,312,000	(1)
	Health Insurance Benefits	—		—		—	30,078
	Reimbursement of Legal Costs	—		—		—	—	(2)
	Acceleration of Vesting
	Restricted Stock	1,122,000	(3)	1,122,000	(3)	—	1,122,000	(3)
	Stock Options	595,020	(4)	595,020	(4)	—	595,020	(4)
	Disability Payments	237,501	(5)	—		—	—

	Total	1,954,521		1,717,020		—	3,059,098

(1)

Equals the sum of (a) two times his or her annual base salary as of February 27, 2021, and (b) two times his or her fiscal 2021 annual cash incentive award at target level performance, payable in a lump sum, except for “Payments upon Termination without Cause or for Good Reason” for Mr. Silberhorn, which represents one times his annual base salary as of February 27, 2021, payable in a lump sum.

(2)	We will pay legal fees and expenses incurred to obtain or enforce any right or benefit under his or her CIC Severance Agreement or, with respect to Mr. Silberhorn, under his Employment Agreement.

(3)

Includes restricted stock awards, which would vest upon an assumed occurrence on February 26, 2021 of one of the specified events. The amount in this table represents such aggregate number of shares multiplied by $37.40, the closing price of our common stock on the Nasdaq Global Select Market on February 26, 2021, the last trading day of fiscal 2021.

(4)

Includes the intrinsic value of stock options, which would vest upon an assumed occurrence on February 26, 2021 of one of the specified events. The amount in this table represents such aggregate number of shares subject to options that would vest multiplied by the lower of $37.40, the closing price of our common stock on the Nasdaq Global Select Market on February 26, 2021, the last trading day of fiscal 2021, or $35.70, the maximum share price as stated in the Stock Option Agreement, less $23.04, the exercise price of such options.

(5)

This amount represents the annual disability payments during the first year of disability. Annual disability payments after the first year of disability would be $180,000 for each of Messrs. Silberhorn, Gupta, Dobler, Sachs and Jewell and Ms. Hayes.

Porter Retirement Payments and Benefits

Mr. Porter retired effective as of June 19, 2020. In connection with his retirement, and pursuant to the terms of the relevant plans and award agreements, the Board accelerated the vesting of a total of 19,383 restricted shares. The value of the accelerated restricted shares was $413,633 based on the closing price of $21.34 per share of the Company’s common stock on the date of acceleration.

Puishys Transition Agreement

In connection with his retirement effective on February 27, 2021 (the “Retirement Date”), Mr. Puishys and the Company entered into a Transition Agreement dated September 15, 2020 (the “Transition Agreement”).

Upon Mr. Puishys’ retirement as Chief Executive Officer of the Company, Mr. Puishys became entitled to $935,000 in cash, which is equal to his annual base salary for fiscal 2021. This payment will be made as follows: (i) 50% six months after the Retirement Date, and (ii) thereafter the remaining 50% in six, equal, monthly installments on the Company’s regular payroll date. As a material inducement for Apogee to enter into this Transition Agreement, Mr. Puishys must comply with certain non-competition covenants contained in the Transition Agreement.

The Transition Agreement also modified the terms of Mr. Puishys’ fiscal 2021 CEO evaluation incentive to stipulate that payout would be $210,375 based upon Mr. Puishys’ fiscal 2020 annual CEO performance evaluation rating of 90% of target.

Effective as of the Retirement Date and pursuant to the terms of the relevant plans and award agreements, the Board accelerated the vesting of a total of 53,628 restricted shares, and 215,600 non-qualified stock options immediately vested and became exercisable for a period ending six months after the Retirement Date. The value of the accelerated restricted shares was $2,005,687 based on the closing price of $37.40 on the Retirement Date. The intrinsic value of the option awards, based on the lesser of the closing price of $37.40 per share of the Company’s common stock on the Retirement Date, or $35.70, the maximum share price as stated in the Stock Option Agreement, was $2,729,496.

The Company will pay $15,698, which represents its share of the cost of Mr. Puishys’ group medical, dental, and vision insurance for 18 months after the Retirement Date, provided that Mr. Puishys (i) pays his share of the cost of that insurance, and (ii) completes and returns the necessary paperwork to continue that coverage.

CEO Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Joseph F. Puishys, our former Chief Executive Officer and President, who resigned as an executive officer of the Company effective as of January 4, 2021 and as an employee of the Company effective as of February 27, 2021:

For the year ended February 27, 2021, our last completed fiscal year:

•	the median of the annual total compensation of all employees of our Company (other than our former Chief Executive Officer) was $47,418; and

•

the annual total compensation of our former Chief Executive Officer, as reported in the Summary Compensation Table beginning on page 53 of this proxy statement, was $4,275,337. We chose to use the compensation for the former Chief Executive Officer for this calculation because he was employed for the complete fiscal year, and he was Chief Executive Officer on December 31, 2020 – the date we determined the median employee.

We reasonably estimate that the ratio of our former CEO’s annual total compensation to the annual total compensation of our median employee was 90 times. Our pay ratio estimate has been calculated in a manner consistent with Item 402(u) of Regulation S-K. To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee, the methodology and the material assumptions, adjustments, and estimates that we used were as follows:

We determined that, as of December 31, 2020, our employee population consisted of 6,087 individuals (including full-time and part-time employees, other than the former Chief Executive Officer, who were employed on December 31, 2020) working at the Company together with our consolidated subsidiaries. Of these individuals, 5,168 were located in the U.S. and U.S. territories, and 919 were from our subsidiaries in Canada and Brazil. We chose to exclude all 187 of our employees from our Brazil subsidiary, which consists of 3.1% of our workforce, from the identification of “median employee,” as permitted by SEC rules.

Our employee population, after taking into consideration the permitted adjustments described above, consisted of 5,900 members. Our adjusted employee population consisted of 5,168 employees in the U.S. and 732 employees located in Canada.

We identified our median employee based on the total cash and stock-based compensation earned during the twelve-month period ended December 31, 2020. In making this determination, we annualized the compensation of all full- and part-time permanent employees included in the sample who were hired in calendar year 2020, but did not work for us or our included subsidiaries for the entire twelve month period described below. For purposes of determining the total compensation actually earned, we included: the amount of base salary (or, in the case of hourly workers, base wages including overtime pay) the employee received during the twelve months ended December 31, 2020, the amount of any cash incentives paid or deferred in such period (which include sales commissions as well as cash incentives that are generally paid for performance during the prior quarter or year), and the amount of any income from stock-based compensation, as reflected in our payroll records. For purposes of identifying the median employee, we applied the average exchange rate for calendar year 2020, which was U.S. dollars to Canadian dollars—1.3269 CAD.

Once we identified our median employee, we then determined that employee’s annual total compensation, including any perquisites and other benefits, in the same manner that we determine the annual total compensation of our Named Executive Officers for purposes of the Summary Compensation Table disclosed above. The annual total compensation for our median employee for fiscal 2021 was determined to be $47,418. This amount was then compared to the annual total compensation of our former CEO disclosed above in the Summary Compensation Table, of $4,275,337. The elements included in the former CEO’s total compensation are discussed above in the footnotes to the Summary Compensation Table.

Proposal 2: Advisory Approval of Apogee’s Executive Compensation

Pursuant to Section 14A of the Exchange Act, we are providing shareholders with an advisory (non-binding) vote on the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with the rules of the SEC.

We are asking our shareholders to indicate their support for the compensation of our Named Executive Officers. We believe that our executive compensation program is structured in the best manner possible to support our Company and its business objectives. It has been designed to implement certain core compensation principles, which include:

•	Alignment of management’s interests with our shareholders’ interests to support long-term value creation through our equity compensation programs and share ownership guidelines;

•	Pay-for-performance, which is demonstrated by linking annual cash incentives and long-term incentives to key financial measures;

•	Providing a flexible compensation package that reflects the cyclical nature of our business and fairly compensates our executives over our business cycle; and

•

Linking compensation to market levels of compensation paid to executive officers in the competitive market so that we can attract, motivate and retain executives who are able to drive the long-term success of Apogee.

We believe our executive compensation program reflects a strong pay-for-performance philosophy and is well-aligned with our shareholders’ long-term interests. Our executive compensation program is designed to motivate our executives, drive desirable behaviors, be competitive, promote retention and reward successful performance. We ask for your support for the reasons listed below.

•

Our compensation programs are substantially tied to achievement of our key financial and business objectives. A significant portion of each Named Executive Officer’s potential total annual cash compensation and long-term compensation is at-risk and linked to our operating performance.

•	Our compensation programs are designed to take into account the cyclical nature of our business and to fairly compensate our executives over the commercial construction cycle.

•

Our compensation programs for executive officers deliver a significant portion of potential total compensation in the form of equity. If the value we deliver to our shareholders declines, so does the compensation we deliver to our executive officers.

•	We have stock ownership guidelines for our executive officers.

•	We offer limited perquisites to our executive officers and do not provide tax reimbursement or “gross-ups” on perquisites, other than annual executive health physicals.

•	Each of our Named Executive Officers is expected to demonstrate exceptional individual performance in order to continue serving as a member of the executive team.

•	We continue to refine our executive compensation program to reflect evolving executive compensation practices.

We believe that the information provided above and within the “Executive Compensation” section of this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our shareholders’ interests to support long-term value creation. Accordingly, we are asking our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of Apogee’s Named Executive Officers, as disclosed in Apogee’s Proxy Statement for the 2021 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and other related narrative disclosures.”

This advisory vote on executive compensation is not binding on Apogee, our Compensation Committee or our Board of Directors. However, our Compensation Committee and Board of Directors will take into account the result of the vote when determining future executive compensation arrangements. We currently conduct annual advisory votes on executive compensation, and we expect to conduct our next advisory vote at our 2022 annual meeting of shareholders.

Board Recommendation

Our Board of Directors recommends that you vote FOR the Say on Pay Proposal. Proxies will be voted FOR the proposal unless otherwise specified.

Proposal 3: Approval of The Apogee Enterprises, Inc. 2019 Stock Incentive Plan, as Amended and Restated (2021)

Background and Purpose

Our Board, on the recommendation of our Compensation Committee, approved on April 21, 2021 an amendment and restatement to the Apogee Enterprises, Inc. 2019 Stock Incentive Plan (the “2019 Stock Plan”), subject to shareholder approval at the Annual Meeting. The proposed amendment and restatement would add an additional 1,000,000 shares to the 2019 Stock Plan share reserve. As of February 27, 2021, the last day of fiscal 2021, there were approximately 147,293 shares of our common stock remaining available for future awards under the Plan, which is the Company’s only equity-based compensation plan under which awards may be made to executive officers and other employees, other than the Legacy Partnership Plan, which has been frozen since 2008, pursuant to which 4,555 shares are available for issuance. The 2019 Stock Plan was originally approved by our shareholders on January 14, 2020 to replace our 2009 Stock Incentive Plan.

The purpose of the 2019 Stock Plan is to promote the interests of the Company and its shareholders by aiding the Company in attracting and retaining employees, officers, consultants and independent contractors capable of assuring the future success of the Company, by providing such persons with opportunities for stock ownership in the Company and to align the interests of such persons with those of our shareholders. The Board believes that it is in the best interest of the Company and our shareholders to further increase the maximum number of shares issuable under the 2019 Stock Plan to enable the Company to continue offering meaningful equity incentives to eligible participants.

The Compensation Committee (for purposes of this summary, the “Committee”) administers the 2019 Stock Plan. The following discussion and summary of the material terms of the 2019 Stock Plan is qualified in its entirety by reference to the full text of the 2019 Stock Plan which is set forth in Appendix A to this proxy statement.

Proposed Amendment to the 2019 Stock Plan

The only change to the 2019 Stock Plan is to increase the aggregate number of shares that may be issued under the 2019 Stock Plan by 1,000,000 shares, from a total of 1,150,000 shares to 2,150,000 shares.

Key Features of the 2019 Stock Plan

The following features of the 2019 Stock Plan reflect equity incentive plan “best practices” intended to protect the interests of our shareholders:

•

Limit on Shares Available for Awards. Under the 2019 Stock Plan, the aggregate number of shares of the Company’s common stock that may be issued is 2,150,000 shares, assuming approval of this Proposal at the Annual Meeting. All shares awarded, regardless of the type of award, will count against the 2019 Stock Plan’s reserve on 1:1 basis for each share subject to the award. On the record date, the closing price of our common stock on the Nasdaq Global Select Market was $35.50 per share.

•

Individual Limits on Shares Issued. The aggregate number of shares of the Company’s common stock that may be issued in a calendar year under the 2019 Stock Plan to an individual employee or officer is 200,000 shares and, in the case of a consultant, independent contractor or advisor is 30,000 shares.

•	No Evergreen Provision. The 2019 Stock Plan does not contain an “evergreen” provision.

•

No Liberal Share “Recycling.” The 2019 Stock Plan provides that any shares (i) surrendered to pay the exercise price of an option, (ii) withheld by the Company or tendered to satisfy tax withholding obligations with respect to any award, (iii) covered by a stock settled stock appreciation right not issued in connection with settlement upon exercise, or (iv) repurchased by the Company using option proceeds will not be added back (“recycled”) to the 2019 Stock Plan.

•

No Granting of Discounted Stock Options or Stock Appreciation Rights. Stock options and stock appreciation rights (“SARs”) must have an exercise price equal to or greater than the fair market value of our common stock on the date of grant (unless such award is granted in substitution for a stock option or SAR previously granted by an entity that is acquired by or merged with the Company).

•

No Repricing of Stock Options or SARs. The 2019 Stock Plan prohibits the repricing of stock options and SARs (including a prohibition on the repurchase of “underwater” stock options or stock appreciation rights for cash or other securities) without shareholder approval.

•

No Liberal Change-in-Control. The 2019 Stock Plan prohibits any award agreement from having a change-in-control provision that has the effect of accelerating the exercisability of any award or the lapse of restrictions relating to any award upon only the announcement or shareholder approval (rather than the consummation of) a change-in-control transaction.

•

No Dividends or Dividend Equivalents Paid on Unvested Awards. The 2019 Stock Plan prohibits the payment of dividends or dividend equivalents on awards until those awards are earned and vested. In addition, the 2019 Stock Plan prohibits the granting of dividend equivalents with respect to stock options, SARs or an award the value of which is based solely on an increase in the value of the Company’s shares after the grant of the award.

•

Awards Subject to Forfeiture or Clawback. Awards under the 2019 Stock Plan will be subject to any Company recovery or clawback policy, as well as any other forfeiture and penalty conditions determined by the Committee.

•

Minimum Vesting Period. A maximum of 5% of the aggregate number of shares available for issuance under the 2019 Stock Plan may be issued without a vesting period of at least one year following the date of grant. All other awards will have a minimum vesting period of at least one year.

•	Independent Committee Administration. The 2019 Stock Plan will be administered by a committee of the Board of Directors comprised entirely of independent directors.

The Committee expects that the number of shares available, if approved by our shareholders, will satisfy equity compensation needs for approximately four years based on historical grant practices.

Determination of Number of Shares for the 2019 Stock Plan

In setting the number of shares authorized under the 2019 Stock Plan for which shareholder approval is being sought, the Committee and the Board of Directors considered, among other factors, the historical amounts of equity awards granted by the Company and the potential future grants over the next several years. Below is information regarding the Company’s burn rates for all grants of equity under all shareholder-approved equity plans for the past three fiscal years and the Company’s total potential dilution.

Burn Rate. Burn rate, a measure of the level at which a company uses shares available for grant under its equity compensation plans, is an important factor for investors concerned about shareholder dilution. Burn rate is defined as, in a given fiscal year, the number of shares subject to equity awards granted divided by the weighted average number of shares outstanding. In setting and recommending to our shareholders the number of shares to be authorized under the 2019 Stock Plan, the Board considered the Company’s burn rate for each of the past three fiscal years. The calculation of our burn rate for each year is shown in the table below:

	Fiscal Year Ended February 27, 2021	Fiscal Year Ended February 29, 2020	Fiscal Year Ended March 2, 2019

Full Value Awards Granted	387,858	196,453	163,987

Stock Option Awards Granted	660,600	—	—

Total Awards Granted	1,048,458	196,453	163,987

Weighted Average Shares of Common Stock Outstanding (Basic)	25,955,013	26,474,000	27,802,000

Burn Rate	4.04%	0.74%	0.59%

Based on the burn rates in fiscal years 2021, 2020 and 2019, our three-year average burn rate was 1.79%.

Overhang. The potential dilution, or overhang, is a common measure to assess the dilutive impact of equity plans. Total potential dilution is equal to (i) the number of shares available to be granted as future equity awards plus the number of shares subject to outstanding equity awards, divided by (ii) such total number of shares plus the total number of shares outstanding. Total potential dilution, prior to and after shareholder approval of the proposed amendment and restatement of the 2019 Stock Plan, is shown in the table below:

Total Potential Dilution

Remaining Reserve under 2019 Stock Incentive Plan (“2019 Stock Incentive Plan”)(1)	147,293

Remaining Reserve under 2019 Director Stock Plan, Legacy Partnership Plan and Deferred Compensation Plan for Non-Employee Directors (“Other Stock Plans”)(1)	109,712

Shares Subject to Outstanding Awards under 2019 Stock Incentive Plan, Other Stock Plans and New Hire Awards (“Outstanding Awards”)(1)(2)	1,108,927

Weighted Average Shares of Common Stock Outstanding (Basic) (“CSO”)(1)	25,955,013

Total Current Dilution(3)	5.00%

Additional Shares Reserved under 2019 Stock Incentive Plan	1,000,000

Total Potential Dilution(4)	8.35%

(1)	As of February 27, 2021.

(2)	The shares subject to outstanding awards include stock options for 633,700 shares at an exercise price of $23.04.

(3)	Calculated as (2019 Stock Incentive Plan + Other Stock Plans + Outstanding Awards), divided by (2019 Stock Incentive Plan + Other Stock Plans + Outstanding Awards + CSO).

(4)

Calculated as (2019 Stock Incentive Plan + Other Stock Plans + Outstanding Awards + Additional Shares Reserved under 2019 Stock Incentive Plan), divided by (2019 Stock Incentive Plan + Other Stock Plans + Outstanding Awards + Additional Shares Reserved under 2019 Stock Incentive Plan + CSO).

The 2019 Stock Plan does not set the number of shares subject to equity awards that will be granted in future years. In setting each year’s award amounts for plan participants, the Committee considers a variety of factors such as: the relative market position of the awards, the proportion of each executive’s total compensation to be delivered as a long-term incentive award, internal pay equity, executive performance, retention concerns, and the Company’s performance.

New Plan Benefits

The number and types of awards that will be granted under the 2019 Stock Plan in the future are not determinable at this time, as the Committee will make these determinations in its discretion, subject to the terms of the 2019 Stock Plan.

Description of 2019 Stock Plan

Administration. The Committee administers the 2019 Stock Plan and has full power and authority to determine when and to whom awards will be granted, and the type, amount and other terms and conditions of each award, consistent with the provisions of the 2019 Stock Plan. Subject to the provisions of the 2019 Stock Plan, the Committee may amend the terms of, or accelerate the exercisability of, an outstanding award. The Committee will have authority to interpret the 2019 Stock Plan and establish rules and regulations for the administration of the 2019 Stock Plan.

The Committee may delegate its powers under the 2019 Stock Plan to the Chief Executive Officer and/or one or more executive officers, subject to the requirements of applicable law and exchange requirements. However, such delegated officers will not be permitted to grant awards to any members of the Board or executive officers who are subject to Section 16 of the Exchange Act.

Eligibility. Any employee, officer, consultant or independent contractor providing services to Apogee Enterprises, Inc. or an affiliate, or any person to whom an offer of employment or engagement has been made, and who is selected by the Committee to participate, is eligible to receive an award under the 2019 Stock Plan. The number of persons eligible to participate as of April 28, 2021 (the record date for the meeting), had the 2019 Stock Plan been in effect, is estimated to be approximately 5,825 employees, nine officers and no consultants or independent contractors; however, historically the Committee has not granted awards to more than approximately 110 employees in any single fiscal year.

Shares Available for Awards. If this Proposal to increase the share reserve is approved, the aggregate number of shares that may be issued under all stock-based awards made under the 2019 Stock Plan will be 2,150,000 shares. All shares subject to awards, regardless the type of award, will count against the 2019 Stock Plan’s reserve on a 1:1 basis for each share subject to the award. If awards issued under the 2019 Stock Plan expire or otherwise terminate without being exercised or settled, the shares of common stock not acquired pursuant to such awards again become available for issuance under the 2019 Stock Plan. However, under the share counting provisions of the 2019 Stock Plan, the following classifications of shares will not again be available for issuance: (i) shares unissued due to a “net exercise” of a stock option, (ii) any shares withheld or shares tendered to satisfy tax withholding obligations under any award, (iii) shares covered by a SAR that is not settled in shares upon exercise, and (iv) shares repurchased using stock option exercise proceeds.

Awards under the 2019 Stock Plan are also subject to annual limitations. No individual employee or officer may be granted awards under the 2019 Stock Plan for more than 200,000 shares of our common stock in any calendar year. No consultant or independent contractor may be granted awards under the 2019 Stock Plan for more than 30,000 shares of our common stock in any calendar year.

The Committee can adjust the number of shares and share limits described above in the case of a stock dividend, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-off, repurchase or exchange of shares, or other similar corporate transaction where such an adjustment is necessary to prevent dilution or enlargement of the benefits available under the 2019 Stock Plan. Any adjustment determination made by the Committee shall be final, binding and conclusive.

Type of Awards and Terms and Conditions. The 2019 Stock Plan provides that the Committee may grant awards to eligible participants in any of the following forms, subject to such terms, conditions and provisions as the Committee may determine to be necessary or desirable:

•	stock options, including both incentive stock options (“ISOs”) and non-qualified stock options (together with ISOs, “options”);
•	stock appreciation rights (“SARs”);
•	restricted stock;
•	restricted stock units;
•	dividend equivalent rights; and
•	other stock-based awards.

The Committee will have the right to make the timing of the grant and/or the issuance, ability to retain, vesting, exercise and/or settlement of awards subject to completion of a minimum period of service, achievement of one or more performance goals or both as deemed appropriate by the Committee; provided, that a maximum of five percent of the aggregate number of shares available for issuance under the 2019 Stock Plan may be issued with the terms providing for a right of exercise or a lapse on any vesting condition earlier than a date that is at least one year following the date of grant (or, in the case of vesting based upon performance-based objectives, exercise and vesting restrictions cannot lapse earlier than the one-year anniversary, measured from the commencement of the period over which performance is evaluated). The Committee will also have the right to determine whether awards are exercised or payable in shares, cash or a combination thereof.

1.

Options and SARs. The holder of an option is entitled to purchase a number of shares of our common stock at a specified exercise price during a specified time period, all as determined by the Committee. The holder of a SAR is entitled to receive the excess of the fair market value (calculated as of the exercise date) of a specified number of shares of our common stock over the grant price of the SAR. We would receive no consideration for options or SARs granted under the 2019 Stock Plan, other than the services rendered by the holder in his or her capacity as an employee, officer, consultant or independent contractor of the Company.

Exercise Price. The exercise price per share of an option or SAR will in no event be less than 100% of the fair market value per share of our common stock underlying the award on the date of grant, unless such award is granted in substitution for an option or SAR previously granted by a merged or acquired entity. Without the approval of shareholders, we will not amend or replace previously granted options or SARs in a transaction that constitutes a “repricing” as defined in the 2019 Stock Plan.

Vesting. The Committee has the discretion to determine when and under what circumstances an option or SAR will vest, subject to minimum vesting provisions described above.

Exercise. The Committee has the discretion to determine the method or methods by which an option or SAR may be exercised, which methods may include a net exercise. The Committee is not authorized under the 2019 Stock Plan to accept a promissory note as consideration.

Expiration. Options and SARs will expire at such time as the Committee determines; provided, however, that no option or SAR may be exercised more than ten years from the date of grant. Furthermore, notwithstanding the foregoing, in the case of an ISO granted to a 10% shareholder, the option may not be exercised more than five years from the date of grant.

Special Limitations on ISOs. In the case of a grant of an option intended to qualify as an ISO, no such option may be granted to a participant who owns, at the time of the grant, stock representing more than 10% of the total combined voting power of all classes of our stock or our subsidiaries unless the exercise price per share of our common stock subject to such ISO is at least 110% of the fair market value per share of our common stock on the date of grant, and such ISO award is not exercisable more than five years after its date of grant. In addition, options designated as ISOs shall not be eligible for treatment under the Internal Revenue Code as ISOs to the extent that either: (i) the aggregate fair market value of shares of common stock (determined as of the time of grant) with respect to which such ISOs are exercisable for the first time by the participant during any calendar year exceeds $100,000 or (ii) such ISOs otherwise remain exercisable but are not exercised within three months after termination of employment (or such other period of time provided in Section 422 of the Internal Revenue Code).

2.

Restricted Stock and Restricted Stock Units. The holder of restricted stock will own shares of our common stock subject to restrictions imposed by the Committee for a specified time period determined by the Committee. The holder of restricted stock units will have the right, subject to restrictions imposed by the Committee, to receive shares of our common stock at some future date determined by the Committee. The grant, issuance, retention, vesting and/or settlement of restricted stock and restricted stock units will occur at such times and in such installments as are determined by the Committee, subject to the minimum vesting provisions described above.

3.

Dividend Equivalents. The holder of a dividend equivalent will be entitled to receive payments (in cash or shares of our common stock) equivalent to the amount of cash dividends paid by the Company to shareholders with respect to the number of shares determined by the Committee. Dividend equivalents will be subject to other terms and conditions determined by the Committee, but the Committee may not (i) grant dividend equivalents in connection with options or SARs, or (ii) pay a dividend equivalent with respect to a share underlying an award prior to the date on which all conditions or restrictions on such share have been satisfied or lapsed.

4.

Other Stock-Based Awards. The Committee is also authorized to grant other types of awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of our common stock, subject to terms and conditions determined by the Committee and the limitations in the 2019 Stock Plan. No such stock-based awards will contain a purchase right or an option-like exercise feature.

Termination and Amendment. The 2019 Stock Plan has a term of ten years expiring on June 25, 2029, unless terminated earlier by the Board. The Board may from time to time amend, suspend or terminate the 2019 Stock Plan. No amendment or modification of the 2019 Stock Plan may be made that would adversely affect any outstanding award without the consent of the participant or the current holder of the award (except in the case of a corporate transaction as described below). Amendments to the 2019 Stock Plan must be approved by the shareholders, if required under the listing requirements of the Nasdaq Global Select Market or any other securities exchange applicable to the Company, or if the amendment would (i) increase the number of shares authorized under the 2019 Stock Plan, (ii) permit a repricing of options or SARs, (iii) permit the award of options or SARs with an exercise price less than 100% of the fair market value of a share on the date of grant, (iv) increase the maximum term of options or SARs, or (v) increase the annual per-person share limits under the 2019 Stock Plan.

Effect of Corporate Transaction. Awards under the 2019 Stock Plan are generally subject to special provisions upon the occurrence of any reorganization, merger, consolidation, split-up, spin-off, combination, plan of arrangement, take-over bid or tender offer, repurchase or exchange of shares, or any other similar corporate transaction or event involving the Company. In the event of such a corporate transaction, the Committee or the Board may provide for any of the following to be effective upon the occurrence of the event (or effective immediately prior to the consummation of such event, provided the event is consummated):

•

termination of any award, whether vested or not, in exchange for an amount of cash and/or other property equal to the amount that would have been attained upon exercise of the award or the realization of the participant’s rights under the award. Awards may be terminated without payment if the Committee or Board determines that no amount is realizable under the award as of the time of the transaction;

•	replacement of any award with other rights or property selected by the Committee or the Board of Directors, in its sole discretion;

•

the assumption of any award by the successor or survivor entity (or its parent or subsidiary) or the arrangement for the substitution for similar awards covering the stock of such successor entity with appropriate adjustments as to the number and kind of shares and prices;

•	require that any award shall become exercisable or payable or fully vested, notwithstanding anything to the contrary in the applicable award agreement; or

•	require that the award cannot vest, be exercised or become payable until after a future date, which may be the effective date of the corporate transaction.

Limited Transferability of Awards. Generally, no award or other right or interest of a participant under the 2019 Stock Plan (other than fully vested and unrestricted shares issued pursuant to an award) shall be transferable by a participant other than by will or by the laws of descent and distribution, and no right or award may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance shall be void and unenforceable against the Company or any affiliates. However, the Committee may allow transfer of an award to family members for no value, and such transfer shall comply with the General Instructions to Form S-8 under the Securities Act of 1933, as amended. The Committee may establish procedures to allow a named beneficiary to exercise the rights of the participant and receive any property distributable with respect to any award upon the participant’s death.

Federal Income Tax Consequences

Grant of Options and SARs. The grant of a stock option or SAR is not expected to result in any taxable income to the recipient.

Exercise of Options and SARs. Upon exercising a non-qualified stock option, the optionee must recognize ordinary income equal to the excess of the fair market value of the shares of the Company’s common stock acquired on the date of exercise over the exercise price, and we generally will be entitled at that time to an income tax deduction for the same amount. The holder of an ISO generally will have no taxable income upon exercising the option (except that an alternative minimum tax liability may arise), and we will not be entitled to an income tax deduction. Upon exercising a SAR, the amount of any cash received and the fair market value on the exercise date of any shares of our common stock received are taxable to the recipient as ordinary income and generally are deductible by us.

Disposition of Shares Acquired Upon Exercise of Options and SARs. The tax consequence upon a disposition of shares acquired through the exercise of an option or SAR will depend on how long the shares have been held and whether the shares were acquired by exercising an ISO or by exercising a non-qualified stock option or SAR. Generally, there will be no tax consequence to the Company in connection with the disposition of shares acquired under an option or SAR, except that the Company may be entitled to an income tax deduction in the case of the disposition of shares acquired under an ISO, if the disposition occurs before the applicable ISO holding periods set forth in the Internal Revenue Code have been satisfied.

Awards Other than Options and SARs. If an award is payable in shares of our common stock that are subject to substantial risk of forfeiture, unless a special election is made by the holder of the award under the Internal Revenue Code, the holder must recognize ordinary income equal to the excess of: (i) the fair market value of the shares received (determined as of the first time the shares become transferable or not subject to substantial risk of forfeiture, whichever occurs earlier) over (ii) the amount (if any) paid for the shares by the holder of the award. We will generally be entitled at that time to an income tax deduction for the same amount. As to other awards granted under the 2019 Stock Plan that are payable either in cash or shares of our common stock not subject to substantial risk of forfeiture, the holder of the award must recognize ordinary income equal to: (a) the amount of cash received or, as applicable, (b) the excess of (i) the fair market value of the shares received (determined as of the date such shares are received) over (ii) the amount (if any) paid for the shares by the holder of the award.

Income Tax Deduction. Subject to the usual rules concerning reasonable compensation, including our obligation to withhold or otherwise collect certain income and payroll taxes, we generally will be entitled to a corresponding income tax deduction at the time a participant recognizes ordinary income from awards made under the 2019 Stock Plan. However, Section 162(m) of the Code prohibits publicly held corporations from deducting more than $1 million per year in compensation paid to certain named executive officers. The Tax Cuts and Jobs Act (the “Act”), which was signed into law at the end of 2017, made significant changes to the deduction limit under Section 162(m), which are effective for taxable years beginning on and after January 1, 2018. The Act eliminated the exception to the deduction limit for qualified performance-based compensation and broadens the application of the deduction limit to certain current and former executive officers who previously were exempt from such limit. Therefore, compensation paid to a covered executive under the 2019 Stock Plan in excess of $1 million generally will not be deductible.

Special Rules for Executive Officers Subject to Section 16 of the Exchange Act. Special rules may apply to individuals subject to Section 16 of the Exchange Act. In particular, unless a special election is made pursuant to the Internal Revenue Code, shares received through the exercise or settlement of an award may be treated as restricted as to transferability and subject to a substantial risk of forfeiture for a period of up to six months after the date of exercise. Accordingly, the amount of any ordinary income recognized and the amount of our income tax deduction will be determined as of the end of that period.

Section 409A of the Internal Revenue Code. The Committee intends to administer and interpret the 2019 Stock Plan and all award agreements in a manner consistent to satisfy the requirements of Section 409A of the Internal Revenue Code to avoid any adverse tax results thereunder to a holder of an award.

Equity Compensation Plan Information

The following table summarizes, with respect to our equity compensation plans, the number of shares of our common stock to be issued upon exercise of outstanding options, warrants and other rights to acquire shares, the weighted-average exercise price of these outstanding options, warrants and rights, and the number of shares remaining available for future issuance under our equity compensation plans as of February 27, 2021, the last day of fiscal 2021.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders	793,650	(1)(2)	18.40	(3)	257,005	(4)
Equity compensation plans not approved by security holders	None		None		None
Total	793,650		$18.40		257,005

(1)

Includes 67,337 restricted stock unit awards granted under our 2009 Stock Incentive Plan, 2019 Stock Incentive Plan, 2009 Non-Employee Director Stock Plan, and 2019 Non-Employee Director Stock Plan, 92,613 phantom shares under our Deferred Compensation Plan for Non-Employee Directors, and 633,700 stock option awards granted under our 2019 Stock Incentive Plan. Certain outstanding restricted stock units have dividend rights attached, but none of the restricted stock units are transferable.

(2)

Pursuant to SEC rules and the reporting requirements for this table, we have not included in this column 407,890 shares of restricted stock that are issued and outstanding. All shares of restricted stock outstanding have dividend rights attached, but none of the shares of restricted stock are transferable.

(3)	In calculating the weighted-average exercise price of outstanding options, warrants and rights, the restricted stock, restricted stock units and phantom shares do not have an exercise price.

(4)

Pursuant to SEC Rules and the reporting requirements for this table, of these shares, 4,555 are available for issuance under our Legacy Partnership Plan; 147,293 are available for grant under our 2019 Stock Incentive Plan; 82,038 are available for grant under our 2019 Non-Employee Director Stock Plan; and 23,119 are available for grant under our Deferred Compensation Plan for Non-Employee Directors. This total does not include the additional 1,000,000 shares that would be added to the 2019 Stock Incentive Plan reserve if shareholders were to approve this proposal

Board Recommendation

Our Board of Directors recommends that you vote FOR the adoption of The Apogee Enterprises, Inc. 2019 Stock Incentive Plan, as Amended and Restated (2021). Proxies will be voted FOR the proposal unless otherwise specified.

Proposal 4: Ratification of Appointment of Independent

Registered Public Accounting Firm

Our Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending February 26, 2022, subject to a satisfactory evaluation of the firm’s performance in conducting our fiscal 2021 audit. Deloitte has served as our independent registered public accounting firm since fiscal 2003. The Audit Committee is responsible for the appointment, compensation and oversight of Deloitte and believes that the retention of Deloitte is in the best interests of the Company and its shareholders.

While it is not required to do so, our Board of Directors is submitting the appointment of Deloitte to serve as our independent registered public accounting firm for the fiscal year ending February 26, 2022 to our shareholders for ratification as a matter of good corporate governance.

If shareholders do not ratify the selection of Deloitte, the Audit Committee will consider whether it is appropriate to select another Independent Accounting Firm. Even if the selection of Deloitte is ratified by shareholders, the Audit Committee may, in its discretion, appoint a different firm of Independent Auditors at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

We have been advised that a representative from Deloitte will be present at the Annual Meeting. The representative will be available to respond to appropriate questions and will be given the opportunity to make a statement if the firm so desires.

Board Recommendation

Our Board of Directors recommends that you vote FOR the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 26, 2022. Proxies will be voted FOR the proposal unless otherwise specified.

Audit Committee Report

Our Audit Committee oversees our financial reporting process (including our system of financial controls and internal and external auditing procedures) on behalf of our Board; oversees our program to ensure compliance with legal and regulatory requirements and ethical business practices; assesses and establishes policies and procedures to manage our financial reporting risk; and assesses our compliance with financial covenants in our debt instruments. Our Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm.

Our financial statements for the fiscal year ended February 27, 2021 were audited by Deloitte & Touche LLP, an independent registered public accounting firm.

Our Audit Committee has reviewed and discussed the audited consolidated financial statements with management and Deloitte & Touche LLP. Our Audit Committee has also discussed with Deloitte & Touche LLP the matters required to be discussed pursuant to applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission, and Deloitte & Touche LLP has discussed with our Audit Committee their independence and provided to our Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence.

Based on the review and discussions referred to above, our Audit Committee recommended to our Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended February 27, 2021, for filing with the SEC.

Audit Committee of the

Board of Directors of Apogee

Lloyd E. Johnson, Chair

Bernard P. Aldrich

Christina M. Alvord

Frank G. Heard

Mark A. Pompa

Fees Paid to Independent Registered Public Accounting Firm

Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees

For fiscal 2021 and 2020, we incurred the fees shown in the following table for professional services provided by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”).

	Fiscal 2021	Fiscal 2020

Audit Fees(1)	$2,074,970	$2,132,410

Audit-Related Fees(2)	34,000	34,000

Tax Fees(3)	475,098	146,300

All Other Fees(4)	256,895	1,895

Total	$2,840,963	$2,314,605

(1)

Audit fees consisted primarily of audit work related to preparation of our annual financial statements, audit of internal controls over financial reporting, review of the quarterly financial statements included in our quarterly reports on Form 10-Q and review of other SEC filings.

(2)	Audit-related fees primarily consisted of fees for the audit of our employee benefit plan.

(3)

Tax fees for fiscal 2021 and 2020 consisted of $70,221 and $77,000, respectively, for U.S. and foreign tax return reviews and $212,867 and $69,300, respectively, for miscellaneous tax consultations. Tax fees for fiscal 2021 also included $162,159 for tax consultations for COVID-19 related wage and tax credit matters.

(4)

All other fees in fiscal 2021 consisted of $255,000 for a benchmarking study and $1,895 for the Deloitte online accounting research tool. All other fees in Fiscal 2020 related to the Deloitte online accounting research tool.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

Consistent with policies of the SEC regarding auditor independence, our Audit Committee has responsibility for appointing, setting compensation and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, our Audit Committee established a policy to require pre-approval of all audit and permissible non-audit services provided by our independent registered public accounting firm. As permitted by regulations of the SEC, our Audit Committee delegated the authority to pre-approve services provided by our independent registered public accounting firm to the Chair of our Audit Committee, who reports any pre-approval decisions to our Audit Committee at its next regularly scheduled meeting.

All of the services provided by our independent registered public accounting firm in fiscal 2021 and 2020, including services related to the audit-related fees, tax fees and all other fees described above, were approved by our Audit Committee under its pre-approval policy.

Frequently Asked Questions

Who is entitled to vote at the meeting?

Our Board of Directors has set April 28, 2021 as the record date for the Annual Meeting. If you were a shareholder at the close of business on the record date, you are entitled to notice of and to vote at the Annual Meeting.

As of the record date, 25,667,469 shares of common stock, par value $0.33-1/3, were issued and outstanding and, therefore, eligible to vote at the Annual Meeting.

What are my voting rights?

Holders of our common stock are entitled to one vote per share. Therefore, 25,667,469 votes are entitled to be cast at the Annual Meeting. There is no cumulative voting for the election of directors.

How many shares must be present to hold the meeting?

In accordance with our Amended and Restated By-laws, shares equal to at least a majority of the voting power of the outstanding shares of our common stock as of the record date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a quorum. Your shares are counted as present at the Annual Meeting if:

•	you are present and vote in person at the Annual Meeting, with virtual participation constituting in person presence at the meeting;

•	you have properly submitted a proxy via the Internet, by telephone, or by mail, even if you abstain from voting on one or more matters; or

•

you hold your shares in street name (as discussed under “What is the difference between a shareholder of record and a “street name” holder?” on page 88) and you did not provide voting instructions to your broker and your broker uses its discretionary authority to vote your shares on the ratification of the appointment of our independent registered public accounting firm.

How can I attend the meeting?

In order to expand access to the Annual Meeting, and due to the public health concerns regarding the COVID-19 pandemic, we are holding the Annual Meeting in a virtual-only meeting format. You will not be able to attend the Annual Meeting at a physical location.

If you are a registered shareholder or beneficial owner of common stock holding shares at the close of business on the record date (April 28, 2021), you may attend the Annual Meeting by visiting the meeting website at www.virtualshareholdermeeting.com/APOG2021 and logging in by entering the 16-digit control number found on your proxy card, voter instruction form, or Notice, as applicable. You may also attend the meeting by visiting www.virtualshareholdermeeting.com/APOG2021 and registering as a guest. If you enter the meeting as a guest, you will not be able to vote your shares or submit questions during the meeting.

You may log into the meeting website at www.virtualshareholdermeeting.com/APOG2021 beginning at 7:45 a.m. Central Time on June 23, 2021. The Annual Meeting will begin promptly at 8:00 a.m. Central Time on June 23, 2021. If you experience any technical difficulties during the meeting, a toll-free number will be available on our meeting website for assistance.

What am I voting on, what vote is required to approve each proposal and how does the Board recommend I vote?

The table below summarizes the proposals that will be voted on, the vote required to approve each item, how votes are counted and how the Board recommends you vote.

Proposal	Vote Required	Voting Options	Board Recommendation	Broker Discretionary Voting Allowed(1)	Impact of Abstention	Impact of Broker Non- Vote
Proposal 1 - Election of three Class II directors for terms expiring at our 2024 Annual Meeting of Shareholders	Majority of votes cast (votes cast “For” must exceed votes cast “Against”)(2)	FOR, AGAINST, ABSTAIN	FOR	No	None	None
Proposal 2 - “Say on Pay” Advisory vote to approve Apogee’s executive compensation	Majority of votes present in person (i.e., online) or by proxy and entitled to vote on this item(3)	FOR, AGAINST, ABSTAIN	FOR	No	Against	None
Proposal 3 - Approval of the Apogee Enterprises, Inc. 2019 Stock Incentive Plan, As Amended and Restated (2021)	Majority of votes present in person (i.e., online) or by proxy and entitled to vote on this item(3)	FOR, AGAINST, ABSTAIN	FOR	No	Against	None
Proposal 4 - Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 26, 2022	Majority of votes present in person (i.e., online) or by proxy and entitled to vote on this item(3)	FOR, AGAINST, ABSTAIN	FOR	Yes	Against	N/A

(1)

A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner. If a broker returns a “non-vote” proxy indicating a lack of authority to vote on a proposal, then the shares covered by such a “non-vote” proxy will be deemed present at the meeting for purposes of determining a quorum, but generally are not counted or deemed to be present in person or by proxy for the purpose of voting on Proposals 1-3.

(2)

Section 5.02 of the Company’s Articles of Incorporation require that a director nominee will be elected only if he or she receives a majority of the votes cast with respect to his or her election in an uncontested election, that is, the number of shares “for” that nominee exceeds the number of votes cast “against” that nominee. A vote to “abstain” will not have any effect on determining the election results. If a director nominee is not elected and the nominee is an incumbent director, that director shall promptly tender his or her resignation to the Board of Directors, subject to acceptance by the Board of Directors. In that event, the Nominating and Corporate Governance

Committee must make a recommendation to the Board on whether to accept or reject the tender of resignation. The Board, after taking into account the recommendation, must publicly disclose its decision and rationale within 90 days after the election. The director who failed to receive a majority vote will not participate in the decision.

(3)	The voting standard assumes that the number of shares voted in favor of such proposal constitute more than 25% of the outstanding shares of our common stock.

How can I ask questions during the Annual Meeting?

You may submit questions in real time during the Annual Meeting following the formal business portion of the meeting, by entering them into the field provided on the meeting website. The directors and executive management will answer appropriate questions from shareholders. To allow us to answer questions from as many shareholders as possible, we will limit each shareholder to two questions. It will help us if questions are succinct and cover only one topic.

How do I cast my vote?

Your vote is important. If you are a shareholder of record, you can give a proxy to be voted at the Annual Meeting in any of the following ways:

•	electronically via the Internet by following the “Vote by Internet” instructions on the Notice or, if you received paper copies of our proxy materials, on the enclosed proxy card;

•	by telephone by following the “Vote by Telephone” instructions on the Notice or, if you received paper copies of our proxy materials, on the proxy card;

•	by completing, signing and mailing the proxy card (if you received paper copies of our proxy materials); or

•	by attending the virtual Annual Meeting and voting online on the meeting website.

If you are an employee and received our 2021 proxy materials electronically via the Internet at your company email address, you will only be able to give a proxy to be voted at the Annual Meeting electronically via the Internet as described under “How do I vote if my shares are held in the 401(k) Retirement Plan, Employee Stock Purchase Plan or other plans of Apogee?” below.

If you hold your shares in street name, you must vote your shares in the manner prescribed by your broker or other nominee. Your broker or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker or other nominee how to vote your shares.

If you properly submit your proxy via the Internet, by telephone or return your executed proxy by mail and do not revoke your proxy, it will be voted in the manner you specify. If you submit a proxy without giving specific voting instructions, the proxies will vote those shares as recommended by the Board.

How do I vote if my shares are held in the 401(k) Retirement Plan, Employee Stock Purchase Plan or other plans of Apogee?

If you hold any shares in our 401(k) Retirement Plan, Employee Stock Purchase Plan or other plans of Apogee, your Internet proxy vote or completed proxy card will serve as voting instructions to the plan trustee or plan custodian, as applicable. However, your voting instructions for these plans must be received by 12:00 p.m. (noon) Eastern Time on Monday, June 21, 2021 in order to count. In accordance with the terms of our 401(k) Retirement Plan, the trustee will vote all of the shares held in the plan, and for which it has not received direction, in the same proportion as the directed shares are voted, unless contrary to ERISA or other applicable law. If you are a participant in our Employee Stock Purchase Plan, the plan custodian cannot vote your shares unless it receives timely instructions from you.

If you hold shares in our 401(k) Retirement Plan, Employee Stock Purchase Plan or other plans of Apogee and have a company email address, you will receive our 2021 Proxy Statement and 2021 Annual Report to Shareholders electronically at your company email address instead of receiving paper copies of these documents in the mail. The email will provide instructions and a control number to use to provide voting instructions to the plan trustee via the Internet. If you receive our 2021 Proxy Statement and 2021 Annual Report to Shareholders electronically, you may only provide voting instructions to the plan trustee or plan custodian, as applicable, via the Internet and you will not receive a proxy card that can be returned by mail.

If you are an employee who received our 2021 Proxy Statement and 2021 Annual Report to Shareholders electronically and you wish to receive a paper copy of these materials, you should contact:

Internet:	www.apog.com
Email:	IR@apog.com
Telephone:	(877) 752-3432
Mail:	Investor Relations Apogee Enterprises, Inc. 4400 West 78th Street, Suite 520 Minneapolis, Minnesota 55435

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, it means that you hold shares registered in more than one account in different names or variations of your name. To ensure that all of your shares are voted, if you submit your proxy vote via the Internet or by telephone vote once for each proxy card you received or sign and return each proxy card.

You may prefer to hold your shares in more than one account, and you are welcome to do so. However, please contact our Investor Relations Department at IR@apog.com or (877) 752-3432 (telephone) for information on how to merge your accounts.

How are votes counted?

You may either vote “FOR,” “AGAINST” or “ABSTAIN” on each proposal.

If you submit your proxy but ABSTAIN from voting on one or more proposals, your shares will be counted as present at the Annual Meeting for the purpose of determining a quorum. Your shares also will be counted as present at the Annual Meeting for the purpose of calculating the vote on the particular matter from which you abstained from voting.

With respect to the election of directors, a vote to “ABSTAIN” will not have any effect on determining the election results.

If you ABSTAIN from voting on a proposal other than for the election of directors, your abstention has the same effect as a vote against that proposal.

If you hold your shares in street name and do not provide voting instructions to your broker, your shares will be considered “broker non-votes” and will not be voted on any proposal on which your broker does not have discretionary authority to vote under the rules of the New York Stock Exchange. Your broker or other nominee has discretionary authority to vote your shares on the ratification of our independent registered public accounting firm (Proposal 4), even if your broker or other nominee does not receive voting instructions from you. Your broker or other nominee does not have discretionary authority to vote your shares on any other proposals if your broker or other nominee does not receive voting instructions from you.

If a broker returns a “non-vote” proxy indicating a lack of authority to vote on a proposal, then the shares covered by such a “non-vote” proxy will be deemed present at the meeting for purposes of determining a quorum, but generally are not counted or deemed to be present in person or by proxy for the purpose of voting on Proposals 1-3.

Who will count the vote?

Representatives of Broadridge Financial Solutions, Inc., our tabulating agent, will tabulate the votes and act as independent inspector of election.

What if I do not specify how I want my shares voted?

If you submit your proxy via the Internet or telephone or a signed proxy card and do not specify how you want to vote your shares, we will vote your shares FOR all nominees and proposals. As of the date of this proxy statement, we know of no other matters that will be presented for a shareholder vote at the Annual Meeting. If any other matters properly come before the Annual Meeting for a shareholder vote, they will be voted in the discretion of the persons named in the proxy.

Can I change my vote after submitting my proxy or voting instructions?

Yes. If you are a shareholder of record, you may revoke your proxy and change your vote at any time before your proxy is voted at the Annual Meeting, in any of the following ways:

•	by sending a written notice of revocation to our Corporate Secretary;

•	by submitting a later-dated proxy to our Corporate Secretary;

•	by submitting a later-dated proxy via the Internet;

•	by submitting a later-dated proxy by telephone; or

•	by voting in person at the meeting.

If you hold your shares in street name, you should contact your broker, bank, trust or other nominee for information on how to revoke your voting instructions and provide new voting instructions.

If you hold shares in our 401(k) Retirement Plan, Employee Stock Purchase Plan or other plans of Apogee, you may revoke your proxy and change your voting instructions at any time, but no later than 12:00 p.m. (noon) Eastern Time on Monday, June 21, 2021, in any of the following ways:

•	by sending a written notice of revocation to the plan trustee or plan custodian;

•	by submitting a later-dated voting instruction or proxy to the plan trustee or plan custodian;

•	by submitting a later-dated voting instruction or proxy via the Internet; or

•	by submitting a later-dated voting instruction by telephone.

How can I get a copy of the Company’s 2021 Annual Report on Form 10-K?

Shareholders who wish to obtain additional copies of our 2021 Annual Report to Shareholders on Form 10-K may do so without charge by contacting us through one of the following methods:

Internet:	www.apog.com
Email:	IR@apog.com
Telephone:	(877) 752-3432
Mail:	Investor Relations Apogee Enterprises, Inc. 4400 West 78th Street, Suite 520 Minneapolis, Minnesota 55435

How do I get electronic access to the proxy materials?

The Notice provides you with instructions regarding how to view the proxy materials for the Annual Meeting on the Internet.

Our 2021 proxy statement and 2021 Annual Report to Shareholders, including our Annual Report on Form 10-K, are available at www.proxyvote.com.

What is a proxy?

A proxy is your designation of another person to vote stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. When you designate someone a proxy, you may also direct the proxy how to vote your shares. We refer to this as your “proxy vote.” Three of our executive officers, Ty R. Silberhorn, Nisheet Gupta and Meghan M. Elliott, have been designated as the proxies for shareholders voting on the enclosed proxy card at the Annual Meeting.

What is the difference between a shareholder of record and a “street name” holder?

If your shares are registered directly in your name, you are considered the shareholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the shareholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the voting instruction form provided by the broker, bank, trust or other nominee.

Who pays for the cost of proxy preparation and solicitation?

We pay for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokers and other nominees for forwarding proxy materials to the beneficial owners of our shares.

We are soliciting proxies primarily by mail and email. In addition, some of our officers and regular employees may solicit the return of proxies by telephone, facsimile, personal interview or email. These individuals will receive no additional compensation for these services.

How can I recommend or nominate a director candidate?

Our Nominating and Corporate Governance Committee considers recommendations of director candidates. A shareholder who wishes to recommend a director candidate to our Nominating and Corporate Governance Committee for nomination by our Board of Directors at our next annual meeting, or for vacancies on our Board of Directors that arise between meetings, must provide our Nominating and Corporate Governance Committee with sufficient written documentation to permit a determination by our Nominating and Corporate Governance Committee and our Board of Directors as to whether such candidate meets the required and desired director selection criteria set forth in our Corporate Governance Guidelines and the factors discussed under the heading “Criteria for Membership on Our Board of Directors” above. Such documentation and the name of the director candidate must be sent by U.S. mail to our Corporate Secretary at Apogee Enterprises, Inc., 4400 West 78th Street, Suite 520, Minneapolis, MN 55435, no later than February 23, 2022. Our Corporate Secretary will send properly submitted shareholder recommendations to the Chair of our Nominating and Corporate Governance Committee for consideration at a future committee meeting.

Director candidates recommended by shareholders in compliance with these procedures and who meet the criteria outlined above will be evaluated by our Nominating and Corporate Governance Committee in the same manner as nominees proposed by other sources.

Alternatively, shareholders may directly nominate a person for election to our Board of Directors at a future annual meeting by complying with the procedures set forth in our Amended and Restated By-laws and the rules and regulations of the SEC. Our Amended and Restated By-laws are available on our website at www.apog.com by clicking on “Investors,” select “Governance,” then “By-laws.”

Shareholders who wish to nominate a director candidate for the 2022 Annual Meeting should submit the advance notice, along with other required information, to our Corporate Secretary at Apogee Enterprises, Inc., 4400 West 78th Street, Suite 520, Minneapolis, MN 55435, no later than February 23, 2022.

How can I present a proposal at the 2022 Annual Meeting of Shareholders?

Any shareholder wishing to have a proposal considered for inclusion in our proxy statement for our 2022 Annual Meeting of Shareholders must submit the proposal in writing to our Corporate Secretary at Apogee Enterprises, Inc., 4400 West 78th Street, Suite 520, Minneapolis, MN 55435 in accordance with all applicable rules and regulations of the SEC, including Rule 14a-8, no later than January 11, 2022.

Under our Amended and Restated By-laws, a shareholder proposal not included in our proxy statement for the 2022 Annual Meeting of Shareholders is untimely and may not be presented in any manner at the 2022 Annual Meeting of Shareholders unless the shareholder wishing to make the proposal follows the notice procedures set forth in our Amended and Restated By-laws. Any such shareholder proposals for the 2022 Annual Meeting of Shareholders must be in the form and substance required by the Amended and Restated By-laws and must be submitted to our Corporate Secretary at the address indicated on the Notice of Annual Meeting of Shareholders no later than February 23, 2022.

What is “householding” of proxy materials?

The SEC rules allow a single copy of the proxy statement and Annual Report to Shareholders to be delivered to multiple shareholders sharing the same address and last name, or who we reasonably believe are members of the same family, and who consent to receive a single copy of these materials in a manner provided by these rules. This practice is referred to as “householding” and can result in significant savings of paper and mailing costs. Although we do not household for our registered shareholders, some brokers household Apogee notices, proxy statements and annual reports, delivering single copies of such documents to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of our proxy statement and annual report, or if you are receiving multiple copies of documents and wish to receive only one, please notify your broker. We will promptly deliver upon written or oral request a separate copy of our proxy statement and/or Annual Report to Shareholders to a shareholder at a shared address to which a single copy of any such document was delivered. For copies of these documents, shareholders should write to our Investor Relations Department at the address listed above, or call (877) 752-3432.

By Order of the Board of Directors, Meghan M. Elliott Vice President, General Counsel and Corporate Secretary
Dated: May 11, 2021

APPENDIX A

APOGEE ENTERPRISES, INC.

2019 STOCK INCENTIVE PLAN, AS

AMENDED AND RESTATED (2021)

Section 1. Purpose.

The purpose of the Plan is to promote the interests of the Company and its shareholders by aiding the Company in attracting and retaining management personnel capable of providing strategic direction to, and assuring the future success of, the Company, to offer such personnel and other employees, as determined by the Committee from time to time, incentives to put forth maximum efforts for the success of the Company’s business and an opportunity to acquire a proprietary interest in the Company, thereby aligning the interests of such personnel with the Company’s shareholders.

Section 2. Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Acquiring Person” shall mean any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) who or which, together with all Affiliates and Associates of such person, is the Beneficial Owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of 10% or more of the shares of Common Stock of the Company then outstanding, but shall not include the Company, any subsidiary of the Company or any employee benefit plan of the Company or of any subsidiary of the Company or any entity holding shares of Common Stock organized, appointed or established for, or pursuant to the terms of, any such plan. For purposes of this definition, “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.

(b) “Affiliate” shall mean (i) any entity that, directly or indirectly through one or more intermediaries, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, in each case as determined by the Committee.

(c) “Award” shall mean any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Dividend Equivalent or Other Stock-Based Award granted under the Plan.

(d) “Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing an Award granted under the Plan (including a document in electronic medium) executed in accordance with the requirements of Section 9(b).

(e) “Board” shall mean the Board of Directors of the Company.

(f) “Change-in-Control” shall mean:

(i) a change-in-control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, or successor provision thereto, whether or not the Company is then subject to such reporting requirement including, without limitation, any of the following events:

(A) the consummation of any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s Common Stock would be converted into cash, securities, or other property, other than a merger of the Company in which all or substantially all of the holders of the Company’s Common Stock immediately prior to the consolidation or merger own more than 65% of the common stock of the surviving corporation immediately after the merger in the same relative proportions as their ownership of the Company’s Common Stock immediately prior to the consolidation or merger;

(B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company;

(C) any reorganization, reverse stock split, or recapitalization of the Company which would result in a Change-in-Control; or

(D) any transaction or series of related transactions having, directly or indirectly, the same effect as any of the foregoing.

(ii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities; or

(iii) the Continuing Directors cease to constitute a majority of the Company’s Board.

(g) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

(h) “Committee” shall mean the Compensation Committee of the Board or any successor committee of the Board designated by the Board to administer the Plan. The Committee shall be comprised of not less than such number of Directors as shall be required to permit Awards granted under the Plan to qualify under Rule 16b-3, and each member of the Committee shall be a “non-employee director” within the meaning of Rule 16b-3.

(i) “Common Stock” shall mean shares of common stock, $.33-1/3 par value, of the Company.

(j) “Company” shall mean Apogee Enterprises, Inc., a Minnesota corporation, and any successor corporation.

(k) “Continuing Director” shall mean any person who is a member of the Board, who is not an Acquiring Person or an Affiliate or Associate of an Acquiring Person, or a representative of an Acquiring Person or of any such Affiliate or Associate, and who (A) was a member of the Board on the date of the applicable Award Agreement or (B) subsequently becomes a member of the Board, if such person’s initial nomination for election or initial election to the Board is recommended or approved by a majority of the Continuing Directors. For purposes of this definition, “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.

(l) “Director” shall mean a member of the Board.

(m) “Disability” shall mean any physical or mental condition which would qualify an Eligible Person for a disability benefit under any long-term disability plan maintained by the Company or any Affiliate.

(n) “Dividend Equivalent” shall mean any right granted under Section 6(d) of the Plan.

(o) “Eligible Person” shall mean any employee, officer, consultant or independent contractor providing services to the Company or any Affiliate (or any person to whom an offer of employment or engagement with the Company or an Affiliate is extended). An Eligible Person must be a natural person.

(p) “Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended.

(q) “Fair Market Value” shall mean, with respect to any property (including, without limitation, any Shares or other securities), the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee. Notwithstanding the foregoing, unless otherwise determined by the Committee, the Fair Market Value of Shares on a given date for purposes of the Plan shall be the closing sale price of the Shares as reported on the Nasdaq Global Select Market on such date or, if such market is not open for trading on such date, on the most recent preceding date when such market is open for trading.

(r) “Incentive Stock Option” shall mean an option granted under Section 6(a) of the Plan that is intended to meet the requirements of Section 422 of the Code or any successor provision.

(s) “Non-Employee Director” shall mean a Director who is not also an employee of the Company or an Affiliate.

(t) “Non-Qualified Stock Option” shall mean an option granted under Section 6(a) of the Plan that is not intended to be an Incentive Stock Option.

(u) “Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

(v) “Other Stock-Based Award” shall mean any right granted under Section 6(e) of the Plan.

(w) “Participant” shall mean an Eligible Person designated to be granted an Award under the Plan.

(x) “Person” shall mean any individual or entity, including a corporation, partnership, limited liability company, association, joint venture or trust.

(y) “Plan” shall mean this Apogee Enterprises, Inc. 2019 Stock Incentive Plan, as Amended and Restated (2021), as amended from time to time.

(z) “Prior Stock Plan” shall mean the Apogee Enterprises, Inc. 2009 Stock Incentive Plan, as amended.

(aa) “Qualifying Termination” shall mean an Eligible Person’s termination of service under circumstances that are materially adverse to the Eligible Person (e.g., involuntary termination without cause or a voluntary resignation due to material adverse change in employment conditions).

(bb) “Restricted Stock” shall mean any Share granted under Section 6(c) of the Plan.

(cc) “Restricted Stock Unit” shall mean any unit granted under Section 6(c) of the Plan evidencing the right to receive a Share (or a cash payment equal to the Fair Market Value of a Share) at some future date.

(dd) “Retirement” shall mean an Eligible Person’s termination of service at or after attainment of age sixty-five (65) under such circumstances determined to constitute retirement by the Committee in its sole discretion.

(ee) “Rule 16b-3” shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act or any successor rule or regulation.

(ff) “Section 409A” shall mean Section 409A of the Code, or any successor provision, and applicable Treasury Regulations and other applicable guidance thereunder.

(gg) “Shares” shall mean shares of Common Stock or such other securities or property as may become subject to Awards pursuant to an adjustment made under Section 4(c) of the Plan.

(hh) “Specified Employee” shall mean a specified employee as defined in Code Section 409A(a)(2)(B) or applicable proposed or final regulations under Code Section 409A.

(ii) “Stock Appreciation Right” shall mean any right granted under Section 6(b) of the Plan.

Section 3. Administration.

(a) Power and Authority of the Committee. The Plan shall be administered by the Committee. Subject to the express provisions of the Plan and to applicable law, the Committee shall have full power and authority to:

(i) designate Participants;

(ii) determine the type or types of Awards to be granted to each Participant under the Plan;

(iii) determine the number of Shares to be covered by (or the method by which payments or other rights are to be calculated in connection with) each Award;

(iv) determine the terms and conditions of any Award or Award Agreement, including any terms relating to the forfeiture of any Award and the forfeiture, recapture or disgorgement of any cash, Shares or other amounts payable with respect to any Award;

(v) amend the terms and conditions of any Award or Award Agreement, subject to the limitations under Sections 6 and 7;

(vi) accelerate the exercisability of any Award or the lapse of any restrictions relating to any Award, subject to the limitations under Sections 6 and 7;

(vii) determine whether, to what extent and under what circumstances Awards may be exercised in cash or Shares, canceled, forfeited or suspended;

(viii) determine whether, to what extent and under what circumstances amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or the Committee, subject to the requirements of Section 409A and Section 6;

(ix) interpret and administer the Plan and any instrument or agreement, including an Award Agreement, relating to the Plan;

(x) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan;

(xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan; and

(xii) adopt such modifications, rules, procedures and subplans as may be necessary or desirable to comply with provisions of the laws of non-U.S. jurisdictions in which the Company or an Affiliate may operate, including, without limitation, establishing any special rules for Affiliates, Eligible Persons or Participants located in any particular country, in order to meet the objectives of the Plan and to ensure the viability of the intended benefits of Awards granted to Participants located in such non-United States jurisdictions.

Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award or Award Agreement shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon any Participant, any holder or beneficiary of any Award or Award Agreement, and any employee of the Company or any Affiliate.

(b) Delegation. The Committee may delegate its powers and duties under the Plan to one or more Directors (including a Director who is also an officer of the Company) or a committee of Directors and may authorize one or more officers of the Company to grant Awards under the Plan, subject to such terms, conditions and limitations as the Committee may establish in its sole discretion; provided, however, that the Committee shall not delegate its powers and duties under the Plan with regard to officers of the Company or any Affiliate who are subject to Section 16 of the Exchange Act, and such delegation shall otherwise comply with applicable law and exchange requirements.

(c) Power and Authority of the Board. Notwithstanding anything to the contrary contained herein, the Board may, at any time and from time to time, without any further action of the Committee, exercise the powers and duties of the Committee under the Plan, unless the exercise of such powers and duties by the Board would cause the Plan not to comply with the requirements of Rule 16b-3 or applicable law or exchange requirements.

Section 4. Shares Available for Awards.

(a) Shares Available. Subject to adjustment as provided in Section 4(c) of the Plan, the aggregate number of Shares that may be issued under all Awards under the Plan shall equal 2,150,000. The aggregate number of Shares that may be issued under all Awards under the Plan shall be reduced by Shares subject to Awards issued under the Plan in accordance with the Share counting rules described in Section 4(b) below. On and after shareholder approval of this Plan, no awards shall be granted under the Prior Stock Plan, but all outstanding awards previously granted under the Prior Stock Plan shall remain outstanding and subject to the terms of the Prior Stock Plan.

(b) Counting Shares. Except as set forth below in this Section 4(b), if an Award entitles the holder thereof to receive or purchase Shares, the number of Shares covered by such Award or to which such Award relates shall be counted on the date of grant of such Award against the aggregate number of Shares available for granting Awards under the Plan.

(i) Shares Added Back to Reserve. Subject to the limitations in Section 4(b)(ii) below, if any Shares covered by an Award or to which an Award relates are not purchased or are forfeited or are reacquired by the Company, or if an Award otherwise terminates or is cancelled without delivery of any Shares, then the number of Shares counted against the aggregate number of Shares available under the Plan with respect to such Award, to the extent of any such forfeiture, reacquisition by the Company, termination or cancellation, shall again be available for granting Awards under the Plan.

(ii) Shares Not Added Back to Reserve. Notwithstanding anything to the contrary in Section 4(b)(i) above, the following Shares will not again become available for issuance under the Plan: (A) any Shares which would have been issued upon any exercise of an Option but for the fact that the exercise price was paid by a “net exercise” pursuant to Section 6(a)(iii)(B) or any

Shares tendered in payment of the exercise price of an Option; (B) any Shares withheld by the Company or Shares tendered to satisfy any tax withholding obligation with respect to an Award; (C) Shares granted as a stock-settled Stock Appreciation Right issued under the Plan that are not issued in connection with settlement in Shares upon exercise; or (D) Shares that are repurchased by the Company using Option exercise proceeds.

(iii) Cash Only Awards. Awards that do not entitle the holder thereof to receive or purchase Shares shall not be counted against the aggregate number of Shares available for Awards under the Plan.

(iv) Substitute Awards Relating to Acquired Entities. Shares issued under Awards granted in substitution for awards previously granted by an entity that is acquired by or merged with the Company or an Affiliate shall not be counted against the aggregate number of Shares available for Awards under the Plan.

(c) Adjustments. In the event that any dividend (other than a regular cash dividend) or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company or other similar corporate transaction or event affects the Shares such that an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or other property) that thereafter may be made the subject of Awards, (ii) the number and type of Shares (or other securities or other property) subject to outstanding Awards, (iii) the purchase price or exercise price with respect to any Award and (iv) the limitations contained in Section 4(d) below; provided, however, that the number of Shares covered by any Award or to which such Award relates shall always be rounded down to the nearest whole number. Such adjustment shall be made by the Committee or the Board, whose determination in that respect shall be final, binding and conclusive.

(d) Annual Limitation on Grants of Awards. No Eligible Person who is an employee or officer may be granted any Award or Awards for more than 200,000 Shares (subject to adjustment as provided for in Section 4(c) of the Plan), in the aggregate in any calendar year. No Eligible Person who is a consultant or independent contractor may be granted any Award or Awards for more than 30,000 Shares (subject to adjustment as provided for in Section 4(c) of the Plan), in the aggregate in any calendar year.

Section 5. Eligibility.

Any Eligible Person, including any Eligible Person who is an officer of the Company or any Affiliate, shall be eligible to be designated a Participant. In determining which Eligible Persons shall receive an Award and the terms of any Award, the Committee may take into account the nature of the services rendered by the respective Eligible Persons, their present and potential contributions to the success of the Company, previous Awards received by such Eligible Person (whether under the Plan or a predecessor plan of the Company), or such other factors as the Committee, in its discretion, shall deem relevant. Notwithstanding the foregoing, an Incentive Stock Option may only be granted to full-time or part-time employees (which term as used herein includes, without limitation, officers), and an Incentive Stock Option shall not be granted to an employee of an Affiliate unless such Affiliate is also a “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code or any successor provision.

Section 6. Awards.

(a) Options. The Committee is hereby authorized to grant Options to Eligible Persons with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

(i) Exercise Price. The exercise price per Share exercisable under an Option shall be determined by the Committee and shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant of such Option; provided, however, that the Committee may designate an exercise price below Fair Market Value on the date of grant if the Option is granted in substitution for a stock option previously granted by an entity that is acquired by or merged with the Company or an Affiliate.

(ii) Option Term. The term of each Option shall be fixed by the Committee but shall not be longer than ten (10) years from the date of grant.

(iii) Time and Method of Exercise. The Committee shall determine the time or times at which an Option may be exercised within the Option term, either in whole or in part, and the method of exercise, except that any exercise price tendered shall be in either cash, Shares or combination thereof having a Fair Market Value on the exercise date equal to the applicable exercise price, as determined by the Committee.

(A) Promissory Notes. For avoidance of doubt, the Committee may not accept a promissory note as consideration.

(B) Net Exercises. The terms of any Option may be written to permit the Option to be exercised by delivering to the Participant a number of Shares having an aggregate Fair Market Value (determined as of the date of exercise) equal to the excess, if any, of the Fair Market Value of the Shares underlying the Option being exercised, on the date of exercise, over the exercise price of the Option for such Shares.

(iv) Incentive Stock Options. Notwithstanding anything in the Plan to the contrary, the following additional provisions shall apply to the grant of stock options which are intended to qualify as Incentive Stock Options:

(A) The Committee will not grant Incentive Stock Options in which the aggregate Fair Market Value (determined as of the time the Option is granted) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under this Plan and all other plans of the Company and its Affiliates) shall exceed $100,000.

(B) All Incentive Stock Options must be granted within ten (10) years from the earlier of the date on which this Plan was adopted by the Board or the date this Plan was approved by the shareholders of the Company.

(C) Unless sooner exercised, all Incentive Stock Options shall expire and no longer be exercisable no later than ten (10) years after the date of grant; provided, however, that in the case of a grant of an Incentive Stock Option to a Participant who, at the time such Option is granted, owns (within the meaning of Section 422 of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of its Affiliates, such Incentive Stock Option shall expire and no longer be exercisable no later than five (5) years from the date of grant.

(D) The exercise price per Share for an Incentive Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant of the Incentive Stock Option; provided, however, that, in the case of the grant of an Incentive Stock

Option to a Participant who, at the time such Option is granted, owns (within the meaning of Section 422 of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of its Affiliates, the exercise price per Share exercisable under an Incentive Stock Option shall be not less than one hundred ten percent (110%) of the Fair Market Value of a Share on the date of grant of the Incentive Stock Option.

(b) Stock Appreciation Rights. The Committee is hereby authorized to grant Stock Appreciation Rights to Eligible Persons subject to the terms of the Plan and any applicable Award Agreement. A Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive upon exercise thereof the excess of (i) the Fair Market Value of one Share on the date of exercise over (ii) the grant price of the Stock Appreciation Right as specified by the Committee, which price shall not be less than one hundred percent (100%) of the Fair Market Value of one Share on the date of grant of the Stock Appreciation Right; provided, however, that the Committee may designate a grant price below Fair Market Value on the date of grant if the Stock Appreciation Right is granted in substitution for a stock appreciation right previously granted by an entity that is acquired by or merged with the Company or an Affiliate. Subject to the terms of the Plan and any applicable Award Agreement, the grant price, term, methods of exercise, dates of exercise, methods of settlement and any other terms and conditions of any Stock Appreciation Right shall be as determined by the Committee (except that the term of each Stock Appreciation Right shall be subject to the ten (10) year maximum term in Section 6(a)(ii) applicable to Options). The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it may deem appropriate.

(c) Restricted Stock and Restricted Stock Units. The Committee is hereby authorized to grant Awards of Restricted Stock and Restricted Stock Units to Eligible Persons with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

(i) Restrictions. Shares of Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend or other right or property with respect thereto), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise as the Committee may deem appropriate. Vesting of such Awards may, at the Committee’s discretion, be conditioned upon the Participant’s completion of a minimum period of service with the Company or an Affiliate, or upon the achievement of one or more performance goals established by the Committee, or upon any combination of service-based and performance-based conditions, subject to the minimum vesting requirements in Section 6(f). Notwithstanding the foregoing, rights to dividend or Dividend Equivalent payments shall be subject to the limitations described in Section 6(d).

(ii) Issuance and Delivery of Shares. Any Restricted Stock granted under the Plan shall be issued at the time such Awards are granted and may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company or held in nominee name by the stock transfer agent or brokerage service selected by the Company to provide such services for the Plan. Such certificate or certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the restrictions applicable to such Restricted Stock. Shares representing Restricted Stock that are no longer subject to restrictions shall be delivered (including by updating the book-entry registration) to the Participant promptly after the applicable restrictions lapse or are waived. In the case of Restricted Stock Units, no Shares shall be issued at the time such Awards are granted. Upon the lapse or waiver of restrictions and the restricted period relating to Restricted Stock Units evidencing the right to receive Shares, such Shares shall be issued and delivered to the holder of the Restricted Stock Units.

(d) Dividend Equivalents. The Committee is hereby authorized to grant Dividend Equivalents to Eligible Persons under which the Participant shall be entitled to receive payments (in cash or Shares as determined in the discretion of the Committee) equivalent to the amount of cash dividends paid by the Company to holders of Shares with respect to a number of Shares determined by the Committee. Subject to the terms of the Plan and any applicable Award Agreement, such Dividend Equivalents may have such terms and conditions as the Committee shall determine. Notwithstanding the foregoing, (i) the Committee may not grant Dividend Equivalents to Eligible Persons in connection with grants of Options, Stock Appreciation Rights or other Awards the value of which is based solely on an increase in the value of the Shares after the grant of such Award, and (ii) dividend and Dividend Equivalent amounts with respect to any Share underlying an Award may be accrued but not paid to a Participant until all conditions or restrictions relating to such Share have been satisfied or lapsed.

(e) Other Stock-Based Awards. The Committee is hereby authorized to grant to Eligible Persons such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as are deemed by the Committee to be consistent with the purpose of the Plan. The Committee shall determine the terms and conditions of such Awards, subject to the terms of the Plan and any applicable Award Agreement. No Award issued under this Section 6(e) shall contain a purchase right or an option like exercise feature.

(f) General.

(i) Consideration for Awards. Awards may be granted for no cash consideration or for any cash or other consideration as may be determined by the Committee or required by applicable law.

(ii) Awards May Be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with or in substitution for any other Award or any award granted under any other plan of the Company or any Affiliate. Awards granted in addition to or in tandem with other Awards or in addition to or in tandem with awards granted under any other plan of the Company or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(iii) Limits on Transfer of Awards. No Award (other than fully vested and unrestricted Shares issued pursuant to any Award) and no right under any such Award shall be transferable by a Participant other than by will or by the laws of descent and distribution, and no Award (other than fully vested and unrestricted Shares issued pursuant to any Award) or right under any such Award may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate. Notwithstanding the foregoing, the Committee may permit the transfer of an Award, other than a fully vested and unrestricted Share, to family members if such transfer is for no value and in accordance with the General Instructions to Form S-8 (or any successor to such Instructions or such Form) under the Securities Act of 1933, as amended. The Committee may also establish procedures as it deems appropriate for a Participant to designate a person or persons, as beneficiary or beneficiaries, to exercise the rights of the Participant and receive any property distributable with respect to any Award in the event of the Participant’s death.

(iv) Restrictions; Securities Exchange Listing. All Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such restrictions as the Committee may deem advisable under the Plan, applicable federal or state securities laws and regulatory requirements, and the Committee may cause appropriate entries to be made or legends to be placed on the certificates for such Shares or other securities to reflect such restrictions. If the Shares or other securities are traded on a securities exchange, the Company shall not be required to deliver any Shares or other securities covered by an Award unless and until such Shares or other securities have been admitted for trading on such securities exchange.

(v) Prohibition on Option and Stock Appreciation Right Repricing. Except as provided in Section 4(c) hereof, the Committee may not, without prior approval of the Company’s shareholders, seek to effect any repricing of any previously granted, “underwater” Option or Stock Appreciation Right by: (i) amending or modifying the terms of the Option or Stock Appreciation Right to lower the exercise price; (ii) cancelling the underwater Option or Stock Appreciation Right and granting either (A) replacement Options or Stock Appreciation Rights having a lower exercise price; or (B) Restricted Stock, Restricted Stock Units or Other Stock-Based Award in exchange; or (iii) cancelling or repurchasing the underwater Option or Stock Appreciation Right for cash or other securities. An Option or Stock Appreciation Right will be deemed to be “underwater” at any time when the Fair Market Value of the Shares covered by such Option or Stock Appreciation Right is less than the exercise price.

(vi) Minimum Vesting. No Award shall be granted with terms providing for any right of exercise or lapse of any vesting obligations earlier than a date that is at least one year following the date of grant (or, in the case of vesting based upon performance-based objectives, exercise and vesting restrictions cannot lapse earlier than the one-year anniversary measured from the commencement of the period over which performance is evaluated); provided, however, that the Award Agreement by its terms may permit acceleration or waiver of the minimum restrictions solely upon the Participant’s death, Disability, Retirement or Qualifying Termination. Notwithstanding the foregoing:

(A) A maximum of five percent (5%) of the aggregate number of Shares available for issuance under this Plan may be issued as Awards that do not comply with the applicable one-year minimum exercise and vesting requirements and limited exceptions set forth above. For purposes of counting Shares against the five percent (5%) limitation, the Share counting rules under Section 4 of this Plan apply.

(B) Nothing in this Section 6 shall limit the authority of the Committee to amend or modify any Award to accelerate the vesting or the exercisability of any Award or the lapse of any restrictions relating to any Award (except where expressly limited in Section 6(f)(vii)).

(vii) Limits on Acceleration or Waiver of Restrictions for Change-in-Control Transactions. No Award Agreement shall, by operation of its terms, accelerate the exercisability of any Award or the lapse of restrictions relating to any Award in connection with a reorganization, merger or consolidation of, or sale or other disposition of all or substantially all of the assets of, the Company unless such transaction constitutes a Change-in-Control and unless such acceleration occurs upon the consummation of (or effective immediately prior to the consummation of, provided that the consummation subsequently occurs) the Change-in-Control.

(viii) Section 409A Provisions. Notwithstanding anything in the Plan or any Award Agreement to the contrary, to the extent that any amount or benefit that constitutes “deferred compensation” to a Participant under Section 409A and applicable guidance thereunder is otherwise payable or distributable to a Participant under the Plan or any Award Agreement solely by reason of the occurrence of a Change-in-Control or due to the Participant’s disability or “separation from service” (as such term is defined under Section 409A), such amount or benefit will not be payable or distributable to the Participant by reason of such circumstance unless the Committee determines in good faith that (i) the circumstances giving rise to such Change-in-Control, disability or separation from service meet the definition of a change-in-control event, disability, or separation from service, as the case may be, in Section 409A(a)(2)(A) of the Code and applicable proposed or final regulations, or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A by reason of the short-term deferral exemption or otherwise. Any payment or distribution that otherwise would be made to a Participant who is a Specified Employee (as determined by the Committee in good faith) on account of separation from service may not be made before the date which is six months after the date of the Specified Employee’s separation from service (or if earlier, upon the Specified Employee’s death) unless the payment or distribution is exempt from the application of Section 409A by reason of the short-term deferral exemption or otherwise.

Section 7. Amendment and Termination; Corrections.

(a) Amendments to the Plan and Awards. The Board may from time to time amend, suspend or terminate this Plan, and the Committee may amend the terms of any previously granted Award, provided that no amendment to the terms of any previously granted Award may (except as expressly provided in the Plan) adversely alter or impair the terms or conditions of the Award previously granted to a Participant under this Plan without the written consent of the Participant or holder thereof. Any amendments to the Plan or an Award that are necessary or desirable to comply with applicable laws, rules, regulations and policies of any applicable governmental entity or stock exchange (including amendments to the Plan or Awards necessary or desirable to maximize any available tax deduction or to avoid any adverse tax results, and no action taken to comply with such laws, rules, regulations and policies shall be deemed to not impair or otherwise adversely alter or impair the rights of any holder of an Award or beneficiary thereof).

(b) Amendments Requiring Shareholder Approval. For greater certainty and without limiting the foregoing, the Board may amend, suspend, terminate or discontinue the Plan, and the Committee may amend or alter any previously granted Award, as applicable, without obtaining the approval of shareholders of the Company, except that prior approval of the shareholders of the Company shall be required for any amendment to the Plan or an Award that would:

(i) require shareholder approval under the rules or regulations of the Securities and Exchange Commission, the Nasdaq Global Select Market or any other securities exchange that are applicable to the Company;

(ii) increase the number of shares authorized under the Plan as specified in Section 4(a) of the Plan;

(iii) permit repricing of Options or Stock Appreciation Rights, which is currently prohibited by Section 6 of the Plan;

(iv) permit the award of Options or Stock Appreciation Rights at a price less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant of such Option or Stock Appreciation Right, contrary to the provisions of Section 6(a)(i) and Section 6(b) of the Plan;

(v) increase the maximum term permitted for Options and Stock Appreciation Rights as specified in Section 6(a) and Section 6(b); or

(vi) increase the number of shares subject to the limitations contained in Section 4(d) of the Plan.

(c) Corporate Transactions. In the event of any reorganization, merger, consolidation, split-up, spin-off, combination, plan of arrangement, take-over bid or tender offer, repurchase or exchange of Shares or other securities of the Company or any other similar corporate transaction or event involving the Company (or the Company shall enter into a written agreement to undergo such a transaction or event), the Committee or the Board may provide for any of the following to be effective upon the consummation of the event (or effective immediately prior to the consummation of the event, provided that the consummation of the event subsequently occurs), and no action taken under this

Section 7(c) shall be deemed to impair or otherwise adversely alter or impair the rights of any holder of an Award or beneficiary thereof:

(i) either (A) termination of any Award, whether or not vested, in exchange for an amount of cash and/or other property, if any, equal to the amount that would have been attained upon the exercise of the Award or realization of the Participant’s rights (and, for the avoidance of doubt, if, as of the date of the occurrence of the transaction or event described in this Section 7(c)(i)(A), the Committee or the Board determines in good faith that no amount would have been attained upon the exercise of the Award or realization of the Participant’s rights, then the Award may be terminated by the Company without any payment) or (B) the replacement of the Award with other rights or property selected by the Committee or the Board, in its sole discretion;

(ii) that the Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(iii) that the Award shall be exercisable or payable or fully vested with respect to all Shares covered thereby, notwithstanding anything to the contrary in the applicable Award Agreement; or

(iv) that the Award cannot vest, be exercised or become payable after a date certain in the future, which may be the effective date of the event.

(d) Correction of Defects, Omissions and Inconsistencies. The Committee may, without prior approval of the shareholders of the Company, correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award or Award Agreement in the manner and to the extent it shall deem desirable to implement or maintain the effectiveness of the Plan.

Section 8. Income Tax Withholding.

In order to comply with all applicable federal, state, local or foreign income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state, local or foreign payroll, withholding, income or other taxes, which are the sole and absolute responsibility of a Participant are withheld or collected from such Participant. In order to assist a Participant in paying all or a portion of the applicable taxes to be withheld or collected upon exercise or receipt of (or the lapse of restrictions relating to) an Award, the Committee, in its discretion and subject to such additional terms and conditions as it may adopt, may permit the Participant to satisfy such tax obligation by (a) electing to have the Company withhold a portion of the Shares otherwise to be delivered upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes or (b) delivering to the Company Shares other than Shares issuable upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes. The election, if any, must be made on or before the date that the amount of tax to be withheld is determined.

Section 9. General Provisions.

(a) No Rights to Awards. No Eligible Person, Participant or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Eligible Persons, Participants or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to any Participant or with respect to different Participants.

(b) Award Agreements. No Participant shall have rights under an Award granted to such Participant unless and until an Award Agreement shall have been duly executed on behalf of the

Company and, if requested by the Company, signed by the Participant, or until such Award Agreement is delivered and accepted through any electronic medium in accordance with procedures established by the Company.

(c) No Rights of Shareholders. Except with respect to Shares issued under Awards (and subject to such conditions as the Committee may impose on such Awards pursuant to Section 6(c)(i) or Section 6(d)), neither a Participant nor the Participant’s legal representative shall be, or have any of the rights and privileges of, a shareholder of the Company with respect to any Shares issuable upon the exercise or payment of any Award, in whole or in part, unless and until such Shares have been issued.

(d) No Limit on Other Compensation Plans or Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation plans or arrangements, and such plans or arrangements may be either generally applicable or applicable only in specific cases.

(e) No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained as an employee of the Company or any Affiliate, nor will it affect in any way the right of the Company or an Affiliate to terminate a Participant’s employment at any time, with or without cause, in accordance with applicable law. In addition, the Company or an Affiliate may at any time dismiss a Participant from employment free from any liability or any claim under the Plan or any Award, unless otherwise expressly provided in the Plan or in any Award Agreement. Nothing in this Plan shall confer on any person any legal or equitable right against the Company or any Affiliate, directly or indirectly, or give rise to any cause of action at law or in equity against the Company or an Affiliate. Under no circumstances shall any person ceasing to be an employee of the Company or any Affiliate be entitled to any compensation for any loss of any right or benefit under the Plan which such employee might otherwise have enjoyed but for termination of employment, whether such compensation is claimed by way of damages for wrongful or unfair dismissal, breach of contract or otherwise. By participating in the Plan, each Participant shall be deemed to have accepted all the conditions of the Plan and the terms and conditions of any rules and regulations adopted by the Committee and shall be fully bound thereby.

(f) Governing Law. The validity, construction and effect of the Plan or any Award, and any rules and regulations relating to the Plan or any Award, shall be determined in accordance with the laws of the State of Minnesota.

(g) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or any such Award shall remain in full force and effect.

(h) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

(i) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash shall be paid in lieu of any fractional Share or whether such fractional Share or any rights thereto shall be cancelled, terminated or otherwise eliminated.

(j) Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

(k) Other Benefits. No compensation or benefit awarded to or realized by any Participant under the Plan shall be included for the purpose of computing such Participant’s compensation under any compensation-based retirement, disability, or similar plan of the Company unless required by law or otherwise provided by such other plan.

Section 10. Clawback or Recoupment.

In addition to such forfeiture and/or penalty conditions as specified in any Award Agreement, Awards under this Plan shall be subject to forfeiture or other penalties pursuant any clawback or similar recoupment policy as may be established or amended from time to time.

Section 11. Effective Date of the Plan.

The Plan was adopted by the Board on June 26, 2019. The Plan shall be subject to approval by the shareholders of the Company at the annual meeting of shareholders of the Company to be held on January 14, 2020 and the Plan shall be effective as of the date of such shareholder approval. On and after shareholder approval of the Plan, no awards shall be granted under the Prior Stock Plan, but all outstanding awards previously granted under the Prior Stock Plan shall remain outstanding and subject to the terms of the Prior Stock Plan.

Section 12. Term of the Plan.

No Award shall be granted under the Plan, and the Plan shall terminate, on June 26, 2029 or any earlier date of discontinuation or termination established pursuant to Section 7(a) of the Plan. Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such dates, and the authority of the Committee provided for hereunder with respect to the Plan and any Awards, and the authority of the Board to amend the Plan, shall extend beyond the termination of the Plan.

Adopted by Board June 26, 2019, subject to shareholder approval

Approved by shareholders on January 14, 2020

Amended and Restated by Board April 21, 2021, subject to shareholder approval

APOGEE ENTERPRISES, INC. 4400 WEST 78TH STREET SUITE 520 MINNEAPOLIS, MN 55435

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 22, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/APOG2021

You may attend the Annual Meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 22, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D52326-P57146                         KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

APOGEE ENTERPRISES, INC.
The Board of Directors recommends you vote FOR the following:
1.	ELECTION OF DIRECTORS:

Nominees:
		For	Against	Abstain
Class II Directors
	1a. Christina M. Alvord	☐	☐	☐

	1b. Herbert K. Parker	☐	☐	☐

	1c. Ty R. Silberhorn	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:					For	Against	Abstain
2.	ADVISORY VOTE ON APOGEE’S EXECUTIVE COMPENSATION.				☐	☐	☐
The Board of Directors recommends you vote FOR the following proposal:					For	Against	Abstain
3.	APPROVAL OF THE APOGEE ENTERPRISES, INC. 2019 STOCK INCENTIVE PLAN, AS AMENDED AND RESTATED (2021) TO INCREASE THE NUMBER OF SHARES AUTHORIZED FOR AWARDS FROM 1,150,000 TO 2,150,000				☐	☐	☐
The Board of Directors recommends you vote FOR the following proposal:					For	Against	Abstain
4.	RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS APOGEE’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING FEBRUARY 26, 2022.				☐	☐	☐
5.	In their discretion, the Proxies are authorized to vote upon such other business as may properly be brought before the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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D52327-P57146

Annual Meeting of Shareholders

APOGEE ENTERPRISES, INC.

June 23, 2021

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Ty R. Silberhorn, Nisheet Gupta and Meghan M. Elliott as Proxies, each with the power to appoint his or her substitute, and hereby authorizes any one of them to represent and to vote, as designated on the reverse, all of the shares of Common Stock of Apogee Enterprises, Inc. (“Apogee”) held of record by the undersigned on April 28, 2021, at the Annual Meeting of Shareholders of Apogee to be held on June 23, 2021, or any adjournment thereof, and hereby revokes all former Proxies.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted in accordance with the recommendations of the Board of Directors. This Proxy will be voted in the discretion of the Proxies named herein upon such other matters as may properly come before the Annual Meeting of Shareholders or any adjournments thereof.

If you are a participant in the Apogee Employee Stock Purchase Plan, this card directs Computershare Shareowner Services LLC, as the Plan Administrator, to vote, as designated on the reverse, all of the shares of Apogee Common Stock held of record in the Plan account for which it has received direction by 12:00 P.M. (noon) Eastern Time on June 21, 2021. The Plan Administrator cannot vote the shares unless it receives timely direction from you.

If you are a participant in the Apogee 401(k) Retirement Plan, this card directs Principal Trust Company, as Trustee for the Plan, to vote, as designated on the reverse, all of the shares of Apogee Common Stock held of record in the Plan account. The Trustee will vote, with regard to the Plan, shares of Apogee Common Stock for which it has not received direction by 12:00 P.M. (noon) Eastern Time on June 21, 2021 in the same proportion as directed shares are voted, unless contrary to ERISA or unless contrary to applicable law.

(Continued and to be signed on reverse side)